Exhibit 10.26

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JULY 30, 2015

by and among

MEDEQUITIES REALTY

OPERATING PARTNERSHIP, LP,

AS THE BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

AND

KEYBANC CAPITAL MARKETS, INC.

AND

J.P. MORGAN SECURITIES, LLC

AS CO-LEAD ARRANGERS AND BOOK RUNNERS,

FIFTH THIRD BANK,

AS DOCUMENTATION AGENT,

AND

JPMORGAN CHASE BANK, N.A.

AND

CITIBANK, N.A.

AS CO-SYNDICATION AGENTS

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of July 30, 2015, by and among MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, INC. and J.P. MORGAN SECURITIES, LLC as Co-Lead Arrangers and Book Runners.

R E C I T A L S

WHEREAS, the Borrower, KeyBank, the Agent and the Lenders have entered into that certain Credit Agreement dated as of November 7, 2014, as amended by that certain First Amendment to Credit Agreement dated May 6, 2015 (as so amended, the “Original Credit Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to amend and restate the Original Credit Agreement in its entirety; and

WHEREAS, Wells Fargo Bank, National Association (“Wells Fargo”), was a Lender under the Original Credit Agreement, but shall not be a Lender under this Agreement;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Original Credit Agreement and covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

ACH. An acute care hospital that is not an STACH.

Acknowledgments. The Acknowledgments executed by a Guarantor in favor of the Agent, acknowledging the pledge of Equity Interests in such Guarantor to the Agent, such Acknowledgments to be in form and substance satisfactory to the Agent, as the same may be modified, amended or restated.

Acquisition Closing Costs. The actual deal costs incurred by REIT and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP.

Actual Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Borrowing Base Properties determined as of the end of the fiscal quarter most recently ended, divided by the actual annual interest and Letter of Credit Fees that were paid or payable by Borrower under this Agreement for the preceding twelve (12) calendar months, provided that until the first anniversary of the date of the Original Credit Agreement interest and Letter of Credit Fees paid or payable by Borrower for the previous quarter or quarters shall be annualized in a manner reasonably satisfactory to Agent.

Additional Commitment Request Notice. See §2.11(a).

Additional Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.

Adjusted Consolidated EBITDA. With respect to any period of determination, the sum of (a) Consolidated EBITDA for the applicable period, less (b) the amount equal to Capital Reserves for such period.

Adjusted Net Operating Income. On any date of determination with respect to any period, an amount equal to (a) Net Operating Income from the Borrowing Base Properties that are included in the calculation of Borrowing Base Availability for the trailing twelve (12) month period, less (b) the Capital Reserves relating to the Borrowing Base Properties that are included in the calculation of Borrowing Base Availability for such period. Notwithstanding the foregoing, with respect to any EBITDAR Stabilized Properties (1) that are Borrowing Base Properties (other than MOBs and SNFs) that are included in the calculation of Borrowing Base Availability, the amount included in the preceding sentence with respect to such Borrowing Base Property shall be the lesser of (i) the amount determined with respect to such Borrowing Base Property pursuant to the preceding sentence and (ii) the amount that would result from dividing (A) an amount equal to (X) the trailing twelve (12) month Tenant EBITDAR for such Borrowing Base Property less (Y) the Capital Reserves relating to the applicable Borrowing Base Property that is included in the calculation of Borrowing Base Availability, by (B) 1.40, and (2) that are Borrowing Base Properties that are SNFs, the amount included in the preceding sentence with respect to such Borrowing Base Property shall be the lesser of (i) the amount determined with respect to such Borrowing Base Property pursuant to the preceding sentence and (ii) the amount that would result from dividing (A) an amount equal to (X) the trailing twelve (12) month Tenant EBITDAR for such Borrowing Base Property less (Y) the Capital Reserves relating to the applicable Borrowing Base Property that is included in the calculation of Borrowing Base Availability, by (B) 1.20 (or with respect to the Texas Ten Portfolio, 1.00 through and including July 30, 2016 and 1.20 thereafter), and provided further that with respect to the Texas Ten Portfolio only, if all of the properties in the Texas Ten Portfolio are leased to a single tenant pursuant to a master lease which is cross-defaulted, and all of the properties subject to the master lease are Borrowing Base Properties, then for the purposes of calculating the ratio in clause 2(ii)(B) with respect to the Texas Ten Portfolio, all of such Borrowing Base Assets subject to such master lease shall be included in calculating such ratio (provided further that the financial and operating reports with respect to such properties shall be provided to Agent on an individual and aggregate basis). Notwithstanding the foregoing, for the calculation pursuant to the second sentence of this definition above for assets that were previously considered Newly-Built Properties, the calculation of Tenant EBITDAR will initially be based on annualized trailing six (6) month Tenant EBITDAR at the applicable property for the first quarter after inclusion as an EBITDAR Stabilized Property, annualized trailing nine (9) month Tenant EBITDAR at the property for the second quarter after inclusion as an EBITDAR Stabilized Property, and twelve (12) month trailing Tenant EBITDAR at the property for all subsequent periods. The calculation of Adjusted Net Operating Income shall exclude any property that is no longer a Borrowing Base Property. For the avoidance of doubt, the calculation under the second sentence of this definition above shall not be applicable to MOBs.

Affected Lender. See §4.14.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by the Agent.

Aggregate Occupancy Rate. On any date of determination, for any Borrowing Base Property, the quotient of (a) the aggregate rentable area for such Borrowing Base Property subject to Leases (based on Net Rentable Area) or if there is no Lease, subject to a management agreement (based on beds, rooms or such other measure as Agent may reasonably determine) as to which (i) tenants or occupants are in occupancy of all of their respective leased premises (or beds, rooms or other measure reasonably determined by Agent, as applicable), (ii) tenants or occupants are not in default of any of their payment or other material obligations under their respective Lease or other occupancy agreement, which default has continued for more than thirty (30) days, (iii) are an arm’s length Lease or occupancy agreement entered into in the ordinary course of business with a party that is not an Affiliate of the REIT or the Advisor, and (iv) tenants, other occupants or any guarantor thereunder are not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, divided by (b) aggregate rentable area for such Borrowing Base Property (based on Net Rentable Area) if subject to a Lease (based on Net Rentable Area) or if there is no Lease, based on beds, rooms or such other measure as Agent may reasonably determine. The occupancy rate for each Borrowing Base Property (expressed as a percentage) shall be aggregated, with each Borrowing Base Property being weighted based on its Appraised Value, to determine the Aggregate Occupancy Rate, expressed as a percentage.

Agreement. This First Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin. (a) On any date prior to the IPO Conditions Satisfaction Date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness to the Gross Asset Value:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans

Pricing Level 1	Less than or equal to 35%	2.75%	1.75%
Pricing Level 2	Greater than 35% but less than or equal to 50%	3.25%	2.25%
Pricing Level 3	Greater than 50%	3.75%	2.75%

The initial Applicable Margin shall be at Pricing Level 2. The Applicable Margin determined pursuant to this subparagraph (a) shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 3 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

(b) On any date commencing on and continuing after the IPO Conditions Satisfaction Date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness to the Gross Asset Value (provided that any interest accrued prior thereto that is payable at the Applicable Margin determined by reference to the terms of subparagraph (a) above shall be payable as provided in this Agreement):

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans

Pricing Level 1	Less than or equal to 35%	2.00%	1.00%

Pricing Level 2	Greater than 35% but less than or equal to 45%	2.25%	1.25%

Pricing Level 3	Greater than 45%	2.50%	1.50%

The Applicable Margin determined pursuant to this subparagraph (b) shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the IPO Conditions Satisfaction Date and thereafter on the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 3 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

(c) In the event that the Agent, REIT or the Borrower reasonably determines that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of written demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be applied by the Agent in accordance with this Agreement.

Applicable Tax Percentage. See §8.7.

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of REIT, the Borrower, any of their respective Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate obtained pursuant to this Agreement (which may be determined on a leased fee or fee simple basis as determined by Agent in its sole discretion); subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.

Arranger. KBCM and J.P. Morgan Securities, LLC, or any successor.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Documents. Collectively, each Collateral Assignment of Documents executed by the Borrower and/or a Subsidiary Guarantor, respectively, in favor of the Agent, such assignment to be in the form of Exhibit J attached hereto with such changes as Agent may reasonably require as a result of state law or factors relating to the applicable Borrowing Base Loan.

Assignment of Hedge. An Assignment of Hedge Agreement by the Borrower to the Agent for the benefit of the Lenders, as the same may be modified and amended, pursuant to which the Interest Hedge described in §7.23 is pledged as security for the Obligations and the Hedge Obligations, and any financing statements that may be delivered in connection therewith, such assignment to be in the form of Exhibit L attached hereto, with such changes thereto as Agent may reasonably require after reviewing the Interest Hedge.

Assignment of Interests. Collectively, each of the Assignments of Interests executed by the Borrower or a Subsidiary Guarantor in favor of the Agent, each such agreement to be substantially in the form of the Assignment of Interests delivered by Borrower to the Agent on the Closing Date.

ASC. Ambulatory surgery center.

Authorized Officer. Any of the following Persons: John McRoberts, Chief Executive Officer, and Jeff Walraven, Executive Vice President and Chief Financial Officer, and such other Persons as the Borrower shall designate in a written notice to the Agent.

Balance Sheet Date. March 31, 2015.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, and (c) one percent (1.0%). The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the lender acting as the Agent or any other lender on any extension of credit to any debtor. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, (a) the Revolving Credit Loans bearing interest calculated by reference to the Base Rate and (b) the Swing Loans.

Borrower. As defined in the preamble hereto.

Borrowing Base Assets. Collectively, (a) the Borrowing Base Properties and (b) the Borrowing Base Loans. The initial Borrowing Base Properties (the “Initial Borrowing

Base Properties”) and the initial Borrowing Base Loans (the “Initial Borrowing Base Loans”) are identified on Schedule 1.2 attached hereto, and are hereby approved by the Agent and the Lenders.

Borrowing Base Availability. (a) Prior to the IPO Conditions Satisfaction Date, the sum of:

(i) for each Borrowing Base Property included in the calculation of Borrowing Base Availability, the lower of (A) the Appraised Value of such Borrowing Base Property and the Borrowing Base Property Cost of such Borrowing Base Property, multiplied by (B) 0.65; and the aggregate Borrowing Base Availability for the Borrowing Base Properties pursuant to this clause (a)(i) shall be the sum of such amounts determined for each Borrowing Base Property; plus

(ii) the aggregate sum for each Borrowing Base Loan of the Borrowing Base Mortgage Loan Amount for each such Borrowing Base Loan multiplied by 0.65.

(b) From and after the IPO Conditions Satisfaction Date, the sum of:

(i) for Borrowing Base Properties included in the calculation of Borrowing Base Availability that are SNFs and MOBs, the lower of:

(A) for each such Borrowing Base Property, the lowest of (1) the Appraised Value of such Borrowing Base Property and the Borrowing Base Property Cost of such Borrowing Base Property, multiplied by (2) 0.60; and the aggregate amount pursuant to this clause (b)(i)(A) shall be the sum of such amounts determined for each such Borrowing Base Property; and

(B) the maximum principal amount of Loans and Letter of Credit Liabilities that would not cause the Implied Debt Service Coverage Ratio (with the Net Operating Income component of such ratio calculated with respect to SNFs and MOBs only) to be less than 1.50 to 1.00;

plus

(ii) for Borrowing Base Properties included in the calculation of Borrowing Base Availability that are not SNFs and MOBs, the lower of:

(A) for each such Borrowing Base Property, the lower of (1) the Appraised Value of such Borrowing Base Property and the Borrowing Base Property Cost of each such Borrowing Base Property, multiplied by (2) 0.50; and the aggregate amount pursuant to this clause (b)(ii)(A) shall be the sum of such amounts determined for each such Borrowing Base Property, and

(B) the maximum principal amount of Loans and Letter of Credit Liabilities that would not cause the Implied Debt Service Coverage Ratio (with the Net Operating Income component of such ratio calculated with respect to Borrowing Base Properties that are not SNFs or MOBs only) to be less than 1.75 to 1.00;

plus

(iii) the aggregate Borrowing Base Mortgage Loan Amount as determined for each Borrowing Base Loan multiplied by 0.35.

Borrowing Base Certificate. See §7.4(c).

Borrowing Base Property Cost. With respect to any Borrowing Base Properties that are included in the calculation of Borrowing Base Availability, the Borrowing Base Property Cost shall be an amount equal to the sum of the total cost of the applicable Borrowing Base Property determined in accordance with GAAP.

Borrowing Base Loan. Each of the loans which has been approved by the Agent and the Required Lenders for inclusion in the calculation of Borrowing Base Availability and pledged to Agent as Collateral pursuant to the Assignment of Documents, and which is secured by a first priority mortgage loan on a Medical Property which constitutes Eligible Real Estate and satisfies the conditions of §7.20, and which such mortgage loans are made pursuant to loan documents reasonably approved by Agent.

Borrowing Base Loan Documents. Originals of all documents, instruments, agreements, assignments and certificates, including without limitation, any and all loan or credit agreements, notes, allonges or endorsements, mortgages, assignments of leases and rents, security agreements, pledge agreements, assignments of contracts, environmental indemnities, guaranties, mortgagee’s title insurance policies, opinions of counsel, evidences of authorization or incumbency, escrow instructions and UCC-1 financing statements, that are or may be executed (and acknowledged where applicable) and recorded and filed by a Collateral Borrower in connection with a Borrowing Base Loan, as the same may be amended or otherwise modified from time to time in accordance with this Agreement. Borrowing Base Loan Documents shall also include all agreements, permits, assurances and other instruments (such as permits and approvals) that may be delivered to Borrower by the Collateral Borrower pursuant to the Borrowing Base Loan Documents.

Borrowing Base Mortgage Loan Amount. With respect to any Borrowing Base Asset which is a Borrowing Base Loan, the lesser of (a) the Borrower’s or a Subsidiary Guarantor’s purchase price for any Borrowing Base Loan and (b) the outstanding principal balance of the Borrowing Base Loan.

Borrowing Base Property or Borrowing Base Properties. At the time of determination, the Eligible Real Estate owned or leased pursuant to a Ground Lease approved by the Agent, by a Subsidiary Guarantor with respect to which all of the Equity Interests in such Subsidiary Guarantor have been pledged to the Agent pursuant to the Assignment of Interests and which satisfies the provisions of this Agreement to be included in the calculation of Borrowing Base Availability.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Borrowing Base Asset or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period, an amount equal to (a) the sum of (i) $500 per bed for SNFs, plus (ii) $1,500 per bed for STACHs, IRHs, LTACs and ACHs, plus (iii) $0.50 multiplied by the Net Rentable Areas of the MOBs, plus (iv) $0.75 multiplied by the Net Rentable Area of ASCs, LPCs, IMFs, and STDCs, multiplied by (b) the number of days in such period divided by three hundred sixty-five (365), less any reserve amounts received by the Borrower from tenants in accordance with the terms of their Lease.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Collateral Agreement. The First Amended and Restated Cash Collateral Account Agreement made by and among MRT of Spartanburg SC – SNF, LLC, a Delaware limited liability company, MRT of Las Vegas NV – LTACH, LLC, a Delaware limited liability company, MRT of Fort Worth TX – SNF, LLC, a Delaware limited liability company, MRT of Las Vegas NV – ACH, LLC, a Delaware limited liability company, the Subsidiary Guarantors that own (and with respect to the property in Graham, Texas, expected to own) the Texas Ten Portfolio, Agent, and KeyBank as depository, and such other parties as may hereafter become a party thereto.

Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

Cash Flow Available for Distribution. As of any date of determination, an amount equal to the sum of (a) the Consolidated EBITDA of REIT for the preceding four (4) calendar quarters, minus (b) the Consolidated Fixed Charges of REIT for the preceding four (4) calendar quarters, minus (c) actual capital expenditures of REIT and its Subsidiaries determined in accordance with GAAP for the preceding four (4) calendar quarter period.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least twenty-five percent (25%);

(b) as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT, General Partner or the Borrower consists of individuals who were not either (i) directors or trustees of REIT, General Partner or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT, General Partner or the Borrower of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT, General Partner or the Borrower, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above; or

(c) REIT, General Partner or the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d) General Partner fails to (i) be the sole general partner of Borrower, (ii) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least eighty-five percent (85%) of the economic, voting and beneficial interest of the Borrower, or (iii) control the Borrower;

(e) the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than the Lien of the Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor; or

(f) the REIT fails to (i) own directly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of General Partner or (ii) control the General Partner; or

(g) any of John W. McRoberts, Chief Executive Officer and Chairman, William C. Harlan, President, or Jeffery C. Walraven, Chief Financial Officer shall cease to be an executive officer of the REIT holding the position described above and a competent and experienced officer shall not be approved by the Required Lenders within ninety (90) days of such event, which approval the Required Lenders shall not unreasonably withhold, condition or delay.

Provided that the terms of §7.22 are complied with, the occurrence of the IPO Event shall not constitute a Change of Control.

Closing Date. The date of this Agreement.

CMS. The U.S. Centers for Medicare and Medicaid Services.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests, security title and liens created by the Security Documents.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Collateral Borrower. The borrower of a Borrowing Base Loan approved by Agent.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. See §2.11(a).

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate. See §7.4(c).

CON. A certificate of need or similar certificate, license or approval issued by the State Regulator for a Borrowing Base Asset.

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such compensation, awards, damages, judgments and proceeds.

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of REIT, the Borrower and their respective Subsidiaries for such period determined on a Consolidated basis plus (without duplication) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries for such period.

Consolidated Fixed Charges. With respect to any period, the sum of (a) Consolidated Interest Expense for such period (both expensed and capitalized), plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of REIT, the Borrower and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all Preferred Distributions paid during such period, plus (d) the principal payment on any Capital Lease Obligations. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.

Consolidated Interest Expense. With respect to any period, without duplication, (a) total Interest Expense of REIT and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. As of any date of determination, for the REIT and its Subsidiaries on a consolidated basis, an amount equal to (a) Gross Asset Value minus (b) Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Contribution Agreement. The First Amended and Restated Contribution Agreement dated as of even date herewith among the Borrower, REIT, General Partner, TRS and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Debt Yield. With respect to all Borrowing Base Assets included in the calculation of the Borrowing Base Availability, the ratio (expressed as a percentage) of (a) the sum of (i) total interest received on the Borrowing Base Loans for the trailing twelve (12) month period plus (ii) the Adjusted Net Operating Income from the Borrowing Base Properties divided by (b) outstanding principal balance of Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities. In calculating Debt Yield, interest paid on an individual Borrowing Base Loan shall only be included to the extent that the Collateral Borrower thereunder is making such payments solely from rent generated from the property after payment of all ordinary operating expenses and capital expenditures for such property from such rent, and not from any cash infusions (whether from equity or debt) from the Collateral Borrower or any other Persons.

Default. See §12.1.

Default Rate. See §4.11.

Defaulted Loan. A Borrowing Base Loan with respect to which a default (other than a payment default) occurs, under such Borrowing Base Loan or related lease that continues unremedied for the applicable grace or cure period under the terms of such Borrowing Base Loan or related lease, as applicable (or, if no grace period is specified, for thirty (30) days.

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Delinquent Loan. A Borrowing Base Loan for which (a) any related loan payment or tenant lease payment has not been received on or before the date on which such payment is due pursuant to the related Borrowing Base Note or lease, as applicable, without regard to any grace period; provided, that a Delinquent Loan shall remain a Delinquent Loan until the related Collateral Borrower or related tenant cures such delinquency and makes two (2) successive monthly payments on a timely basis, including any related grace period, or (b) any payment due on the scheduled maturity date of such Borrowing Base Loan has not been received on or before the date on which such payment is due.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person. See §6.31.

Development Property. Any Real Estate owned or acquired by the Borrower or its Subsidiaries and on which such Person is pursuing construction of one or more buildings for use as a Medical Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Borrower or its Subsidiaries; provided that any Real Estate will no longer be considered to be a Development Property at the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) and a shell certificate of occupancy or the equivalent has been issued.

Directions. See §14.14.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of the Borrower and from any Unconsolidated Affiliates to, directly or indirectly, the Borrower or REIT shall be excluded from this definition.

Distribution Cap. See §8.7.

Documentation Agent. Fifth Third Bank, an Ohio banking corporation, and its successors and assigns.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.

EBITDA. With respect to REIT and its Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income

(Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets or forgiveness of debt) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates or such Subsidiary of Borrower that is not a Wholly Owned Subsidiary plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets or forgiveness of debt) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense.

EBITDAR Stabilized Property. A completed Medical Property on which all improvements related to the development of such Real Estate have been substantially completed and for which a final certificate of occupancy or equivalent has been issued, which is operating as a Medical Property, and with respect to which either (a) the Operators (or with respect to MOBs or IMFs, the Major Tenants) therein have a ratio of (i) Tenant EBITDAR to (ii) Rent due and payable by an Operator or such other Person under any Lease or Operators’ Agreement for such Real Estate, calculated for the previous twelve (12) calendar months, of not less than 1.00 to 1.00 as of the date of acceptance of such Medical Property as a Borrowing Base Property or (b) such Medical Property has ceased to be a Newly-Built Property.

Eligible Real Estate. Real Estate which at all times satisfies the following requirements:

(a)	which (except with respect to a Borrowing Base Loan) is wholly-owned in fee by a Wholly Owned Subsidiary of Borrower that is a Subsidiary Guarantor (or leased by a Wholly Owned Subsidiary of Borrower that is a Subsidiary Guarantor under a Ground Lease with at least thirty (30) years remaining on its term), and the Equity Interests in such Subsidiary Guarantor have been made subject to a first priority, perfected security interest in favor of the Agent pursuant to the Assignment of Interests;

(b)	which is located within the fifty (50) States of the United States or the District of Columbia;

(c)	which is improved by an income-producing Medical Property, as to which all improvements related to the development of the Medical Property (other than tenant improvements) have been substantially completed and for which a certificate of occupancy or equivalent has been issued;

(d)	as to which all of the representations set forth in §6 of this Agreement and in the other Loan Documents concerning such Borrowing Base Asset are true and correct;

(e)	which, except for MOBs and IMFs, and if approved by Agent and the Required Lenders, LPCs, shall have an initial lease term of at least ten (10) years remaining (if multi-tenant, then taking into account all Leases for such Real Estate, an initial weighted average lease term of at least ten (10) years remaining) at the time of inclusion of such Real Estate as a Borrowing Base Asset;

(f)	which is not subject to any Lien other than the Liens permitted by §8.2(i) and (ix) (except with respect to a Borrowing Base Loan, the Lien of the Borrowing Base Loan Documents evidencing the Borrowing Base Loan);

(g)	as to which (i) such proposed Borrowing Base Asset shall be in compliance in all material respects with all applicable Healthcare Laws, (ii) such Subsidiary Guarantor or the Operators have all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Borrowing Base Asset, and (iii) the Operators of such proposed Borrowing Base Asset shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs.

(h)	as to which the Agent has received and approved all Eligible Real Estate Qualification Documents required by the Agent, or will receive and approve them prior to inclusion of such Real Estate in the calculation of the Borrowing Base Availability; and

(i)	as to which, notwithstanding anything to the contrary contained herein, the Agent and the Required Lenders have approved for inclusion in the calculation of the Borrowing Base Availability.

Eligible Real Estate Qualification Documents. See Schedule 5.3 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Environmental Reports. See §6.19.

EPA. See §6.19(b).

Equity Interests. With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to REIT or any one or more of its Subsidiaries in their respective Subsidiaries).

Equity Percentage. The aggregate ownership percentage of REIT or its Subsidiaries in each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate or such Subsidiary as set forth in the Unconsolidated Affiliate’s or such Subsidiary’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate or such Subsidiary reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate or such Subsidiary.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Subsidiary. Any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Debt permitted by this Agreement or (ii) a provision of such Subsidiary’s organizational documents, which provision is included as a condition to the extension of such Secured Debt.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Extension Request. See §2.12(a)(i).

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

Fee Owner. The applicable owner of the fee interest in a Borrowing Base Asset that is subject to a Ground Lease.

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations. With respect to a Person and for a given period, (a) Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate or intangible lease assets, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) other non-cash items (other than amortization of deferred financing costs), plus (d) costs in connection with acquisitions, all other adjustment for unconsolidated partnerships and joint ventures, plus (e) extraordinary and non-recurring gains and losses. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

General Partner. MedEquities OP GP, LLC, a Delaware limited liability company.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Gross Asset Value. On a Consolidated basis for REIT and its Subsidiaries, the sum of (without duplication with respect to any Real Estate):

(a) the undepreciated book value determined in accordance with GAAP of:

(i) the Borrowing Base Properties included in the calculation of the Borrowing Base Availability; plus

(ii) Stabilized Properties of Borrower and its Subsidiaries not included in the calculation of the Borrowing Base Availability; plus

(iii) all Development Properties owned by Borrower and its Subsidiaries; plus

(iv) all Land Assets of Borrower and its Subsidiaries; plus

(b) the lesser of (i) the purchase price and (ii) outstanding principal balance of all Mortgage Note Receivables of Borrower and its Subsidiaries, plus

(c) the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries as of the date of determination, plus

(d) the undepreciated book value determined in accordance with GAAP of other assets of REIT and its Subsidiaries approved by the Agent to be included in the calculation of Gross Asset Value.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Medical Property. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to REIT’s or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Subsidiary that is not a Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or such Subsidiary that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or such Subsidiary that is not a Wholly Owned Subsidiary.

Ground Lease. Any ground lease reasonably approved by the Agent pursuant to which a Subsidiary Guarantor leases a Borrowing Base Asset.

Ground Lease Default. See §6.33(d).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, REIT, General Partner, TRS and each Subsidiary Guarantor, and individually any one of them.

Guaranty. The First Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by REIT, General Partner, TRS and each Subsidiary Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreement.

Healthcare Investigations. Any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of the Borrower, any Subsidiary Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, any Medicaid Integrity Contractor, any Recovery Audit Contractor, any Program Safeguard Contractor, any Zone Program Integrity Contractor, any Medical Fraud Control Unit, any Attorney General, any Department of Insurance, the Office of Inspector General, the Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).

Healthcare Laws. All applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Borrowing Base Assets or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, (commonly referred to as the “PPACA”), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law”, and 31 U.S.C. Section 3729-33, commonly referred to as the “False Claims Act”.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan

Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor. Notwithstanding the foregoing, Hedge Obligations shall not be secured by the Collateral or be a liability of the Borrower or Guarantors pursuant to the Loan Documents unless Borrower’s rights under the agreement described in this definition have been pledged to Agent for the benefit of the Lenders pursuant to §7.23.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder. Any reference to HIPAA shall also include applicability of the Health Information Technology for Economic and Clinical Health (HITECH) Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and any and all rules or regulations promulgated thereunder.

HIPAA Compliance Date. See §7.15(b).

HIPAA Compliance Plan. See §7.15(b).

HIPAA Compliant. See §7.15(b).

IMF. Integrated medical facility.

Implied Debt Service Coverage Amount. At any time determined by Agent, an amount equal to the annual principal and interest payment sufficient to amortize in full over a twenty-five (25) year period a loan amount equal to the aggregate principal balance of all Loans and Letter of Credit Liabilities calculated using a per annum interest rate equal to the greatest of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus three hundred (300) basis points (3.0%), and (ii) six and one-half percent (6.5%). The determination of the Implied Debt Service Coverage Amount and the components thereof by the Agent shall be based on Borrower’s Compliance Certificate as required by §7.4(c) as approved by Agent (or if such certificate has not been submitted pursuant to such section or otherwise, the same shall be determined by Agent in good faith, which determination shall be conclusive and binding absent demonstrable error until such time as Borrower delivers the Compliance Certificate as required by §7.4(c)).

Implied Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Borrowing Base Properties included in the calculation of Borrowing Base Availability, divided by the Implied Debt Service Coverage Amount.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violations of “special purpose entity” covenants and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture only to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). Indebtedness shall be adjusted to remove any impact of intangibles pursuant to ASC 805, as issued by the Financial Accounting Standards Board.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreement. The First Amended and Restated Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and the Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same, including, without limitation, reasonable and customary amounts expended in negotiating, litigating, if appropriate, or investigating the amount of such insurance, proceeds, damages and claims.

Insurer. Any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.

Interest Expense. With respect to any period, with respect to REIT and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of REIT and its Subsidiaries, on a consolidated basis, during such period (including capitalized interest, interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Unconsolidated Affiliates of REIT and its Subsidiaries. Interest Expense shall not include non-cash interest expense or capitalized interest funded under a construction loan by an interest reserve.

Interest Hedge. See §7.23.

Interest Payment Date. As to each Loan, the first day of each calendar month during the term of such Loan.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1) week (if available from all Lenders), or one (1), two (2), three (3) or, to the extent available from all Lenders, six (6) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

IPO Conditions. The IPO Conditions time shall be deemed to have occurred at such time as all of the following shall have been satisfied (such time, the “IPO Conditions Satisfaction Date”):

(a) Agent shall have received from Borrower evidence reasonably satisfactory to Agent of (i) the occurrence of the IPO Event, which shall have occurred in accordance with the terms of §7.22; (ii) the IPO Event shall have resulted in REIT or Borrower receiving not less than $250,000,000.00 in gross equity proceeds to the REIT and/or Borrower; and (iii) REIT and its Subsidiaries shall have paid, redeemed or otherwise cancelled any Preferred Securities which by its terms must be paid, redeemed or otherwise cancelled in connection with the occurrence of the IPO Event. There shall be no amendment or waiver of the terms of (a)(ii) or (a)(iii) of this definition without the prior written approval of the Super-Majority Lenders;

(b) No Default or Event of Default shall have occurred and be continuing or shall arise after giving effect to the IPO Event;

(c) Agent shall have received from Borrower a Compliance Certificate and Borrowing Base Certificate that shall give pro forma effect to the transactions described in this definition and shall show pro forma compliance with the covenants in §8.1, §9.1, §9.4, §9.9 and §9.10 which will be in effect after the occurrence of the IPO Conditions; and

(d) All of the conditions described in this definition shall have been satisfied on or before December 31, 2015; provided, however, that such date may be extended by Agent in its sole discretion to a date not later than January 31, 2016, if not less than ten (10) Business Days prior to December 31, 2015, Borrower shall have provided a written request to Agent to extend the date for satisfaction of the conditions described herein together with the reason(s) for such extension. Such date shall not be extended beyond January 31, 2016 without the prior written approval of the Super-Majority Lenders. In the event that all of the conditions described in this definition shall not have been satisfied on or before December 31, 2015, as the date may be extended as provided above, then the Borrower shall have no further right to satisfy the conditions to the occurrence of the IPO Conditions and the IPO Conditions Satisfaction Date shall not occur, unless otherwise permitted by the Agent and the Required Lenders (and the Super-Majority Lenders as provided in this definition).

IPO Event. The initial public offering of stock in REIT, the registration of the shares of Borrower on the New York Stock Exchange or another national exchange approved by Agent, and the registration of REIT as a public company with the SEC.

IRH. Inpatient rehabilitation hospital.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement and the Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KBCM. KeyBanc Capital Markets, Inc. or any successor.

KeyBank. As defined in the preamble hereto.

Lakeway Asset. The real property, improvements and other assets located at 100 Medical Parkway, Lakeway, Texas, and which real property is generally known as Lakeway Regional Medical Center.

Lakeway Loan. The first priority mortgage loan made by MRT of Lakeway, TX ACH LLC, a Wholly-Owned Subsidiary of Borrower, to MRT Lakeway RealCo in the original principal balance of $72,960,000.00 relating to the Lakeway Asset.

Land Assets Land to be developed as a Medical Property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lease Summaries. Summaries or abstracts of the material terms of the Leases.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to this Agreement (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Commitment. An amount equal to Ten Million and No/100 Dollars ($10,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request. See §2.10(a).

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by the Agent described above no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement; provided, however, that, to the extent one or more Interest Hedges (entered into accordance with §7.23) are in full force and effect, then, for the duration of such Interest Hedges, the provisions of this sentence shall not apply to LIBOR Rate Loans as is equal to the aggregate notional amount of such Interest Hedges.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Liquidity. As of any date of determination, the sum of (a) Borrower’s Unrestricted Cash and Cash Equivalents plus (b) the amount of the unutilized Total Commitment which may be borrowed by Borrower.

Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Security Documents, the Subordination of Management Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.

LPC. Large physician clinic.

LTAC. Long term acute care hospital.

Major Tenant. A tenant of the Borrower or any Subsidiary Guarantor which leases space in a Borrowing Base Property pursuant to a Lease which entitles it to occupy thirty-five percent (35%) or more of the Net Rentable Area of such Borrowing Base Property. Agent may in its discretion aggregate any and all Leases to Affiliates to determine whether such tenant should be treated as a Major Tenant.

Management Agreements. Agreements to which any Person that owns a Borrowing Base Property is a party, whether written or oral, providing for the management of the Borrowing Base Property or any of them.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), prospects or results of operations of REIT and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of the Agent in the Collateral; or (d) the rights or remedies of the Agent or the Lenders under any of the Loan Documents.

Material Subsidiary. Any Wholly Owned Subsidiary of Borrower. Following the IPO Conditions Satisfaction Date a Material Subsidiary shall be any Wholly Owned Subsidiary of Borrower which has assets that constitute five percent (5.0%) or more of Gross Asset Value and is not an Excluded Subsidiary.

Maturity Date. November 7, 2016, as such date may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Medical Property. Single or multi-tenant facilities consisting of MOBs, SNFs, STACHs, ACHs, ASCs, LPCs, IMFs, STDCs, LTACs and IRHs.

Medicaid. The medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.

Medicare. The health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.

MOB. Medical office building.

Moody’s. Moody’s Investor Service, Inc.

Mortgage Note Receivables. A mortgage loan secured by a first mortgage lien on a Medical Property, and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.

Mountain’s Edge. The acute care hospital located in Las Vegas, Nevada owned by MRT of Las Vegas NV-ACH, LLC and leased to Vegas Hospital Care, LLC.

MRT Lakeway RealCo. Lakeway Realty, L.L.C., a Delaware limited liability company, which is a Subsidiary of Borrower; provided, however, that Agent acknowledges that Borrower may elect to cause Lakeway Realty, L.L.C. to change its name and if such name change occurs, Borrower agrees to provide Agent with ten (10) days prior written notice thereof.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements and other income for such Real Estate for such period received in the ordinary course of business from tenants in occupancy paying rent (excluding any reserve amounts received by a Person from tenants in accordance with the terms of their Leases, pre-paid rents and revenues, security deposits except to the extent applied in satisfaction of tenants’ obligations for rent, and any non-recurring fees, charges or amounts) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of REIT and its Subsidiaries, any property management fees, in each case, in connection with such Real Estate), minus (c) the greater of (i) actual property management expenses of such Real Estate, and (ii) an amount equal to three percent (3%) of the gross revenues from such Real Estate, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or any guarantor thereunder is subject to any Insolvency Event; provided, however, that straight line leveling adjustments required under GAAP and amortization of deferred market rent into income pursuant to ASC 805 shall be excluded from the calculation of Net Operating Income. For the purposes of determining the Implied Debt Service Coverage Ratio and Debt Yield, Net Operating Income from the Borrowing Base Properties shall be calculated on a rolling quarterly annualized basis (that is, if such Real Estate has been owned only for one (1) full quarter, by multiplying the result for the current quarter times four (4), if such Real Estate has been owned only for two (2) full quarters, by multiplying the results for the prior two (2) quarters by two (2); or if such Real Estate has been owned for three (3) full quarters, by multiplying the results for the previous three (3) quarters by 4/3), and the first quarter in the calculation shall be the first full quarter of ownership. In the instance that the Borrower or a Subsidiary Guarantor has not owned a Borrowing Base Property for at least one (1) quarter, the historic Net Operating Income shall be used. To the extent that the historic Net Operating Income is not available for any reason, Borrower may prepare a pro forma of Net Operating Income to be used for one (1) quarter until actual results for such quarter are available, such proforma to be approved by Agent. With respect to Mountain’s Edge, Net Operating Income shall be based on the first year’s pro forma Net Operating Income as approved by Agent until October 1, 2015, and thereafter actual results shall be annualized to determine Net Operating Income as provided above, until there are four (4) quarters of results after October 1, 2016.

Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the most recent Rent Roll received by the Agent for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise reasonably approved by the Agent.

Newly-Built Property. A completed Medical Property on which all improvements related to the development of such Real Estate have been substantially completed and for which a final certificate of occupancy or equivalent has been issued, and which is operating as a Medical Property, but with respect to which the Operators (or with respect to MOBs or IMFs, the Major Tenants) therein do not have a ratio of (a) Tenant EBITDAR to (b) Rent due and payable by an Operator or such other Person under any Lease or Operators’ Agreement for such Real Estate, calculated for the previous twelve (12) calendar months, of not less than 1.00 to 1.00. A Medical Property may only be a Newly-Built Property one time and may not be a Newly-Built Property for more than eighteen (18) months after issuance of a final certificate of occupancy or equivalent, at which time such Medical Property shall be considered to be an EBITDAR Stabilized Property.

Non-Consenting Lender. See §18.8.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness for borrowed money (other than construction completion guarantees with respect to Development Properties) in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under The Securities Act of 1933, as amended) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Operator(s). The Property Manager, any other manager of a Borrowing Base Asset, a Major Tenant, any property sublessee of thirty-five percent (35%) or more of the Net Rentable Area of such Borrowing Base Asset and/or the operator under any Operators’ Agreement, in each case, approved by the Agent as required by this Agreement unless such approval is not required hereunder, and any successor to such Operator approved by the Agent as required by this Agreement unless such approval is not required hereunder. If, with respect to any Borrowing Base Asset, there exists a property manager, a Major Tenant and a property sublessee of thirty-five percent (35%) or more of the Net Rentable Area of such Borrowing Base Asset, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

Operators’ Agreements. Collectively, each property management agreement, a Lease with a Major Tenant and/or another similar agreement regarding the management and operation of the Borrowing Base Asset between the Borrower or a Subsidiary Guarantor, on the one hand, and an Operator, on the other hand.

Original Credit Agreement. As defined in the recitals.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Collateral. Any (a) Equity Interests in a Wholly-Owned Subsidiary of Borrower which is not at the time included in the Collateral and whose assets consist of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders, and the completion and delivery of Eligible Real Estate Qualification Documents as required by the Agent, or (b) Borrowing Base Loan.

Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Prepayment. Any voluntary or involuntary payment or prepayment of principal of a Borrowing Base Loan or any other event (including, without limitation, a casualty to or condemnation of a property subject to a Borrowing Base Loan) resulting in a prepayment of a Borrowing Base Loan, or any other recovery or monetary return by or for Borrower or a Subsidiary Guarantor, whether directly or otherwise, with respect to a Borrowing Base Loan.

Primary Licenses. With respect to any Borrowing Base Asset or Person operating all or a portion of such Borrowing Base Asset, as the case may be, the CON, permit or license to operate as a medical office, acute surgery center, long-term care center, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.

Property Manager. A nationally or regionally recognized manager of Medical Properties approved by Agent, such approval to not be unreasonably withheld.

Real Estate. All real property, including, without limitation, the Borrowing Base Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Recipient. The Agent and any Lender.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto, but only to the extent of such claim.

Register. See §18.2.

REIT. MedEquities Realty Trust, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Rent. As of any date of determination and for any given period, all base rent and additional rent paid by tenants or other occupants of a Medical Property.

Rent Roll. A report prepared by the Borrower showing for all Real Estate, including, without limitation, each Borrowing Base Asset, owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information, including, without limitation, identification of vacant units, market rents and residents subsidized by Medicare and Medicaid, in substantially the form presented to the Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent; provided that for single-tenant properties leased under triple net leases, the applicable lease shall constitute the rent roll for such Real Estate and no separate report shall be required.

Representative. See §14.16.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Commitment to be made by the Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Notes. See §2.1(b).

S&P. Standard & Poor’s Ratings Group.

Sanctions Laws and Regulations. Any sanctions, prohibitions or requirements imposed by any executive order or by any sanctions program administered by OFAC.

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to REIT and its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Security Documents. Collectively, the Joinder Agreements, the Assignments of Documents, the Assignment of Interests, the Acknowledgments, the Assignment of Hedge , the Indemnity Agreement, the Guaranty, the Cash Collateral Agreement, any other security documents executed and delivered pursuant to §5.7, the UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor or an owner of a direct or indirect interest in a Subsidiary Guaranty which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

Single Tenant Limitation. See §9.10(a).

SNF. Skilled nursing facility. A skilled nursing facility may contain within it an assisted living component approved by Agent.

Stabilized Property. A completed Medical Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant/licensee improvements) and for which a shell certificate of occupancy or equivalent has been issued. Once a property becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

STACH. Specialty procedure and short-stay acute care hospital.

State. A state of the United States of America and the District of Columbia.

State Regulator. See §7.15(a).

STDC. Specialty treatment and diagnostic center.

Subordination of Management Agreement. An agreement pursuant to which a manager of a Borrowing Base Asset subordinates its rights under a Management Agreement to the Loan Documents, such agreement to be in the form and substance satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of REIT.

Subsidiary Guarantor. Each Person, other than REIT, General Partner and TRS, that is a party to the Guaranty, and each Additional Guarantor.

Super-Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than seventy-five percent (75.0%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Survey. An instrument survey of each parcel of Real Estate prepared by a registered land surveyor, certified to Agent (if required by Agent), which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the relevant Title Policy, shall show that all buildings and structures are within the lot lines of such Real Estate and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not such Real Estate is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Swing Loan. See §2.5(a).

Swing Loan Commitment. An amount equal to Twenty Million and No/100 Dollars ($20,000,000), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Syndication Agent. JPMorgan Chase Bank, N.A. and CitiBank, N.A.

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Borrowing Base Asset, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxable Net Income. The taxable income of the REIT indicated on its Federal income tax return for the applicable calendar year, after giving effect to all available deductions, offsets, credits and other reductions in liability, as reasonably determined by the REIT.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tenant EBITDAR. For any period for a tenant or Operator, an amount equal to (a) net income (or loss) of such Person determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expenses; (ii) income taxes; (iii) depreciation; (iv) amortization; and (v) Rent.

Texas Ten Portfolio. Initially the portfolio of nine (9) skilled nursing facilities located in the State of Texas, which are owned by Subsidiary Guarantors and leased to GruenePointe 1 El Paso, LLC, GruenePointe 1 Kerens, LLC, GruenePointe 1 Casa Rio, LLC, GruenePointe 1 River City, LLC, GruenePointe 1 Brownwood, LLC, GruenePointe 1 Longview, LLC, GruenePointe 1 Kemp, LLC, GruenePointe 1 Mt. Pleasant, LLC, and GruenePointe 1 Kaufman, LLC, each a Texas limited liability company. The Texas Ten Portfolio shall include that certain skilled nursing facility commonly known as Graham Oaks located in Graham, Texas to be acquired by MRT of Graham TX-SNF, LLC and leased to GruenePointe 1 Graham, LLC upon its acquisition and inclusion as a Borrowing Base Property.

Third-Party Payor Programs. Any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which the Borrower, any Subsidiary Guarantor or any Operator may be subject with respect to any Borrowing Base Asset.

Title Insurance Company. Any title insurance company or companies approved by the Agent and the Borrower.

Title Policy. With respect to each Borrowing Base Property, an ALTA standard form owner’s title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of owner’s title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount approved by the Agent insuring that the Subsidiary Guarantor holds marketable or indefeasible (with respect to Texas) fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, and shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion.

Titled Agents. The Arranger or any syndication or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Three Hundred Seventy-Five Million and No/100 Dollars ($375,000,000.00), and is subject to increase in §2.11.

TRICARE. The health care program maintained by the United States of America for its uniformed service members, retirees and their families.

TRS. MedEquities Realty TRS, LLC, a Delaware limited liability company.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person and is not subject to any Lien, claim, cash trap, restriction, escrow or reserve. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.3(g)(ii)(B)(iii).

Wholly-Owned Subsidiary. As to the Borrower or REIT, any Subsidiary of the Borrower or REIT that is directly or indirectly owned one hundred percent (100%) by the Borrower or REIT, as applicable.

Withholding Agent. The REIT, the Borrower, any other Guarantor and the Agent, as applicable.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the REIT or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(m) To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

(n) Notwithstanding anything in this Agreement to the contrary, for so long as REIT or any of its Subsidiaries owns an interest, directly or indirectly, in the Lakeway Asset and the Lakeway Loan, then (i) the Lakeway Loan shall not be included in the calculation of Gross Asset Value, and (ii) the indebtedness of MRT Lakeway Realco under the Lakeway Loan shall not be included within the definition of Consolidated Total Indebtedness for the purposes of calculating Consolidated Tangible Net Worth, the Applicable Margin and compliance with the covenant in §9.2.

§2.	THE CREDIT FACILITY.

§2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the

Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, plus (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time (i) exceed the lesser of (A) Borrowing Base Availability and (B) the Total Commitment or (ii) cause a violation of the covenant set forth in §9.1 or §9.11 . Notwithstanding anything to the contrary in this Agreement except pursuant to §2.5(d) or §2.10(f), in the event that the IPO Conditions Satisfaction Date has not occurred on or before December 31, 2015 (or such later date if extended in accordance with this Agreement), the Lenders shall, commencing with the first day after the last day by which the IPO Conditions Satisfaction Date is required to occur, if at all, as provided in the definition of IPO Conditions and continuing thereafter, have no further obligation to lend to the Borrower, and the Borrower shall have no further right to borrow or repay and reborrow, unless the Super-Majority Lenders approve a specific advance of the Loan in their sole and absolute discretion. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Commitment Percentage of the Commitments and the principal face amount of its Revolving Credit Note.

(b) The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Revolving

Credit Notes”, as defined in the Original Credit Agreement, which indebtedness is instead allocated among the Lenders as of the date hereof, as applicable, in accordance with their respective Commitment Percentages. On the Closing Date, the Lenders shall make adjustments among themselves so that the outstanding Revolving Credit Loans are consistent with their Commitment Percentages. On the Closing Date, all amounts due to Wells Fargo under the Original Credit Agreement shall be paid by Borrower to Wells Fargo, and the Lenders consent thereto. Such amounts due to Wells Fargo may be made by the borrowing of a Loan on the Closing Date.

§2.2 [Intentionally Omitted.]

§2.3 Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans, during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swing Loans during such quarter to (b) the Total Commitment (other than Commitments made by a Defaulting Lender), and if such ratio is less than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.35%, and if such ratio is equal to or greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25%. The facility unused fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.

§2.4 Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Commitment at any time existing under this Agreement) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

§2.5 Swing Loan Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base Availability, or cause a violation of the covenant set forth in §9.1 or §9.11. Notwithstanding anything to the contrary in this Agreement, in the event that the IPO Conditions Satisfaction Date has not occurred on or before December 31, 2015 (or such later date if extended in accordance with this Agreement), the Swing Loan Lender shall, commencing with the first day after the last day by which the IPO Conditions Satisfaction Date is required to occur, if at all, as provided in the definition of IPO Conditions and continuing thereafter, have no further obligation to lend Swing Loans to the Borrower, and the Borrower shall have no further right to borrow any Swing Loans, unless the Super-Majority Lenders approve a specific advance of a Swing Loan in their sole and absolute discretion. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §§10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

(b) The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness, if any, evidenced by the “Swing Loan Note,” as defined in the Original Credit Agreement, which indebtedness is instead evidenced by the Swing Loan Note.

(c) The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(a), (b) and (c). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d) The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Lenders that such Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §§12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Loan Lender just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e) If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g) Each Lender’s obligation to fund a Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

§2.6 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.

(c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9). Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §§10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, (c) acquisitions of fee simple ownership of Real Estate or Real Estate subject to a Ground Lease or Mortgage Note Receivables, which prior to the IPO Conditions Satisfaction Date shall be approved by the Required Lenders and (d) general corporate and working capital purposes, which prior to the IPO Conditions Satisfaction Date shall be approved by the Required Lenders. Prior to the occurrence of the IPO Conditions Satisfaction Date, the Borrower shall give Agent not less than ten (10) Business Days’ notice of any requested Loan which pursuant to this §2.9 requires approval of the Required Lenders.

§2.10 Letters of Credit.

(a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of the Total Commitment and the Borrowing Base Availability or cause a violation of the covenant set forth in §9.1 or §9.11, (iv) the conditions set forth in §§10 and 11 shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit; and provided further that prior to the IPO Conditions Satisfaction Date the issuance of any Letter of Credit shall be subject to the approval of the Required Lenders. Notwithstanding anything to the contrary in this Agreement, in the event that the IPO Conditions Satisfaction Date has not occurred on or before December 31, 2015 (or such later date if extended in accordance with this Agreement), the Issuing Lender shall, commencing with the first day after the last day by which the IPO Conditions Satisfaction Date is required to occur, if at all, as provided in the definition of IPO Conditions and continuing thereafter, have no further obligation to issue, extend, amend, increase or renew any Letters of

Credit, and the Borrower shall have no further right to request the issuance, extension, amendment, increase or renewal of any Letters of Credit, unless the Super-Majority Lenders have approved such matter in their sole and absolute discretion. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Agent otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to the Agent and the Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Revolving Credit Loan.

(b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement). The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g) If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h) Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j) The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11 Increase in Total Commitment. (a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option, subject to Agent’s prior written consent, at any time and from time to time, before the Maturity Date to request one or more increases in the Total Commitment to an aggregate amount of not more than $600,000,000.00 by giving written notice to the Agent (each, an “Increase Notice”; and the amount of such requested increase is a “Commitment Increase”); provided that any such individual increase must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof unless otherwise approved by the Agent in its sole discretion; and provided further that in the event that the IPO Conditions Satisfaction Date has not occurred on or before December 31, 2015 (or such later date if extended in accordance with this Agreement), the Borrower shall have no further right to request a Commitment Increase. Upon receipt of any Increase Notice, the Agent shall consult with KBCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who increase their respective Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to KBCM pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Lenders (each, an “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to increase its Commitment upon such terms shall provide the Agent with a written commitment letter specifying the amount of such increase which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KBCM shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and KBCM shall determine in their sole discretion. If the increases to the Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arranger or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to the Agent, KBCM and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (each, a “Commitment Increase Date”). In no event shall any Lender be obligated to increase its Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date, each of those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, the Agent shall unilaterally revise Schedule 1.1 in its own records to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent a new Revolving Credit Note for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note shall equal its Commitment. The Agent shall deliver such replacement Revolving Credit Note to the respective Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, and that they do not constitute a novation, shall be dated as of the applicable Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes. Simultaneously with such increase, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent and KBCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KBCM such facility fees as the Lenders who are providing an additional Commitment, or increasing their respective Commitment, may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KBCM shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents to provide that the Collateral secures the same), instruments, certifications and opinions as the Agent may reasonably require (including, without limitation, in the case of the Borrower, a Compliance Certificate and Borrowing Base Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any title searches, updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary taxes, assessments or charges or any similar fees, taxes or expenses which are incurred by the Agent, KBCM or the Lenders in connection with such increase;

(v) Other. The Borrower shall satisfy such other conditions to such increase as the Agent may require in its reasonable discretion.

§2.12 Extension of Maturity Date.

(a) The Borrower shall have the one-time right and option to extend the Maturity Date to November 7, 2017, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(i) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension).

(ii) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(v) IPO Conditions. The IPO Conditions Satisfaction Date shall have occurred.

(vi) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and Lenders such additional opinions, consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any title searches, endorsement or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary taxes, assessments or charges or any other fees, taxes, charges or expenses which are required to be paid in connection with such extension.

(b) Provided that Borrower has duly exercised its option to extend the initial Maturity Date in accordance with the terms and conditions set forth in §2.12(a) above, Borrower shall have the one-time right and option to further extend the Maturity Date to November 7, 2018, upon further satisfaction of the conditions precedent set forth in §2.12(a)(i)-(vi) (other than clause (a)(v) which will have already been satisfied) above, which must be satisfied prior to the effectiveness of any further extension of the Maturity Date.

(c) Provided that Borrower has duly exercised its option to extend the initial Maturity Date in accordance with the terms and conditions set forth in §2.12(a) and (b) above, Borrower shall have the one-time right and option to further extend the Maturity Date to November 7, 2019, upon further satisfaction of the conditions precedent set forth in §2.12(a)(i)-(vi) (other than clause (a)(v) which will have already been satisfied) above, which must be satisfied prior to the effectiveness of any further extension of the Maturity Date.

§2.13 Defaulting Lenders.

(a) If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, the Super-Majority Lenders, all of the Lenders or affected Lenders, shall, except as specifically provided in §27, be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b) Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting

Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c) During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §§10 and 11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (a) the Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e) Within five (5) Business Days of written demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swing Loan Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender and/or the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f) (i) Each Lender that is a Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii) Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii) With respect to any facility unused fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g) If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments.

(a) If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base Availability, or would cause a Default under §9.11, then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

(b) In the event there shall have occurred any Prepayment, Borrower shall, within two (2) Business Days of receipt of such payment, pay the amount of such Prepayment to the Agent for the account of the Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7.

(c) In the event there shall have occurred a casualty or Taking with respect to any Borrowing Base Property and the Borrower or any Subsidiary Guarantor is required to repay the Loans pursuant to §7.7, the Borrower shall prepay the Loans concurrently with the date of receipt by Borrower, such Subsidiary Guarantor or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, in the amount required pursuant to the relevant provisions of §7.7.

§3.3 Optional Prepayments.

(a) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b) The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §§3.2 and 3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §§3.2 and 3.3 prior to the Maturity Date may be reborrowed as provided in (but subject to the terms of) §2.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $1,000,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall, subject to compliance with the other terms of this Agreement, be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan with a one (1) month Interest Period.

§4.2 Fees. The Borrower agrees to pay to KeyBank, the Agent and KBCM for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated as of June 9, 2015 among the REIT, KeyBank and KBCM (the “Agreement Regarding Fees”). Borrower hereby assumes all obligations of REIT under the Agreement Regarding Fees. All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3 Funds for Payments.

(a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e) Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f) As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

§4.4 Computations. All computations of interest on the Base Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or three hundred sixty-six (366)-day year, as applicable, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the

Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), which affects similarly situated banks or financial institutions generally and is not applicable to a Lender or Agent primarily by reason of such Lender’s or Agent’s particular conduct or condition, shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender, by an amount that such Lender deems to be material, of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of written demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding liquidity or capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, which affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity or capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10 Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus four percent (4%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to four percent (4%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (or, in the case of amounts due at the Maturity Date, within fifteen (15) Business Days of such date).

§4.12 Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

§4.13 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.	COLLATERAL SECURITY; GUARANTORS.

§5.1 Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2 Appraisal.

(a) [Intentionally Omitted.]

(b) The Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Borrowing Base Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (ii) at any time following an Event of Default, or (iii) if the Agent reasonably believes that there has been a material adverse change or deterioration with respect to any Borrowing Base Property, including, without limitation, a material change in the market in which any Borrowing Base Property is located. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to the Agent within ten (10) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Borrowing Base Property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months if no Event of Default exists.

(c) The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3 Addition of Borrowing Base Assets. Provided no Default or Event of Default exists, the Borrower shall have the right, subject to the consent of the Agent and the Required Lenders (which consent may be withheld in their sole and absolute discretion) and the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Borrowing Base Availability. In the event the Borrower desires to add additional Potential Collateral to the Borrowing Base Availability as aforesaid, the Borrower shall provide written notice to the Agent of such request. No Potential Collateral shall be included in the calculation of the Borrowing Base Availability unless and until the following conditions precedent shall have been satisfied as determined by Agent (or as required by this Agreement, the Required Lenders):

(a) if such Potential Collateral is to be a Borrowing Base Property, such Potential Collateral shall be Eligible Real Estate;

(b) if such Potential Collateral is to be a Borrowing Base Loan, such Borrowing Base Loan shall be secured by Eligible Real Estate and Borrower or a Wholly-Owned Subsidiary of Borrower shall own all right, title and interest in such loan;

(c) if such Potential Collateral is owned by a Wholly-Owned Subsidiary of the Borrower, said Wholly-Owned Subsidiary shall have executed a Joinder Agreement and satisfied the conditions of §5.5;

(d) prior to or contemporaneously with such addition, the Borrower shall have submitted to the Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 and a Borrowing Base Certificate, both prepared on a pro forma basis and adjusted to give effect to such addition, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;

(e) the Borrower or the Wholly-Owned Subsidiary which is the owner of the Potential Collateral shall have executed and delivered to the Agent all applicable Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

(f) after giving effect to the inclusion of such Potential Collateral, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of a Borrowing Base Asset in the calculation of the Borrowing Base Availability, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under §9.1, §9.6, §9.7, §9.8, §9.9, §9.10 or §9.11), and the Agent shall have received a certificate of the Borrower to such effect; and

(g) the Agent and the Required Lenders, as required above, shall have consented to the inclusion of such Real Estate or Borrowing Base Loan as a Borrowing Base Asset, which consent may be granted in the Agent’s and Lenders’ sole and absolute discretion.

§5.4 Release of Borrowing Base Assets. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4) (other than a Default or Event of Default that would be cured by effectuating such release as provided in §12.2(b)), the Agent shall release a Borrowing Base Asset from the lien or security title of the Security Documents encumbering the same (and if such Borrowing Base Asset is a Borrowing Base Property, such release shall include the Equity Interests in the applicable Subsidiary Guarantor) upon the request of the Borrower in connection with a sale or other permanent disposition or refinancing of such Borrowing Base Asset subject to and upon the following terms and conditions:

(a) the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b) the Borrower shall submit to the Agent with such request a Compliance Certificate and Borrowing Base Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d) the Borrower shall pay all reasonable out-of-pocket costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(e) the Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenants set forth in §§3.2 or 9.1 shall occur;

(f) without limiting or affecting any other provision hereof, any release of a Borrowing Base Asset will not cause the Borrower to be in violation of the restrictions set forth in the definition of Borrowing Base Availability or the covenants set forth in this Agreement; and

(g) unless and until the IPO Conditions Satisfaction Date has occurred as provided in this Agreement, the Agent and the Required Lenders shall have consented to the release of such Borrowing Base Asset from the Collateral, which consent may be withheld in the Agent’s and Required Lender’s sole and absolute discretion.

§5.5 Additional Guarantors. In the event that the Borrower shall request that certain Real Estate or a Borrowing Base Loan of a Wholly-Owned Subsidiary of the Borrower be included as a Borrowing Base Asset as contemplated by §5.3 and such Real Estate or a Borrowing Base Loan is included as a Borrowing Base Asset in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate or a Borrowing Base Loan being included as a Borrowing Base Asset, cause each such Wholly-Owned Subsidiary, and any other Subsidiary of Borrower which owns an interest in such Wholly-Owned Subsidiary, to execute and deliver to the Agent a Joinder Agreement, and such Subsidiary or Subsidiaries, as applicable, shall become a Guarantor hereunder and thereunder. In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall promptly cause such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as the Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6 Release of Certain Guarantors.

(a) In the event that all Borrowing Base Loans owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement and all Borrowing Base Properties owned by such Subsidiary Guarantor have been removed from the calculation of Borrowing Base Availability and the lien and security interest in the Equity Interests in such Subsidiary Guarantor have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement.

(b) The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor that is a Guarantor solely by virtue of being a Material Subsidiary from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release; (iii) such Subsidiary Guarantor is not the direct or indirect owner or lessee of a Borrowing Base Property or of a Borrowing Base Loan; (iv) the Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds, if any, from such disposition are being distributed to the Borrower in connection with such disposition, or (B) such Guarantor will be the borrower with respect to Secured Debt that is not prohibited under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, or (C) the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such

Guarantor to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary or that such Guarantor will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement, or (D) such Guarantor is an Excluded Subsidiary; and (v) the IPO Conditions Satisfaction Date shall have occurred. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c) The provisions of this §5.6 shall not apply to Borrower, General Partner, TRS or REIT.

§5.7 Additional Collateral.

(a) In the event that the REIT or any of its Subsidiaries acquires any asset that is not a Borrowing Base Asset, then contemporaneously with such acquisition if proceeds of the Loan are used to acquire such asset, or otherwise within thirty (30) days of such acquisition, Borrower shall cause REIT or such Subsidiary to execute and deliver to the Agent on behalf of the Lenders a first-priority perfected collateral assignment of all of such Person’s right, title and interest in such asset. If such asset is a Medical Property, such pledge shall be substantially in the form of the Assignment of Interests, with such other changes thereto as may be reasonably required by the Agent, and the Person owning such asset shall provide an Acknowledgement. In the event that such asset is a loan, such pledge shall be a first-priority perfected collateral assignment of all of such Person’s right, title and interest in and to the loan documents and other rights and privileges relating thereto, such assignment to be substantially in the form of the Assignment of Documents, with such other changes thereto as may be reasonably required by the Agent. In the event that such asset is any other type of asset, Borrower shall cause to be executed and delivered to Agent simultaneously with such acquisition, a first-priority perfected collateral assignment of such assets pursuant to such documents as Agent may reasonably require. Borrower shall further cause to be delivered to Agent such diligence items, searches, certificates, resolutions, financing statements, opinions, and other items as Agent may require.

(b) In the event that the IPO Conditions Satisfaction Date shall not have occurred on or before December 31, 2015 (or such later date if extended in accordance with this Agreement), Borrower shall, within fifteen (15) days of request of Agent, transfer to KeyBank all operating, deposit and collection accounts of Borrower and its Subsidiaries and grant to Agent for the benefit of the Lenders a first-priority perfected lien and security interest in all such accounts pursuant to such documentation as Agent may reasonably require, which security agreement shall provide that such funds shall be released to Borrower provided that there is no Event of Default.

(c) In the event that the IPO Conditions Satisfaction Date shall have occurred, and provided no Default or Event of Default exists, Agent shall release the Collateral pledged pursuant to this §5.7 from the lien and security interest of the Security Documents.

§5.8 Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to

Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrower and Guarantors (other than with respect to obligations that survive termination of this Agreement), provided that Agent has not received a written notice from the Representative or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to Articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where a Borrowing Base Property owned by it or the property subject to a Borrowing Base Loan owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where a Borrowing Base Property owned by it or the property subject to a Borrowing Base Loan owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, the filing of the Security Documents in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others, including any mortgages, leases pursuant to which REIT or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4 Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow as of the Balance Sheet Date certified by the chief financial officer of REIT, (b) an unaudited statement of Net Operating Income for the period ending March 31, 2015, reasonably satisfactory in form to the Agent and certified by the chief financial officer of REIT as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Collateral, including, without limitation, the Borrowing Base Assets. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects, operations or business of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows as of the Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of REIT, its Subsidiaries or any of the Borrowing Base Assets from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operations or financial condition of REIT and its Subsidiaries, considered as a whole, or of any of the Borrowing Base Assets.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 hereto, none of the Borrowing Base Assets is owned or operated by the Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6.

§6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of the Borrower, any Guarantor, any of their respective Subsidiaries or, to Borrower’s knowledge, any Operator of any Medical Property, is the subject of an audit by a Governmental Authority or, to the Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for REIT is 46-5477146, the taxpayer identification number for General Partner is 47-1206477, and the taxpayer identification number for the Borrower is 47-1208487.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement or, as of the date of this Agreement, the Original Credit Agreement.

§6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of their Subsidiaries or, to the actual knowledge of the Borrower, any other Person.

§6.14 Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15 Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of REIT or any of its Subsidiaries, including, without limitation, any Borrowing Base Asset, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or prepared by or on behalf of the Borrower, any Subsidiary or any Guarantor and otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact known to Borrower or any Guarantor necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Collateral, including, without limitation, the Borrowing Base Assets (other than projections and estimates) prepared by or on behalf of the Borrower, a Subsidiary or a Guarantor and furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17 Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203.

§6.18 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19 Environmental Compliance. The Borrower has obtained and provided to the Agent, or in the case of Borrowing Base Properties acquired after the date hereof will obtain and provide to the Agent, written environmental site assessment reports of the Environmental Engineer (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Borrowing Base Properties or as disclosed on Schedule 6.19 attached hereto, the Borrower makes the following representations and warranties:

(a) None of the Borrower, the Guarantors or their respective Subsidiaries nor, to the best knowledge of the Borrower, any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property.

(b) None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property.

(c) (i) Since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and to the best knowledge of the Borrower, prior to the date of acquisition, no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or, to the best knowledge of Borrower, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (iii) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and to the best knowledge of the Borrower, prior to the date of acquisition, there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; (iv) to the best knowledge of Borrower, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and to the best knowledge of the Borrower, prior to the date of acquisition, any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to any Real Estate (other than the Borrowing Base Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(d) None of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby, except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Borrowing Base Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Borrowing Base Property.

(f) There has been no written claim against the Borrower, the Guarantors or their respective Subsidiaries or to the knowledge of Borrower, against any other Person, by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any basis for such a claim.

§6.20 Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21 Leases. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Borrowing Base Property required to be delivered as a part of the Eligible Real Estate Qualification Documents, and with respect to each Borrowing Base Property as of the date hereof, such Leases remain the sole Leases with respect to such Borrowing Base Properties and have not been amended except in accordance with the Original Credit Agreement. An accurate and complete Rent Roll as of the date of inclusion of each Borrowing Base Property in Borrowing Base Availability with respect to all Leases of any portion of the Borrowing Base Property has been provided to the Agent (except with respect to each Borrowing Base Property that is leased to a single tenant under a triple-net lease, the lease has been provided to Agent in lieu of a Rent Roll). The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Borrowing Base Property and in the Building relating thereto. Except as reflected on such Rent Roll or on Schedule 6.21 no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. Except as set forth in Schedule 6.21, the Leases reflected therein are, as of the date of inclusion of the applicable Borrowing Base Property in Borrowing Base Availability or with respect to each Borrowing Base Property as of the date of this Agreement, as of the date of this Agreement, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 6.21, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. Except as reflected in Schedule 6.21, no property, other than the Borrowing Base Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.22 Property. Except as set forth on Schedule 6.22 and the property condition reports for the initial Borrowing Base Properties delivered to the Agent on or before the Closing Date, (i) all of the Borrowing Base Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.22, Environmental Laws) except where a failure to so comply as to Real Estate other than the Borrowing Base Properties has not and could not reasonably be expected to have a Material Adverse Effect, (iv) all utilities necessary for the use and operation of the Borrowing Base Properties are installed to the property lines of the Borrowing Base Properties through dedicated public rights of way or through perpetual private easements approved by the Agent and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with Applicable Law, (v) the streets abutting the Borrowing Base Properties are dedicated and accepted public roads, to which the Borrowing Base Properties have direct access (or indirect access via recorded easements that are insured without exception pursuant to the related Title Policy) by motor vehicles and by foot, or are perpetual private ways (with direct access by motor vehicles and by foot to public roads) to which the Borrowing Base Properties have direct access approved by the Agent (or indirect access via recorded easements that are insured without exception pursuant to the related Title Policy), (vi) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (viii) each Real Estate asset is separately assessed for purposes of real estate tax assessment and payment, (ix) there are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (x) as of the date of inclusion of any Real Estate as a Borrowing Base Property, there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Borrowing Base Asset or any material portion of any other Real Estate, (xi) none of the Borrowing Base Properties or any material portion of any other Real Estate is now damaged as a result of any fire, explosion, accident, flood or other casualty, (xii) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Real Estate or canceling or threatening to cancel any policy of insurance, and each of the Real Estate assets complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xiii) no person or entity has any right or option to acquire any Real Estate or any Building thereon or any portion thereof or interest therein, except for certain tenants of such Real Estate not constituting Borrowing Base Properties pursuant to the terms of their Leases or, with respect to Borrowing Base Properties, as disclosed to Agent in writing prior to acceptance of such Real Estate as a Borrowing Base Property, (xiv) neither the Borrower nor any Guarantor is a party to any Management Agreements or Operating Agreements for any of the Borrowing Base Properties except as has been delivered to the Agent, (xv) there are no material defaults or material claims or any bases for material defaults or material claims in respect of any Borrowing Base Property or its operation by any party to any service agreement or Management Agreement or Operating Agreement, and (xvi) there are no material agreements not otherwise terminable upon thirty (30) days’ notice pertaining to any Borrowing Base Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or, as applicable, the Title Policies.

§6.23 Brokers. None of REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24 Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof.

§6.25 Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26 No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

§6.27 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28 Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30 Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

§6.31 OFAC. None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons (any such Person, a “Designated Person”). In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all Applicable Laws concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32 Healthcare Representations.

(a) Each Borrowing Base Property (excluding any Borrowing Base Property that is an MOB or LPC) (i) is in material conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Borrowing Base Properties where Operator is required by Applicable Laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in material compliance with all other Applicable Laws including, without limitation, (A) Healthcare Laws, (B) licensure requirements, (C) staffing requirements, (D) health and fire safety codes, including quality and safety standards, (E) those relating to the prevention of fraud and abuse, (F) Third Party Payor program requirements and disclosure of ownership and related information requirements, (G) requirements of applicable Governmental Authorities, including those relating to such Borrowing Base Properties’ physical structure, environment, quality and adequacy of medical care and licensing, and (H) those related to reimbursement for the type of care or services provided by Operators with respect to such Borrowing Base Properties. There is no existing, pending or, to the Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third-Party Payor Program, other than those which have been disclosed to the Agent, if any.

(b) All Primary Licenses and Permits necessary for using and operating the Borrowing Base Properties (excluding any Borrowing Base Property that is an MOB or LPC) are held by the Borrower, the applicable Subsidiary Guarantor, or the applicable Operator, as required under Applicable Law, and are in full force and effect.

(c) Except as set forth on Schedule 6.32 hereof, with respect to any of the Borrowing Base Properties (excluding any Borrowing Base Property that is an MOB or LPC), there are no Healthcare Investigations or any other inquiries, investigations, probes, audits, reviews or proceedings by any Governmental Authority or any Third Party Payor Program or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Borrowing Base Property for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications, or (iv) to result in any material civil or criminal penalty or remedy, or (v) to result in the appointment of a receiver.

(d) With respect to any Borrowing Base Property (excluding any Borrowing Base Property that is an MOB or LPC), except as set forth on Schedule 6.32, (i) there are no presently existing circumstances that would result or likely would result in a material violation of any Healthcare Law, (ii) no such Borrowing Base Property has received a notice of violation at a level that under Applicable Law requires the filing of a plan of correction, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any such Borrowing Base Property, (iii) no Operator currently has any violation imposed, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any such Borrowing Base Property, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority or Third Party Payor Program, and (iv) there have been no violations threatened in writing against any Borrowing Base Property’s, or to the

Borrower’s knowledge, any Operator’s, certification for participation in Medicare, Medicaid or any other Third-Party Payor Programs that remain open or unanswered that are, in each case of clauses (i) through (iv), reasonably likely to result in a Material Adverse Effect.

(e) With respect to any Borrowing Base Property, there are no current, pending or outstanding Governmental Authority or Third-Party Payor Program reimbursement audits, appeals, reviews, suspensions or recoupment efforts actually pending at any Borrowing Base Property that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on the Borrower, any Guarantor or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Third Party Payor Programs.

The representations and warranties set forth in this §6.32, with respect to Operators that are not affiliated with the Borrower and Borrowing Base Properties which are operated by Operators that are not affiliated with the Borrower, are made to the best of the Borrower’s knowledge.

§6.33 Ground Lease.

(a) Each Ground Lease contains the entire agreement of the Subsidiary Guarantors and the applicable owner of the fee interest in such Borrowing Base Property (the “Fee Owner”), pertaining to the Borrowing Base Property covered thereby. The Subsidiary Guarantors have no estate, right, title or interest in or to the Borrowing Base Property except under and pursuant to the Ground Lease. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Title Policy for such Borrowing Base Property.

(b) The applicable Fee Owner is the exclusive fee simple owner of the Borrowing Base Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy for such Borrowing Base Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(c) Except as set forth on Schedule 6.33, there are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(d) Each Ground Lease is in full force and effect and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Subsidiary Guarantor or, to the knowledge of Borrower, on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date of acceptance of such Real Estate as a Borrowing Base Property and, except as set forth on Schedule 6.33, no Subsidiary Guarantor is required to pay any deferred or accrued rent after the date of acceptance of such Real Estate as a Borrowing Base Property under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e) The applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease.

§7.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes, depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent which shall not be unreasonably withheld, conditioned or delayed, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance satisfactory to the Agent:

(a) within ten (10) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer of the REIT, that the information contained in such financial statements fairly presents the financial position of REIT and its

Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by the Agent and who shall have authorized REIT to deliver such financial statements and certifications thereof to the Agent; provided, however, that following an IPO Event, the Form 10-K filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(b) within ten (10) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer of REIT that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments); provided, however, that following an IPO Event, the Form 10-Q filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(c) simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a statement (a “Compliance Certificate”) certified by the chief financial officer of REIT in the form of Exhibit H hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, and (ii) a statement of Cash Available for Distribution for the relevant period. The Borrower shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit G attached hereto (a “Borrowing Base Certificate”) pursuant to which the Borrower shall calculate the amount of the Borrowing Base Mortgage Loan Amount, Debt Yield and the Borrowing Base Availability as of the end of the immediately preceding calendar quarter, and (iii) a calculation of the component of Adjusted Net Operating Income described in clause (b) of the definition thereof and whether the applicable property is an EBITDAR Stabilized Property or a Newly-Built Property, together with such supporting information as Agent may request (including financial statements of the applicable tenant or Operator). All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable. Such Borrowing Base Certificate shall specify whether there are any monetary or other defaults under Major Leases at a Borrowing Base Asset or defaults under Borrowing Base Loans;

(d) simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a Rent Roll for each of the Borrowing Base Properties as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of each such Borrowing Base Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement (including payor mix statistics) for each of the Borrowing Base Properties for each such calendar quarter and year to date and a consolidated operating statement for the Borrowing Base Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to the Agent), (iii) a copy of each Lease or amendment to any Lease entered into with respect to a Borrowing Base Property during such calendar quarter (including the fourth calendar quarter in each year), (iv) financial information from each tenant of a Borrowing Base Property reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants described in such certificate, and (v) other evidence reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants described in such certificate;

(e) simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement (i) listing the Real Estate owned by REIT and its Subsidiaries (or in which REIT or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and whether such Real Estate constitutes a Land Asset or a Development Property, (ii) listing the Indebtedness of REIT and its Subsidiaries (excluding Indebtedness of the type described in §§8.1(a), 8.1(c), 8.1(d) and 8.1(f)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness, and (iii) performance data with respect to the Borrowing Base Loans and associated collateral, including, without limitation, outstanding principal balances, any outstanding delinquencies or defaults, and prepayments in whole or in part, and status of leasing or occupancy;

(f) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports, proxy statements and all other information sent to the owners of the Borrower or REIT; provided, however, that following an IPO Event, the reports and other information filed with or furnished to the SEC by the Borrower (and which are available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(g) promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and REIT;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly, special (8-K) or other reports or information that REIT or any of its Subsidiaries shall file with the SEC; provided, however, that following an IPO Event the reports and statements filed with or furnished to the SEC by the Borrower (and which is available online at the website of the SEC at http://www.sec.gov) shall be deemed to have been provided by the Borrower under this reporting requirement;

(i) notice of any audits pending or threatened in writing with respect to any tax returns filed by REIT or any of its Subsidiaries promptly following notice of such audit;

(j) upon the Agent’s request, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Borrowing Base Assets;

(k) [Reserved];

(l) within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;

(m) upon the request of Agent, updated title and UCC searches with respect to the Borrowing Base Properties; and

(n) from time to time, such other financial data and information in the possession of REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting REIT or any of its Subsidiaries) as the Agent may reasonably request.

The Agent shall promptly distribute to the Lenders materials received under §7.4(a)-(e). Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to the Agent and the Lenders, provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof. Upon the request of the Agent, the Borrower shall deliver paper copies thereof to the Agent. The Borrower authorizes the Agent and the Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases the Agent and the Lenders from any liability in connection therewith.

§7.5 Notices.

(a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) a Borrowing Base Asset, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims in excess of $250,000.00 (including, with respect to any Borrowing Base Asset, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the REIT or any of its Subsidiaries in an amount in excess of $500,000.00.

(e) Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Ground Lease.

(f) ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(g) Notices of Default Under Leases. The Borrower will give notice to the Agent in writing within five (5) Business Days after the Borrower or any Guarantor (i) receives notice from a tenant under a Lease of a Borrowing Base Asset of a default by the landlord under such Lease, or (ii) delivers a notice to any Major Tenant under a Lease of a Borrowing Base Asset of a default by such tenant under its Lease.

(h) Governmental Authority Notices. The Borrower will give notice to the Agent within five (5) Business Days of receiving any documents, correspondence or notice from any Governmental Authority that regulates the operation of any Borrowing Base Asset where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on any Borrowing Base Asset, the Borrower, any Guarantor or any Operator of any Borrowing Base Asset.

(i) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation and (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). The Borrower shall cause REIT to at all times comply with all requirements and Applicable Laws and regulations necessary to maintain REIT Status and continue to receive REIT Status. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors. The REIT may list the common stock of REIT for trading in the New York Stock Exchange or another nationally recognized exchange in connection with the IPO Event, and the common stock of REIT shall at all times after the effective date of such IPO Event and during the term of this Agreement be listed for trading and be traded on such exchange.

(b) The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, in each case the failure of which involving a property that is not a Borrowing Base Property would result in a Material Adverse Effect.

§7.7 Insurance; Condemnation.

(a) The Borrower and each Subsidiary Guarantor will, at its expense, procure and maintain, or cause to be procured and maintained, for the benefit of the Borrower, each such Subsidiary Guarantor and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering each Borrowing Base Property (except as may be otherwise approved by Agent with respect to a Borrowing Base Property which is entirely leased to a single tenant pursuant to a triple-net lease):

(i) “All Risks” or “Special Form” or the current equivalent form property insurance (including coverage from loss or damage arising from acts of terrorism) on each Building and the contents therein of the Borrower and each Subsidiary Guarantor in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of the Borrower and each Subsidiary Guarantor or such other amount as the Agent may approve, with deductibles not to exceed $100,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if requested by the Agent, ordinance or law coverage in such amounts as the Agent may reasonably require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of the Borrower and each Subsidiary Guarantor without deduction for physical depreciation thereof;

(ii) During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Borrowing Base Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Borrowing Base Property for a twelve (12) month period;

(v) Commercial general liability insurance against claims for personal injury (to include bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage, completed operations coverage on the Borrowing Base Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000.00, a completed operations aggregate limit of not less than $2,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage, medical professional liability insurance with limits of not less than $1,000,000.00;

(vi) During the course of construction or repair of any improvements on the Borrowing Base Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance (including completed operations coverage) naming Borrower as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii) Employer’s liability insurance with respect to the Borrower’s employees (or if the Borrower have no employees, with respect to the employees of the managers under the Management Agreements);

(viii) Umbrella or excess liability insurance with limits of not less than $1,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;

(ix) Workers’ compensation insurance for all employees of the Borrower or each Subsidiary Guarantor engaged on or with respect to the Borrowing Base Property with limits as required by Applicable Law (or if Borrower have no employees, for all employees of the managers under the Management Agreements); and

(x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Borrowing Base Property.

The Borrower or Borrower’s designee shall pay all premiums on insurance policies. The insurance policies with respect to all Borrowing Base Property provided for in clauses (v), (vi) and (viii) above shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The Borrower shall deliver certificates of insurance evidencing all such policies to the Agent, and the Borrower shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Borrower shall provide to Agent a duplicate original or certified copy of the insurance policies required hereunder promptly after the original policy is received by Borrower. Not less than ten (10) days prior to the expiration date of the policies, as the same may be reduced by Agent, the Borrower shall deliver to the Agent evidence of continued coverage, as may be satisfactory to the Agent, and within five (5) Business Days after the renewal date of such policies, the Borrower shall deliver a certificate of insurance to Agent, in form and substance satisfactory to the Agent.

(b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrower or any Subsidiary and the Agent, (ii) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Borrowing Base Property, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to the Borrower by certified or registered mail; provided, however, that only ten (10) days prior written notice to Borrower shall be required if such cancellation or termination is due to non-payment of any insurance premium (provided further that Borrower shall within two (2) Business Days provide to Agent a copy of any notice received by Borrower pursuant to this clause (ii)), and (iii) that the Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrower and other Persons not included in the Borrowing Base Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7, including, without limitation, the Agent’s determination based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

(d) All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Borrowing Base Property is located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of at least “VIII”.

(e) Neither the Borrower nor any Subsidiary Guarantor shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss or damage to or Taking of any Borrowing Base Property, the Borrower or the applicable Guarantor shall give prompt written notice to the insurance carrier and the Agent. Each of the Borrower and the Guarantors hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies or as a result of a Taking, to appear in and prosecute any action arising from such insurance policies or as a result of a Taking, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable out-of-pocket expenses incurred in the collection of such Insurance Proceeds and Condemnation Proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or any Guarantor shall in good faith diligently pursue such claim, the Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim, except that the Borrower or such Guarantor may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than five percent (5%) of the Appraised Value of the affected Borrowing Base Property so long as no Default or Event of Default has occurred and is continuing and so long as the Borrower or such Guarantor shall in good faith diligently pursue such claim. Except as provided in the immediately preceding sentence with respect to claims under casualty insurance policies of less than five percent (5%) of the Appraised Value of the affected Borrowing Base Property, Borrower or the applicable Guarantor shall pay to Agent any Insurance Proceeds and Condemnation Proceeds for Agent to hold and apply as provided in this §7.7. The Borrower and each Guarantor further authorize the Agent, at the Agent’s option, subject to clause (g) below, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Borrowing Base Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Borrowing Base Property and the Obligations as they become due during the course of reconstruction or repair of the Borrowing Base Property and to reimburse the Borrower or such Guarantor, in accordance with such terms and conditions as the Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Borrowing Base Property, and upon completion of such reconstruction or repair to pay any excess Insurance Proceeds to the Borrower, provided that (i) upon completion of such reconstruction or repair, such Borrowing Base Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including, without limitation, all building and zoning laws, ordinances and regulations and (ii) no Defaults or Events of Default exist or are continuing under this Agreement on the date of such payment to the Borrower.

(g) Notwithstanding the foregoing, the Agent shall make net Insurance Proceeds and Condemnation Proceeds available to the Borrower or such Guarantor to reconstruct and repair the Borrowing Base Property, in accordance with such terms and conditions as the Agent may prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed twenty-five percent (25%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent), (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower or such Guarantor shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration and reasonably determined that the repaired or restored Borrowing Base Property will provide the Agent with adequate security for the Obligations (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrower or such Guarantor shall have delivered to the Agent written agreements binding upon the Major Tenants and not less than eighty-five percent (85%) of the remaining tenants or other parties having present or future rights to possession of any portion of the affected Borrowing Base Property or having any right to require repair, restoration or completion of the Borrowing Base Property or any portion thereof (determined by reference to those tenants or other occupants that are not Major Tenants, that in the aggregate occupy or have rights to occupy not less than eighty-five percent (85%) of the Net Rentable Area of the Building), agreeing upon a date for delivery of possession of the Borrowing Base Property or their respective portions thereof, to permit time which is sufficient in the reasonable judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence reasonably satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the exhaustion of expiration of any rental loss insurance coverage, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all material respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against the Borrower, any Guarantor or the Agent, and (ix) with respect to any Taking, (a) the value of the land taken under such condemnation is less than $500,000.00; (b) less than five percent (5%) of the land is taken; (c) the land that is taken is located along the perimeter or periphery of the land; (d) access to the Borrowing Base Property is not affected in any way by the Taking; (e) no portion of the improvements are taken, and (x) the Agent shall receive evidence reasonably satisfactory to it that once the Borrowing Base Property has been reconstructed or repaired, and each of the other conditions set forth in this clause (g) have been satisfied, the Borrower will be in compliance, on a pro forma basis, with the covenants set forth in §9.1, §9.6, §9.7, §9.8, §9.9, §9.10 and §9.11. Any excess Insurance Proceeds shall be paid to the Borrower, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section be construed to extend the Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Borrowing Base Property is sold or the Borrowing Base Property is acquired by the Agent, all right, title and interest of the Borrower and any Guarantor in and to any insurance policies to the extent that they relate to Borrowing Base Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Borrowing Base Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrower or purchaser of the Borrowing Base Property.

(h) The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate other than the Borrowing Base Property in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Borrowing Base Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP (or if such aggregate amount so contested relates to a Borrowing Base Property and equals or exceeds $100,000, then Borrower shall have deposited with Agent as additional Collateral adequate reserves as reasonably determined by Agent); and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Borrower shall deliver to the Agent evidence of payment of taxes, other assessments, levies and charges described in this §7.8 with respect to the Borrowing Base Properties promptly following payment thereof unless the same are being contested in accordance with the terms hereof and the other Loan Documents.

§7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (a) all Applicable Laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by Applicable Laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure to so comply with clauses (a), (c) or (e) would not result in the material non-compliance with the items described in such clauses. To the extent permitted by the terms of the Leases, the Borrower and the Guarantors will use commercially reasonable efforts to cause each Operator of the Borrowing Base Assets that is not affiliated with Borrower to comply in all respects with (a) all Applicable Laws and regulations now or hereafter in effect with respect to such Borrowing Base Assets or the business conducted thereon, including all Environmental Laws, (b) all applicable decrees, orders, and judgments relating to such Borrowing Base Assets, and (c) all licenses and permits required by Applicable Laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure to so comply with clauses (a), (b) or (c) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps reasonably necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11 Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Management. The Borrower shall not and shall not permit any Subsidiary Guarantor to enter into any Management Agreement for any Borrowing Base Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without the Agent’s prior written approval, such approval not to be unreasonably withheld. The Agent may condition any approval of a new manager engaged by the Borrower or a Subsidiary Guarantor or a new Management Agreement with respect to a Borrowing Base Property upon the execution and delivery to the Agent of a Subordination of Management Agreement. The Borrower shall not and shall not permit any Subsidiary Guarantor or any other Subsidiary to increase any management fee payable under a Management Agreement after the date the applicable Real Estate becomes a Borrowing Base Property without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

§7.13 Leases of the Property. The Borrower and each Subsidiary Guarantor will give notice to the Agent of any proposed new Lease that would be with a Major Tenant at any Borrowing Base Property for the lease of space therein and shall provide to the Agent a copy of the proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. Neither the Borrower nor any Subsidiary Guarantor will (a) lease all or any portion of a Borrowing Base Property or amend, supplement or otherwise modify or grant any concessions to or waive the performance of any obligations of any Major Tenant under, any now existing or future Lease at any Borrowing Base Property, or

(b) terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of any new existing or future Lease at any Borrowing Base Property with any Major Tenant, without the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned. Except for security deposits, there has been no anticipation or prepayment of any of the rents, income, issues, profits or revenues from the Borrowing Base Properties for more than one (1) month prior to the due dates of such revenues, and the Borrower will not permit any Guarantor to collect or accept payment of any such revenues more than one (1) month prior to the due dates of such revenues.

§7.14 Business Operations. REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither REIT nor the Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Medical Properties.

§7.15 Healthcare Laws and Covenants.

(a) Without limiting the generality of any other provision of this Agreement, the Borrower and each Subsidiary Guarantor, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of the Borrower or the Subsidiary Guarantors (with respect to its operation of the Borrowing Base Properties), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation and registration standards and requirements of the applicable state department of health or other applicable state regulatory agency (each, a “State Regulator”), in each case, as are now in effect and which may be imposed upon the Borrower, any Subsidiary Guarantor, any Operator affiliated with Borrower, or the maintenance, use or operation of the Borrowing Base Properties or the provision of services to the occupants of the Borrowing Base Properties. The Borrower and each Subsidiary Guarantor have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or Third Party Payor Program or otherwise under the Healthcare Laws and there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. The Borrower, the Subsidiary Guarantors and Operators have and will maintain all Primary Licenses and Permits necessary under Applicable Laws to own and/or operate the Borrowing Base Properties, as applicable (including such Primary Licenses and Permits as are required under such Healthcare Laws).

(b) The Borrower represents that none of the Borrower or any Subsidiary Guarantor is (i) a “covered entity” or “business associate” within the meaning of HIPAA or submits claims or reimbursement requests to Third-Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If the Borrower or any Subsidiary Guarantor at any time becomes a “covered entity”, “business associate” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that the Borrower and each Subsidiary Guarantor, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent the Borrower or any Subsidiary Guarantor are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect the Borrower’s or any Subsidiary Guarantor’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by the Borrower or any Subsidiary Guarantor of the then effective provisions of HIPAA.

(c) The Borrower shall not, nor shall the Borrower permit any Subsidiary Guarantor to, do (or suffer to be done) any of the following with respect to any Borrowing Base Property:

(i) Transfer any Primary Licenses relating to such Borrowing Base Property to any other location;

(ii) Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without the Agent’s consent;

(iii) Transfer all or any part of any Borrowing Base Property’s units or beds to another site or location; or

(iv) Voluntarily transfer or encourage the transfer of any resident of any Borrowing Base Property to any other facility (other than to another Borrowing Base Property), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at such Borrowing Base Property or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the Borrowing Base Property.

(d) If and when the Borrower or a Subsidiary Guarantor participates in any Medicare, Medicaid or other Third-Party Payor Programs with respect to the Borrowing Base Properties, the Borrowing Base Properties will remain in compliance with all requirements necessary for participation in Medicare, Medicaid and such other Third-Party Payor Programs. If and when an Operator participates in any Medicare, Medicaid or other Third-Party Payor Programs with respect to the Borrowing Base Properties, where expressly empowered by the applicable Lease or Operating Agreement, the Borrower or such Subsidiary Guarantor, as applicable, shall enforce the express obligation of such Operator (if any) to cause its Borrowing Base Property to remain in compliance with all requirements necessary for participation in the Medicare, Medicaid and such other Third-Party Payor Programs. Where expressly empowered by the applicable Lease or Operating Agreement, the Borrower or such Subsidiary Guarantor, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Borrowing Base Property to remain in conformance in all material respects with all Healthcare Laws, as well as all insurance, reimbursement and cost reporting requirements, and, if applicable, to have such Operator maintain its current provider agreement(s) in full force and effect with Medicare, Medicaid and any other Third Party Payor Programs in which it participates.

(e) If the Borrower or any Subsidiary Guarantor receives written notice of any Healthcare Investigation after the Closing Date, the Borrower will promptly obtain and provide to the Agent the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

§7.16 Registered Servicemark. Without prior written notice to the Agent, except with respect to the trademarks, tradenames, servicemarks or logos listed on Schedule 6.6 hereto, none of the Borrowing Base Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, servicemark or logo. In the event any of the Borrowing Base Properties shall be owned or operated under any tradename, trademark, servicemark or logo, not listed on Schedule 6.6, the Borrower or the applicable Guarantor shall enter into such agreements with the Agent in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require to grant the Agent a perfected first priority security interest therein and to grant to the Agent or any successful bidder at a foreclosure sale of such Borrowing Base Property the right and/or license to continue operating such Borrowing Base Property under such tradename, trademark, servicemark or logo as determined by the Agent.

§7.17 Ownership of Real Estate. Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of REIT, General Partner or the Borrower in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).

§7.18 Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.19 Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§7.20 Borrowing Base Assets.

(a) The Eligible Real Estate and Borrowing Base Loans included in the calculation of the Borrowing Base Availability shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple, or leased under a Ground Lease, by a Wholly Owned Subsidiary of Borrower that is a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i) and (ix), and other Liens approved in writing by Agent, and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);

(ii) none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects except as reasonably approved by the Agent and the Required Lenders;

(iii) if such Eligible Real Estate is held by a Subsidiary Guarantor, the only asset of such Subsidiary Guarantor shall be Eligible Real Estate included in the calculation of the Borrowing Base Availability;

(iv) each Operator’s Agreement and Lease with a Major Tenant for a Borrowing Base Property shall obligate the Operator or tenant to provide to Borrower or the applicable Subsidiary Guarantor sufficient and timely financial information, separate for the specific location at the Borrowing Base Property, to permit calculation of clause (b) of the definition of Adjusted Net Operating Income and determine whether such property is an EBITDAR Stabilized Property or a Newly-Built Property;

(v) [Intentionally Omitted];

(vi) no tenant or group of Affiliates thereof which leases ninety percent (90%) or more of the Net Rentable Area of such Real Estate (A) is in default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, or (B) is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding;

(vii) the Primary License of such Eligible Real Estate shall not have been revoked or the subject of any revocation proceeding, no event or circumstance shall have occurred or exist which would result in the Operator thereof no longer being entitled to reimbursement under Medicare or Medicaid and the Operator shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation and registration standards and requirements of the applicable State Regulator, in each case, as are now in effect and which may be imposed upon such Operator or the maintenance, use or operation of the Borrowing Base Properties or the provision of services to the occupants of the Borrowing Base Properties;

(viii) there shall have been at no time any change in any Major Tenant of a Borrowing Base Property (whether by assignment, substitution or otherwise) from the Major Tenants of such Borrowing Base Property as of the date of acceptance of such Real Estate as a Borrowing Base Property unless approved by Agent in writing; and

(ix) if such Borrowing Base Asset is a Borrowing Base Loan, such Borrowing Base Loan shall at all times satisfy all of the following conditions:

(A) such Borrowing Base Loan is secured by real estate that satisfies the requirements of clauses (b), (c), (d), (f), (g), (h) and (i) of the definition of Eligible Real Estate;

(B) the real estate subject to the Borrowing Base Loan shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease by the Collateral Borrower, free and clear of all Liens other than the Liens securing the Borrowing Base Loans and other Liens approved in writing by Agent;

(C) none of the real estate securing the Borrowing Base Loan shall have any material environmental, structural, title or other defects, and not be subject to any condemnation proceeding, that in any event would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(D) Borrower’s or the applicable Subsidiary Guarantor’s entire interest in the Borrowing Base Loan shall have been assigned to Agent pursuant to the Security Documents and Agent shall have a perfected first priority security interest therein. Without limiting the foregoing, no interest in any Borrowing Base Loan Document shall have been pledged or assigned to any Person other than the pledge to Agent;

(E) the Borrowing Base Loan Documents shall be owned one hundred percent (100%) by the Borrower or a Subsidiary Guarantor free and clear of all Liens, other than the Lien in favor of Agent for the benefit of the Lenders and the Lender Hedge Providers, and of any claims or rights of participation of any other Person, and free of any restrictions on transfer, assignment or pledge thereof;

(F) for any Borrowing Base Loans added after the date of this Agreement, the maturity date (inclusive of any extension options) of the Borrowing Base Loan must be not later than November 7, 2020, and the Borrowing Base Loan Documents for Borrowing Base Loans shall otherwise be in form and substance satisfactory to Agent;

(G) the Borrowing Base Loan shall not be a Defaulted Loan or a Delinquent Loan;

(H) except as approved by Agent, the Collateral Borrower shall have no Indebtedness other than the Borrowing Base Loan and other Indebtedness applicable to the real estate and of the type permitted under §8.1(c) or (d);

(I) the Borrowing Base Loan and Borrowing Base Loan Documents shall satisfy each other condition in this Agreement and the other Loan Documents applicable thereto; and

(J) commencing when any Borrowing Base Loan is added as a Borrowing Base Asset, when aggregated with the Initial Borrowing Base Loans, not more than twenty percent (20%) of the Borrowing Base Availability shall at any time be attributable to Borrowing Base Loans.

(b) In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Borrowing Base Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence satisfactory to the Agent (which evidence may include the availability of rent loss and other insurance) that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Borrowing Base Availability, then the Required Lenders may in good faith reduce the Borrowing Base Availability attributable thereto based on such damage until such time as the Required Lenders receive evidence satisfactory to the Required Lenders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

(c) Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §§5.4, 7.20, 9.1, 9.6, 9.7, 9.8, 9.9 and 9.10.

§7.21 Operators’ Agreements. Borrower and each Guarantor shall, (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Operators’ Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Agent in writing of the giving of any notice of any default by any party under any Operators’ Agreement and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Operators’ Agreement to which it is a party in a commercially reasonable manner. None of the Borrower or the Guarantors shall without Agent’s prior written reasonable consent: (w) enter into, surrender or terminate any Operators’ Agreement to which it is a party, (x) increase or consent to the increase of the amount of any charges under any Operators’ Agreement to which it is a party; (y) transfer, assign or encumber any Operators’ Agreement except to Agent pursuant to the Loan Documents; or (z) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Operators’ Agreement to which it is a party in any material respect.

§7.22 IPO Event. As a condition to the occurrence of the IPO Event, Borrower agrees as follows:

(a) all matters relating to the IPO Event, including, without limitation, the organizational structure and management of REIT, General Partner, Borrower, and their Subsidiaries following the occurrence of the IPO Event, shall be subject to the Agent’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(b) all of the formation and other material agreements related to the IPO Event shall be in form and substance reasonably acceptable to Agent;

(c) the structure of the IPO Event shall be such that following the IPO Event the financial results of Borrower and its Subsidiaries shall continue to be Consolidated with the accounts of REIT;

(d) After giving effect to the IPO Event, no Change of Control or other Default or Event of Default shall occur; and

(e) the Borrowers, Guarantors and the Agent shall enter into such amendments to the Loan Documents or other agreements as the Agent may reasonably require to reflect the IPO Event.

§7.23 Assignment of Interest Rate Protection. In the event that the Borrower shall enter into an interest rate cap, swap, collar or other interest rate protection agreement with a Lender Hedge Provider (the “Interest Hedge”), then as a condition to the obligations of Borrower with respect thereto constituting Hedge Obligations for the purposes of the Loan Documents, Borrower shall execute and deliver to Agent the Assignment of Hedge, such legal opinions as to Borrower, and consents to and acknowledgments of such pledge by the provider of the Interest Hedge as Agent may reasonably require. For the avoidance of doubt, unless the provisions of this §7.23 are complied with, no Lender Hedge Provider shall have any right or benefit under or from the Loan Documents or the Collateral.

§7.24 Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower or any of its Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to promote and achieve compliance with Sanctions Laws and Regulations.

§8.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c) current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;

(f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g) subject to the provisions of §9, and provided that the IPO Conditions Satisfaction Date has occurred, Indebtedness that is Recourse Indebtedness (including, without limitation, any completion or other guarantees, whether incurred directly, indirectly or through an Unconsolidated Affiliate) (excluding the Obligations), provided that the aggregate amount of such Indebtedness shall not at any time exceed ten percent (10%) of Gross Asset Value. For avoidance of doubt, no Recourse Indebtedness other than the Obligations shall be permitted unless the IPO Conditions Satisfaction Date has occurred; and

(h) subject to the provisions of §8.1 and §9, provided that the IPO Conditions Satisfaction Date has occurred, Secured Debt (excluding the Obligations, but including Non-Recourse Indebtedness), provided that the aggregate amount of such Secured Debt shall not exceed thirty-five percent (35.0%) of Gross Asset Value at any time. For the avoidance of doubt, no Secured Indebtedness other than the Obligations shall be permitted unless the IPO Conditions Satisfaction Date has occurred.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) or (h) above shall have any of the Borrowing Base Assets or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, and (ii) none of the Subsidiary Guarantors shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e) and 8.1(f).

§8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

(ii) Liens on assets other than (A) the Collateral, (B) the Borrowing Base Properties, or (C) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor, in respect of judgments permitted by §8.1(e);

(iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv) encumbrances on properties other than Borrowing Base Properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or any such Subsidiary, which defects do not individually or in the aggregate have a Material Adverse Effect;

(v) liens on properties or interests therein (but excluding (A) the Collateral, (B) the Borrowing Base Properties, or (C) any direct or indirect interest of the Borrower, any Subsidiary Guarantor or any Subsidiary of the Borrower or any Subsidiary Guarantor) to secure Indebtedness of Subsidiaries of the Borrower that are not Subsidiary Guarantors permitted by §8.1(h);

(vi) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii) Liens of Capitalized Leases;

(viii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(ix) Leases, liens and encumbrances on a Borrowing Base Property reflected in the Title Policy approved by Agent;

(x) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(xi) Liens against the ownership interest of Borrower or any Guarantor in an Unconsolidated Affiliate created pursuant to the terms of the applicable organizational agreements.

Notwithstanding anything in this Agreement to the contrary, (A) no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in (i) with respect to any Subsidiary Guarantor that directly or indirectly owns a Borrowing Base Asset, §§8.2(i), 8.2(vi), 8.2(viii), and 8.2(ix), and (ii) with respect to REIT, General Partner and TRS, §§8.2(i) and 8.2(vi), and (B) Borrower shall not create or incur or suffer to be created or to occur or to exist any Lien (except in favor of Agent) in its direct or indirect interest in MRT Lakeway RealCo until the occurrence of the IPO Conditions Satisfaction Date.

§8.3 Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the REIT or its Subsidiary;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d) commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §§8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(g) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.

(h) the acquisition of fee or leasehold interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for Medical Properties located in the continental

United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;

(i) Investments by the Borrower in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by the Borrower, which in turn own Investments permitted by this §8.3;

(j) Investments in Land Assets;

(k) Investments in Mortgage Note Receivables secured by properties of the type described in §8.3(h)(i);

(l) Investments in non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, which in turn own Investments permitted by this §8.3; and

(m) Investments in Development Properties for properties of the type described in §8.3(h)(i), provided that the aggregate construction and development budget for Development Properties (including land) shall not exceed five percent (5%) of Gross Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j), (k), (l) and (m) exceed twenty-five percent (25%) of Gross Asset Value at any time on or after January 31, 2016.

For the purposes of this §8.3, the Investment of REIT or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates’ Investments valued in the manner set forth for the determination of Gross Asset Value, or if not included therein, at the GAAP book value.

§8.4 Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, and (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own any assets so long as such Subsidiary is not a

Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.5 and §5.6). Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.4 and 8.8), and after any such permitted sale, may dissolve.

§8.5 Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Medical Properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Borrowing Base Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i) in the event of any change in Environmental Laws after the date of this Agreement governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Borrowing Base Properties in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Borrowing Base Properties (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Borrowing Base Property by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Borrowing Base Properties in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii) At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Borrowing Base Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Borrowing Base Property and (B) whether the use and operation of any such Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Borrowing Base Property, or that any of the Borrowing Base Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Borrowing Base Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Borrowing Base Property and (B) whether the use and operation of such Borrowing Base Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions.

(a) During any calendar-year period, the Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and General Partner and REIT shall not pay any Distribution to their partners, members or other owners, in an aggregate amount that exceeds the Applicable Tax Percentage of Taxable Net Income for such calendar year (the “Distribution Cap”). Notwithstanding the immediately preceding sentence but subject to the other terms of the §8.7(a), Borrower, General Partner and REIT shall be permitted to make Distributions during the course of each calendar year notwithstanding that Borrower may not, at such time, know the actual amount of the Distribution Cap for such calendar year provided that Borrower reasonably and in good faith believes, at the time it makes any such Distribution, that such Distribution will not cause the Distribution Cap for such calendar year to be exceeded based upon Borrower’s reasonable and good faith estimates of the Taxable Net Income for such calendar year (taking into account calculations of the Taxable Net Income for such calendar year through the date of the applicable Distribution). Borrower shall provide to the Agent supporting calculations of the Applicable Tax Percentage, the Taxable Net Income (or if not yet determined, Borrower’s good faith estimate thereof), the Distribution Cap (or if not yet determined, Borrower’s good faith estimate thereof) and Distributions made pursuant to this §8.7(a) in each Compliance Certificate delivered to Agent. Upon Borrower determining the actual Taxable Net Income for a calendar year (which shall in no event be later than April 15 of the following calendar year, but which determination shall not require filing of Borrower’s federal Form 1120-REIT with the Internal Revenue Service), Borrower shall (i) calculate the amount of the Distribution Cap and determine whether the Distributions made during such calendar year exceed the Distribution Cap (any such excess amount, with respect to a calendar year, is referred to herein as an “Excess Distribution Amount”) and (ii) provide such report to Agent. In the event that, for a calendar year, there shall be any Excess Distribution Amount, then (A) Borrower shall notify Agent in writing thereof as provided above and shall provide to Agent a written calculation of the Excess Distribution Amount and (B) the amount of the Distribution Cap and the permitted Distributions for the immediately following calendar year shall be deemed reduced by an amount equal to such Excess Distribution Amount. As used herein, the term “Applicable Tax Percentage” shall mean, as of the applicable date or time period, the percentage equal to the sum of the highest percentage Federal income tax rate then in effect applicable to REIT (provided that Borrower has first provided to Agent evidence satisfactory to Agent of such rate). Notwithstanding the foregoing, in the event that the IPO Conditions Satisfaction Date shall have occurred, the provisions of this §8.7(a) limiting Distributions based on Taxable Net Income shall no longer be applicable; provided that Borrower shall remain obligated to report and demonstrate compliance with this §8.7(a) as provided herein but only for any period for which this §8.7(a) is applicable.

(b) In the event that the IPO Conditions Satisfaction Date shall have occurred, then from the IPO Conditions Satisfaction Date and continuing thereafter, the Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and General Partner and REIT shall not pay any Distribution to their partners, members or other owners, to the extent that the aggregate amount of such Distributions paid, when added to the aggregate amount of all other Distributions paid in any period of four (4) consecutive calendar quarters, exceeds ninety-five percent (95%) of such Person’s Funds from Operations for such period (provided that for the first calendar quarter ending after the IPO Conditions Satisfaction Date as provided in §8.7(b), the period of measurement shall commence with such quarter and thereafter such test in this §8.7(b) shall be tested by annualizing the results from such quarter until four (4) consecutive calendar quarters thereafter have elapsed); provided that the limitations contained in this §8.7(b) shall not preclude Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) If a Default or Event of Default shall have occurred and be continuing, the Borrower, General Partner and REIT shall make no Distributions to their respective partners, members or other owners, other than if, and only to the extent that the provisions of §8.7(b)

shall then be applicable, Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the REIT, as evidenced by a certification of the principal financial or accounting officer of the REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(d) Notwithstanding the foregoing, at any time when an Event of Default under §§12.1(a) or 12.1(b) shall have occurred, an Event of Default under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower, General Partner nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8 Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) all or substantially all of their assets or (b) any material asset other than pursuant to a bona fide arm’s length transaction.

§8.9 Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10 Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall (a) initiate or consent to any zoning reclassification of any of its Borrowing Base Property or seek any variance under any existing zoning ordinance or use or permit the use of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Borrowing Base Property.

§8.11 Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.12 Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto and (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, neither the Borrower, the General Partner nor the REIT will create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the REIT in the General Partner or the Borrower, of General Partner in the Borrower or, except pursuant to the Assignment of Interests, of Borrower in any Subsidiary Guarantor, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.14 Management Fees. The Borrower shall not pay, and shall not permit any Guarantor to pay, any management fees or other payments under any Management Agreement for any Borrowing Base Asset to the Borrower, any other manager that is an Affiliate of the Borrower or any other manager, in the event that a Default or an Event of Default shall have occurred and be continuing.

§8.15 Future Funding Obligation. Without limiting the terms of §8.1, none of the Borrower, the Guarantors nor any of their respective Subsidiaries shall incur any liabilities or funding obligations, whether or not constituting Indebtedness (including without limitation, obligations to fund development, tenant improvements or capital expenditures); provided that the terms of this §8.15 shall no longer be applicable upon the occurrence of the IPO Conditions Satisfaction Date. Notwithstanding the foregoing, the capital expenditures and tenant improvements in the aggregate amount of up to $3,390,247.00 with respect to the Borrowing Base Properties commonly known as Mountain’s Edge and Kentfield (after giving effect to a disbursement of $1,475,144.00 with respect to Mountain’s Edge to occur on July 31, 2015) are approved. The provisions of this §8.15 shall not limit the Borrower, the Guarantors or their Subsidiaries performing normal and customary repair and maintenance work as landlord under leases at MOBs.

§9.	FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1 Borrowing Base Availability. The Borrower shall not at any time permit the outstanding principal balance of the Revolving Credit Loans, Swing Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base Availability.

§9.2 Consolidated Total Indebtedness to Gross Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Gross Asset Value (expressed as a percentage) to exceed fifty-five percent (55%).

§9.3 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. Commencing with the calendar quarter beginning October 1, 2014 and continuing thereafter, the Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended two (2) calendar quarters, annualized to Consolidated Fixed Charges for the most recently ended two (2) calendar quarters, annualized to be less than 1.75 to 1. Notwithstanding the foregoing, until the REIT and its Subsidiaries have two (2) consecutive calendar quarters of operating results, Adjusted Consolidated EBITDA and Consolidated Fixed Charges shall be determined for the actual periods of operations, annualized in a manner satisfactory to Agent.

§9.4 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than (a) prior to the occurrence of the IPO Event, the sum of (i) $214,000,000.00, plus (ii) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of this Agreement, and (b) from and after the occurrence of the IPO Event, the sum of $350,000,000.00 plus (ii) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of the IPO Event.

§9.5 Liquidity. The Borrower shall have Liquidity at all times of not less than Five Million and No/100 Dollars ($5,000,000.00) provided, however, that the covenant in this §9.5 shall no longer be applicable upon the occurrence of the IPO Conditions Satisfaction Date.

§9.6 Aggregate Occupancy Rate. The Borrower will not at any time permit the Aggregate Occupancy Rate for the Borrowing Base Properties (excluding Borrowing Base Properties that are Newly-Built Properties) to be less than eighty-five percent (85%).

§9.7 Remaining Lease Term. As of the end of each calendar quarter, the Borrowing Base Properties included in the calculation of Borrowing Base Availability shall maintain on a collective basis a minimum weighted average remaining initial lease term of Leases of not less than seven (7) years remaining (for each multi-tenant Borrowing Base Property included in the calculation of Borrowing Base Availability, a weighted average lease term taking into account all Leases with Major Tenants within such Borrowing Base Property shall be used for the calculation required by this §9.7).

§9.8 Minimum Actual Debt Service Coverage Ratio. The Borrower will not at any time permit the Actual Debt Service Coverage Ratio to be less than or equal to 2.00 to 1.00.

§9.9 Minimum Property Requirement. The Borrowing Base Assets shall at all times consist of not less than seven (7) Borrowing Base Properties with an aggregate Appraised Value of not less than $220,000,000.00; provided that from and after the IPO Event, the Borrowing Base Assets shall at all times consist of not less than ten (10) Borrowing Base Properties with an aggregate Appraised Value of not less than $300,000,000.00.

§9.10 Concentration Limits.

(a) Commencing on the date of the IPO Event and continuing thereafter, aggregate rent and other payments under a Lease or Leases to any single tenant or any group of Affiliates thereof shall not account for more than thirty-five percent (35%) of Adjusted Net Operating Income from the Borrowing Base Properties (the “Single Tenant Limitation”); provided that a failure to satisfy the requirements of this §9.10(a) shall not result in any Real Estate not being included as a Borrowing Base Property, but any such rent and other payments accounting for more than the Single Tenant Limitation shall be excluded for purposes of calculating Adjusted Net Operating Income, Debt Yield and Borrowing Base Availability.

(b) Commencing on the date of the IPO Event and continuing thereafter, no more than thirty-five percent (35%) of the Borrowing Base Availability shall be attributable to any single Borrowing Base Property; provided that a failure to satisfy the requirements of this §9.10(b) shall not result in any Real Estate not being included as a Borrowing Base Property, but any Borrowing Base Availability in excess of such limitation shall be excluded.

(c) Commencing on the date hereof and continuing until the date that is six (6) months after the occurrence of the IPO Event, no more than thirty-five percent (35%) of the total Adjusted Net Operating Income or the aggregate Appraised Value of the Borrowing Base Properties shall be attributable to Newly-Built Properties, and commencing on the date that is six (6) months after the occurrence of the IPO Event and continuing thereafter, no more than twenty-five percent (25%) of the total Adjusted Net Operating Income or the aggregate Appraised Value of the Borrowing Base Properties shall be attributable to Newly-Built Properties, provided that a failure to satisfy the requirements of this §9.10(c) shall not result in any Real Estate not being included as a Borrowing Base Property but any such Adjusted Net Operating Income or Appraised Value in excess of such limitation shall be excluded for purposes of calculating Adjusted Net Operating Income, Debt Yield and Borrowing Base Availability.

§9.11 Debt Yield. The Borrower will not at any time permit the Debt Yield to be less than twelve percent (12.0%), provided that the covenant in this §9.11 shall no longer be applicable upon the occurrence of the IPO Conditions Satisfaction Date.

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully-executed original of its Note.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to any Guarantor that owns a Borrowing Base Property) in which such Borrowing Base Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable (or with respect to partnership agreements and operating agreements previously delivered to Agent pursuant to the Original Credit Agreement, a certification that there have been no changes to such agreements and that they remain in full force and effect) and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8 Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Borrowing Base Asset included in the calculation of the Borrowing Base Availability as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.11 Compliance Certificate and Borrowing Base Certificate. The Agent shall have received a Compliance Certificate and a Borrowing Base Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4.

§10.12 Appraised Values. The Agent shall have determined an Appraised Value for any Borrowing Base Properties.

§10.13 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.15 Subordination of Management Agreement. The Agent shall have received an executed counterpart of a Subordination of Management Agreement with respect to each Management Agreement.

§10.16 Good Standing. The Agent shall have received evidence reasonably satisfactory to it that Borrower remains in good standing with the Delaware Secretary of State.

§10.17 Insurance. The Agent shall have received certificates of insurance as required by this Agreement or the other Loan Documents.

§10.18 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions or other events permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to perform any term, covenant or agreement contained in §9, and with respect to a failure to comply with §9.1 or §9.11 only, such failure shall continue for five (5) Business Days after such occurrence;

(d) any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e) any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument prepared by or on behalf of the Borrower or a Guarantor and delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower, any Guarantor or any of their Subsidiaries shall fail pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(f), involves singly or in the aggregate obligations for Indebtedness totaling in excess of (i) prior to the occurrence of the IPO Event, $1,000,000.00, or (ii) from and after the occurrence of the IPO Event, $5,000,000.00;

(g) any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $1,000,000.00 per occurrence or during any twelve (12) month period prior to the occurrence of the IPO Event, or $5,000,000.00 per occurrence or during any twelve (12) month period from and after the occurrence of the IPO Event;

(k) any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or content the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(m) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 prior to the occurrence of the IPO Event, or $5,000,000.00 from and after the occurrence of the IPO Event and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n) the forfeiture to the United States of America of (i) any assets of the Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;

(o) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(p) any Change of Control shall occur without the consent of the Required Lenders; or

(q) an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2 Certain Cure Periods; Limitation of Cure Periods.

(a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§5.7, 7.4(c), 7.14, 7.15, 7.18, 7.19, 7.20, 7.21, 7.22, 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, 8.13 or 8.15 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b) Notwithstanding any of the foregoing provisions of this §12.2 to the contrary, in the event that there shall occur any Default or Event of Default that affects only certain Borrowing Base Assets or the owner(s) or Operator(s) thereof, then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Borrowing Base Assets from the calculation of the Borrowing Base Availability and by reducing the outstanding Loans and Letters of Credit so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default from the Agent or the Required Lenders; provided, however, that until the occurrence of the IPO Conditions Satisfaction Date, such Borrowing Base Asset shall not be released from the lien and security interest of the Security Documents.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, requiring the establishment of a hard lockbox and cash management system with Agent, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6 Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including any interest provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

(b) Amounts on deposit in the Collateral Account shall not be invested by the Agent, and will earn interest at a rate paid by Agent with respect to similar accounts, and shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d) If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate or withdraw any amounts in the Collateral Account and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f) The Borrower shall pay to the Agent from time to time within ten (10) Business Days following written request therefor such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.	SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.	THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders, the Super-Majority Lenders, all of the Lenders or all affected Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Request for Agent Action. The Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) a Borrowing Base Property may be subject to a Taking, or (b) the Borrower or any Subsidiary Guarantor may desire to enter into easements or other agreements affecting the Borrowing Base Properties, or take other actions or enter into other agreements in the ordinary course of business (including, without limitation, Leases) which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to execute consents in form and substance satisfactory to the Agent in connection with any easements or agreements affecting the Borrowing Base Property, or execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.

§14.12 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.13 Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Required Lenders or the Super-Majority Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such

Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.15 The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Borrower agrees to pay (a) the reasonable out-of-pocket costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, if any, reasonable engineer’s fees, reasonable environmental reviews and reasonable fees, expenses and disbursements of the counsel to the Agent and KBCM and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of the Agent and KBCM incurred in connection with the initial syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the review of Leases and related documents, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns or title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent, Attorney and Affiliate thereof and Person who controls the Agent, or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Borrowing Base Assets, other Real Estate or the Loans, (b) any condition of the Borrowing Base Assets or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Borrowing Base Assets or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit I attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent shall amend Schedule 1.1 in its own records to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each

Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Each of the Agent, the Lenders and the Issuing Lender agree to use commercially reasonable efforts to maintain the confidentiality of the Information (as defined below), it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (b) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (c) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (d) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, is disclosed with the prior approval of the Borrower or the Guarantors, or is made available to such Lender by a third party not known by such Lender to be subject to a confidentiality agreement, or is independently developed by such Lender; provided that, in the case of information received from the Borrower or any of its Subsidiaries, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

§18.8 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of the Required Lenders, the Super-Majority Lenders, all of the Lenders or all of the Lenders directly affected thereby but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9 Amendments to Loan Documents. Upon any such assignment described in the foregoing §18.1 or §18.8, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn: Amy MacLearie

Telecopy No.: (216) 357-6383

With a copy to:

KeyBank National Association

4200 W. Cypress Street

Suite 490

Tampa, Florida 33607

Attn: Grant Saunders

Telecopy No.: (813) 313-5555

and

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: Daniel Stegemoeller

Telecopy No.: (770) 510-2195

and

Dentons US LLP

Suite 5300

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attn: William F. Timmons, Esq.

Telecopy No.: (404) 527-4198

If to the Borrower:

MedEquities Realty Operating Partnership, LP

3100 West End Avenue

Suite 1000

Nashville, Tennessee 37203

Attn: Jeffery C. Walraven

Telecopy No.:

With a copy to:

Morrison & Foerster LLP

707 Wilshire Blvd., Suite 6000

Los Angeles, CA 90017

Attn: Marc D. Young, Esq.

Telecopy No.: (213) 892-5454

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401,

BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their Affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, any Guarantor or any Collateral except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders or all affected Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. Notwithstanding the foregoing, no amendment of the definition of Super-Majority Lenders or any provision of this Agreement which requires the approval of the Super-Majority Lenders to require a lesser number of Lenders to approve such action may occur without the written consent of the Super-Majority Lenders. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and KBCM in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arranger and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

§34.	WAIVER OF CLAIMS.

Borrower and Guarantors acknowledge, represent and agree that Borrower and Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the “Loan Documents” (as defined in the Original Credit Agreement and this Agreement), the administration or funding of the “Loans” (as defined in the Original Credit Agreement and this Agreement), or with respect to any acts or omissions of Agent or any past or present directors, officers, agents or employees of Agent or any of the Lenders, whether under the Original Credit Agreement or this Agreement or the Loan Documents, and each of Borrower and Guarantors does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Jeffery C. Walraven
	Name:	Jeffery C. Walraven
	Title:	Executive Vice President, Chief
Financial Officer, Secretary and
Treasurer

(SEAL)

[Signatures Continued on Next Page]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as the Agent

By:	/s/ Grant Sanders
Name:	Grant Sanders
Title:	Senior VP

[Signatures Continued on Next Page]

JPMORGAN CHASE BANK, N.A.,
individually and as Co-Syndication Agent

By:	/s/ Brendan Poe
Name:	Brendan Poe
Title:	Executive Director

[Signatures Continued on Next Page]

CITIBANK, N.A., individually and as Co-Syndication Agent

By:	/s/ Michael Chlopak
Name:	Michael Chlopak
Title:	Vice President

[Signatures Continued on Next Page]

FIFTH THIRD BANK, an Ohio banking corporation, individually as a Lender and as the Documentation Agent

By:	/s/ William Priester
Name:	William Priester
Title:	Senior Vice President

By:	/s/ Vera B. McEvoy
Name:	Vera B. McEvoy
Title:	Vice President

[Signatures Continued on Next Page]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Todd Gordon
Name:	Todd Gordon
Title:	Managing Director

[Signatures Continued on Next Page]

CADENCE BANK, N.A.

By:	/s/ Drew Healy
Name:	Drew Healy
Title:	Senior Vice President

[Signatures Continued on Next Page]

CITIZENS BANK, N.A.

By:	/s/ Craig Aframe
Name:	Craig Aframe
Title:	Vice President

[Signatures Continued on Next Page]

ROYAL BANK OF CANADA

By:	/s/ Joshua Freedman
Name:	Joshua Freedman
Title:	Authorized Signatory

[Signatures Continued on Next Page]

RAYMOND JAMES BANK, N.A.

By:	/s/ Thomas F. Macina
Name:	Thomas F. Macina
Title:	Executive Vice President

[Signatures Continued on Next Page]

PINNACLE BANK

By:	/s/ Allison H. Jones
Name:	Allison H. Jones
Title:	Senior Vice President

[Signatures Continued on Next Page]

RENASANT BANK

By:	/s/ Craig Gardella
Name:	Craig Gardella
Title:	EVP

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                     , 20    , by                     , a                      (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of that certain First Amended and Restated Credit Agreement dated as of July 30, 2015, as from time to time in effect (the “Credit Agreement”), by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), KeyBank National Association, for itself and as the Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Guarantor under the Guaranty, the Indemnity Agreement and the Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, a “Guarantor” under the Contribution Agreement [and an Assignor under the Cash Collateral Agreement]. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement [and an Assignor under the Cash Collateral Agreement].

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Subsidiary Guarantor” or “Guarantor” [or an Assignor under the Cash Collateral Agreement] are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Guarantors [or an Assignor under the Cash Collateral Agreement] apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Guarantor.

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3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement, the Indemnity Agreement [and the Cash Collateral Agreement] heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by the Agent, will promptly become a party to the Guaranty, the Contribution Agreement, the Indemnity Agreement [and the Cash Collateral Agreement] to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is                     , 201    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

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EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                           (“Payee”), or order, in accordance with the terms of that certain First Amended and Restated Credit Agreement dated as of July 30, 2015, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                     ($        ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of

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principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note is issued in replacement of that certain Revolving Credit Note dated November 7, 2014, made by the undersigned maker to the order of the Payee and issued pursuant to the Original Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects. The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

(SEAL)

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EXHIBIT C

FORM OF SWING LOAN NOTE

$20,000,000.00	, 2015

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                           (“Payee”), or order, in accordance with the terms of that certain First Amended and Restated Credit Agreement dated as of July 30, 2015, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is the Swing Loan Note evidencing borrowings of Swing Loans under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of

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principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note is issued in replacement of that certain Swing Loan Note dated November 7, 2014, made by the undersigned maker to the order of KeyBank National Association and issued pursuant to the Original Credit Agreement (the “Prior Note”), and shall supersede and replace the Prior Note in all respects. The execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness shall continue under, and shall hereinafter be evidenced and governed by, this Note.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

(SEAL)

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EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent

4200 W. Cypress Street, Suite 490

Tampa, Florida 33607

Attn:  Sarah Belmont

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn:  Marc Drummond

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as the same may hereafter be amended, the “Credit Agreement”), by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the Borrower hereby requests and certifies as follows:

1. Revolving Credit Loan. The Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:                     ]

2. Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3. No Default. Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Borrowing Base Asset, except as disclosed in writing to Agent.

4. Representations True. Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their

D-1

respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true in all material respects at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

5. Other Conditions. The undersigned chief executive officer, president or chief financial officer of the Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this              day of                     , 201    .

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

(SEAL)

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EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn:  Amy MacLearie

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn:  Marc Drummond

Re:	Letter of Credit Request under Credit Agreement

Ladies and Gentlemen:

Pursuant to §2.10 of that certain First Amended and Restated Credit Agreement dated as of July 30, 2015, by and among you, certain other Lenders and MedEquities Realty Operating Partnership, LP (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i) Name and address of beneficiary:

(ii) Face amount: $

(iii) Proposed Issuance Date:

(iv) Proposed Expiration Date:

(v) Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi) Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Borrowing Base Asset, except as disclosed in writing to Agent.

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We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true in all material respects as of the date hereof and shall also be true in all material respects at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

(SEAL)

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EXHIBIT F

FORM OF LETTER OF CREDIT APPLICATION

F-1

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

KeyBank National Association, as Agent

4200 W. Cypress Street, Suite 490

Tampa, Florida 33607

Attn:  Sarah Belmont

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as the same may hereafter be amended, the “Credit Agreement”), by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith the Borrowing Base Certificate. This certificate is submitted in compliance with requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants of the Credit Agreement relating hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Borrowing Base Certificate this              day of                     , 201    .

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

(SEAL)

G-1

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

4200 W. Cypress Street, Suite 490

Tampa, Florida 33607

Attn:  Sarah Belmont

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as the same may hereafter be amended, the “Credit Agreement”) by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower (or REIT, on the Borrower’s behalf) is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of REIT for the fiscal period ended                      (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of REIT at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(d), 5.3(d), 5.4(b), 7.4(c) or 10.11 of the Credit Agreement, as applicable. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of REIT of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer of the Borrower (or REIT, if this certificate is delivered by REIT on the Borrower’s behalf).

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate this              day of             , 201    .

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

(SEAL)

APPENDIX TO COMPLIANCE CERTIFICATE

EXHIBIT I

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                                          (“Assignor”), and                                          (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015, as, by and among MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $         representing a $         Commitment, and a              percent (    %) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $         and the aggregate outstanding principal balance of the Revolving Credit Loans made by it equals $        , and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to the Borrower and the Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth or unfunded commitments as of the date hereof of not less than $100,000,000.00 unless waived in writing by the Borrower and the Agent as required by the Credit Agreement. Assignee agrees that the Borrower may rely on the representation contained in Section 4(h).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $         representing the aggregate principal amount outstanding of the Revolving Credit Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be                      (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

9. Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to the Agent.

10. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by the Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	MedEquities OP GP, LLC,
a Delaware limited liability company,
its general partner

By:
Name:
Title:

(SEAL)

EXHIBIT J

FORM OF COLLATERAL ASSIGNMENT OF DOCUMENTS

THIS COLLATERAL ASSIGNMENT OF DOCUMENTS (hereinafter referred to as this “Assignment”), made as of the             day of                     , 201    , by                                         , a                                          limited liability company (“Assignor”), to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and the other Lenders from time to time party to the “Credit Agreement” (as hereinafter defined) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”).

W I T N E S S E T H:

WHEREAS, MedEquities Realty Operating Partnership, LP (“Borrower”), KeyBank, individually and as Agent, and the other Persons now or hereafter a party thereto have entered into that certain First Amended and Restated Credit Agreement dated as of July 30, 2015, as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated (the “Credit Agreement”); and

WHEREAS, pursuant to the Credit Agreement, the Lenders may make loans to Borrower as provided in the Credit Agreement (collectively, the “Loans”), which Loans are evidenced by the Credit Agreement, the Notes, this Assignment and any of the other Loan Documents evidencing the obligations of Borrower;

WHEREAS, as a condition to the execution of the Credit Agreement, the Lenders and Agent have required that Assignor execute this Assignment;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Agent do hereby covenant and agree as follows:

ARTICLE ONE

LOAN DEFINITIONS

1.01 Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement. In addition to such other terms as are elsewhere defined herein, the following terms shall have the following meanings, as used in this Assignment and in any exhibits attached hereto, unless the context requires otherwise:

“Collateral” shall mean collectively,

(a) The notes, loan agreements, deeds of trust, mortgages, deeds to secure debt, assignments of leases and rents, guaranties, assignments, security agreements, financing statements, pledges, participation agreements, participation certificates, securities, contracts, agreements and other documents, instruments and options (x) described on Exhibit “A” attached hereto and made a part hereof or (y) evidencing any investment, loan or other asset acquired by

Assignor, pursuant to the exercise by Assignor of any purchase option or otherwise, pursuant to the terms of the contracts, agreements and other documents and instruments described on said Exhibit “A”, together with any and all amendments, modifications, consolidations, replacements, renewals, restatements or supplements thereto (including without limitation any assets, instruments, stock, warrants or other securities distributed to Assignor or issued to Assignor in replacement or payment thereof); and

(b) All security for the indebtedness and obligations of the respective payors evidenced by the documents and instruments described in Section 1.01(a) above, including without limitation the Property, and all liens, security interests and title of Assignor, if any, with respect thereto; and

(c) All documents evidencing the documents and instruments described in Section 1.01(a) above or any security therefor or guaranties thereof, all title insurance (whether evidenced by policies, commitments or otherwise) issued with respect to the Property and to any other security for the documents and instruments described in Section 1.01(a) above, all accounts, funds, participation interests, leases, books, files, records, programs, ledger books, computer tapes arising from or created in connection with such documents and instruments, lockboxes, and all other instruments, documents and agreements now or hereafter executed by or in favor of or for the benefit of Assignor in connection with any of the foregoing, and all other documents now or hereafter delivered or to be delivered to or on behalf of Assignor under the documents and instruments described in Section 1.01(a) above (all of said documents (including specifically, but without limitation, the Collateral Notes and the Collateral Mortgages), policies, instruments and agreements, and any and all additions, renewals, extensions, amendments, modifications, consolidations, restatements or supplements thereto of any of the foregoing, being hereinafter referred to collectively as the “Collateral Documents”); and

(d) All other rights and remedies of Assignor in connection with the Collateral Documents, whether provided by contract or otherwise available under applicable law or in equity, including without limitation all rights and remedies provided under any loan agreements, security agreements, indemnities, letters of credit, title insurance policies, fire and casualty insurance policies, escrow accounts, certificates of deposit, proceeds, claims (including proofs of claim), demands, causes of action and judgments in favor of Assignor relating to the Collateral Documents or the indebtedness or other amounts payable thereunder or other instruments or documents made, issued or delivered to or in favor of Assignor in connection with the Collateral Documents or the indebtedness or other obligations evidenced thereby;

(e) All payments of any kind or nature whatsoever, now or hereafter due and to become due under the Collateral Documents, all collections thereon and all other amounts paid thereunder, including without limitation all income, all prepayments under the Collateral Documents, and all other cash and non-cash proceeds of the Collateral Documents or of any other collateral for the obligations of Maker under the Collateral Documents and on account of any claim, rights or choses in action against Maker or otherwise pursuant to the Collateral Documents; and

(f) All claims, rights and privileges obtained by Assignor in connection with the indebtedness and other obligations of the applicable Maker evidenced by the Collateral Documents, and all property described in the Collateral Documents, together with the Property, and all the powers, options, privileges, immunities, claims, actions and causes of action, contained in or arising from any of the foregoing; and

(g) All present and future accounts, deposit accounts, securities accounts (including all securities entitlements to financial assets now or hereafter carried in or credited to any securities account) contract rights, chattel paper (whether tangible or electronic), documents, general intangibles (including, without limitation, payment intangibles and software), instruments (including, without limitation, promissory notes), investment property, letter of credit rights, letters of credit, money or supporting obligations, arising out of or with respect to any of the foregoing, or established pursuant to or in accordance with the Collateral Documents; and

(h) Any and all renewals and extensions of any of the foregoing and any and all replacements or substitutions for any of the foregoing; and

(i) All proceeds and products of the foregoing of every type.

“Collateral Mortgages” shall mean collectively any deeds of trust, mortgages, deeds to secure debt, assignments, pledges, security agreements or other security instruments which secure any of the Collateral Notes, as the same may now or hereafter be modified, amended, extended, renewed, consolidated, restated or supplemented.

“Collateral Notes” shall mean collectively the promissory notes, securities and other instruments or documents, if any, described on Exhibit “A” attached hereto and made a part hereof as the same may now or hereafter be modified, amended, extended, renewed, consolidated, restated or supplemented.

“Default” shall mean any event which, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Event of Default” shall mean (a) any default in the payment or performance of the obligations of Assignor hereunder which is not cured in any applicable time period provided under Section 12.1 of the Credit Agreement (it being acknowledged by Assignor that no such cure period is provided with respect to any default under Sections 3.04 and 3.10 or any default excluded from any provision for a grace period or cure of defaults contained in the Credit Agreement or any other agreement evidencing or securing the Obligations), or (b) any Event of Default under the Loan Documents, or (c) any amendment to or termination of a financing statement naming Assignor as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction, or such filing is caused by, or at the instance of, Assignor or is filed by, or such filing is caused by, or at instance of, any principal, member, general partner, shareholder or officer of Assignor without the prior written consent of Agent and the effect of such filing is not completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Assignor thereof.

“Maker” shall mean individually and collectively each respective obligor, guarantor or payor under or with respect to the Collateral Notes and the other Collateral Documents.

“Material Modification” shall mean any of the following: (i) any forgiveness, reduction, waiver or forbearance from collection of any principal under any of the Collateral Documents, or any interest thereon or fee payable with respect thereto (or any amounts attributable thereto); (ii) any reduction in, waiver of or forbearance from collection of the rate of interest payable under any Collateral Document; (iii) any extension of a maturity date or postponement or extension of any date fixed for any payment of principal or interest, other than any extension expressly contemplated under the Collateral Documents; (iv) any release of any obligor with respect to a Collateral Document or of any real property or other collateral encumbered by a Collateral Document, other than any releases expressly contemplated under the Collateral Documents; (v) the modification of or forbearance from exercising rights under any release provisions contained in any of the Collateral Documents; (vi) the consent to the transfer or encumbrance of any Property, or to a transfer or encumbrance of any direct or indirect ownership interest in any obligor under the Collateral Documents or waiver of or forbearance from exercising rights under any provision restricting transfer or encumbrance of any Property, any direct or indirect interest in any obligor thereunder; (vii) any modification of, waiver of, or forbearance from exercising rights with respect to defaults, events of defaults, grace periods, cure periods, or any financial covenants contained in any of the Collateral Documents other than a Permitted Waiver or Forbearance; (viii) any waiver of or forbearance from exercising rights with respect to a monetary default involving an amount due under any of the Collateral Documents or event of default or failure to comply with a financial covenant; (ix) any material modifications to the Property; (x) any consent or approval of any modification, waiver, termination, cancellation, acceptance of surrender or assignment of a lease, management agreement or operator’s agreement, or (xi) any other modification, amendment, waiver, forbearance, approval or consent that may materially increase the obligations of the holder of such Collateral Documents, materially reduce the rights or benefits afforded to such holder thereby, or affect or have an adverse impact on the Collateral or the rights and benefits afforded to the Agent and the Lenders pursuant to the Loan Documents, or have an adverse impact on the business, properties or operations of Assignor.

“Obligations” shall mean:

(a) The Obligations, as defined in the Credit Agreement;

(b) The full and prompt payment and performance by Borrower of all of the provisions, agreements, covenants and obligations contained in the Credit Agreement;

(c) The full and prompt payment and performance of all of the provisions, agreements, covenants and obligations herein contained and contained in any other of the Loan Documents, and the payment of all other sums therein covenanted to be paid, including, without limitation, the fees set forth in the Agreement Regarding Fees;

(d) Any and all additional advances made by Agent to protect or preserve the Collateral or the security interest created hereby; and

(e) The Hedge Obligations (but excluding the Excluded Hedge Obligation).

“Prohibited Modification” shall mean any attempt by Assignor to abandon, alter, amend, cancel, modify, release, relinquish, supplement, terminate or waive, or Assignor’s entering into or giving any agreement, approval or consent with respect to, any of the Collateral Documents, any of the Collateral or any part thereof or any interest therein or any collateral for the obligations evidenced by the Collateral Documents without the prior written consent of Agent;

provided that it shall not be a Prohibited Modification if Assignor enters into an amendment, modification, waiver or supplement of or to any of the Collateral Documents solely for purposes of (a) clarification of the terms and provisions thereof, correction of mistakes or omissions, or addressing matters that are of an administrative nature, (b) approving requests for advances under any escrows or reserves established under the Collateral Documents and fund such items in accordance with the terms of the applicable Collateral Documents and prudent lending practices, (c) entering into or consenting to modifications of the Collateral Documents that are entered into in the ordinary course of business consistent with prudent lending practices, provided that such modifications are not Material Modifications, and (d) granting waivers or forbearing from exercising its rights under the Collateral Documents in the ordinary course of business consistent with prudent lending practices, provided that such waivers or forbearances do not constitute a waiver of recurring future compliance with a provision of the Collateral Documents or are not tantamount to an amendment of the Collateral Documents (except to the extent permitted in clause (c) above) and such waiver or forbearance would not affect or have an adverse impact on the Collateral or the rights and benefits afforded to the Agent and the Lenders pursuant to the Loan Documents or affect or have an adverse impact on the business, properties or operations of the Borrower (each such waiver or forbearance pursuant to this clause (d) a “Permitted Waiver or Forbearance”).

“Property” shall mean any and all real and personal property now or hereafter encumbered by the Collateral Documents.

ARTICLE TWO

ASSIGNMENT

2.01 Assignment of, and Grant of Security Interest in, the Collateral. As security for the full and prompt payment and performance by Assignor of the duties, obligations and responsibilities under this Assignment and the payment and performance by Assignor and Borrower of the Obligations, Assignor hereby transfers, assigns, pledges, conveys to, grants a security interest in, and deposits with the Agent for the benefit of the Lenders, the Collateral and all of the Assignor’s right, title, and interest in and to the Collateral. It is the intention of the parties hereto that Agent shall have a continuing, general lien upon, pledge of, and security interest in the Collateral.

2.02 Terms of Assignment. It is acknowledged and agreed by the parties hereto that Agent shall have sole and exclusive possession of the Collateral and that this Assignment constitutes a present, absolute and current assignment of all the Collateral and is effective upon the execution and delivery hereof. Payments under or with respect to the Collateral shall be made as follows:

(a) Assignor shall have no right to receive payments made under or with respect to the Collateral, and all such payments shall be delivered directly by the applicable Maker to Agent for application by Agent in accordance with the provisions of the Loan Documents.

(b) If Assignor shall receive any payments made under or with respect to the Collateral, Assignor shall hold all such payments in trust for Agent, will not commingle such payments with other funds of such Assignor, and will immediately pay and deliver in kind all such payments directly to Agent (with such endorsements and assignments as may be necessary to transfer title to Agent) for application by Agent in accordance with the provisions of the Loan Documents.

(c) Assignor hereby agrees for the benefit of Maker that all payments actually received by Agent hereunder or pursuant hereto shall be deemed payments to Assignor by the applicable Maker. Agent shall apply any and all such payments actually received by Agent in accordance with the provisions of the Loan Documents.

(d) In furtherance of the foregoing, Assignor does hereby notify and direct Maker that all payments under or with respect to the Collateral shall be made directly to Agent at the address of Agent set forth in the Credit Agreement, provided that Agent shall not request any Maker to make such payments directly to Agent until the occurrence of an Event of Default.

Notwithstanding anything in this Section 2.02 to the contrary, so long as no Event of Default has occurred, Assignor shall have a license (revocable upon the occurrence of an Event of Default) to collect all amounts payable to be applied as current interest under the Collateral Documents as and when the same become due but not prior to such time; it being understood and agreed that such license shall not extend to other amounts payable under the Collateral Notes or other Collateral Documents, including, without limitation, any amounts paid thereunder which are voluntary or involuntary payments of principal, or amounts to be applied against or attributable to principal, except as otherwise specifically set forth in the Loan Documents.

ARTICLE THREE

COVENANTS, REPRESENTATIONS AND WARRANTIES

Assignor hereby warrants and represents to, and covenants and agrees with, Agent as follows:

3.01 Delivery of Collateral. The original of the Collateral Notes, endorsed by Assignor, and the copies of each of the Collateral Mortgages and other Collateral Documents have been delivered to Agent. All actions required under the Collateral Notes or any other Collateral Document and applicable law have been duly taken in order to constitute Assignor the holder of the Collateral Notes and the other Collateral Documents and to constitute Agent the holder of a first-priority perfected security interest in each Collateral Note and each of the other Collateral Documents. None of the Collateral Notes, the Collateral Mortgages or the other Collateral Documents has been amended, modified, consolidated, supplemented or replaced except (i) as expressly described on Exhibit “A” attached hereto, (ii) as consented to in writing by Agent as required by the terms of this Agreement, or (iii) to the extent occurring after the date hereof under the Collateral Documents with the consent of Agent thereto not required.

3.02 Enforceability of this Assignment. This Assignment constitutes the legal, valid and binding obligation of Assignor enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting the rights of creditors.

3.03 Right to Execute This Assignment. There are no restrictions on the transfer of the Collateral to Agent, and Assignor has full right, power and authority to enter into, deliver and execute this Assignment. The execution and delivery of this Assignment, and the consummation of the transactions contemplated herein, and the fulfillment of, and the compliance with, the terms and conditions of this Assignment do not and will not violate or conflict with any of the terms or provisions of the Collateral.

3.04 No Amendment of Collateral. Assignor shall not make any additional loans or advances which would be secured by any of the Collateral Mortgages except for protective advances thereunder and shall not enter into a Prohibited Modification, it being agreed that any attempt to do so without the prior written consent of Agent shall be void and ineffective. Assignor shall promptly notify Agent in writing of any actions, amendments, modifications or waivers requested by any agent, trustee, servicer, special servicer or collateral manager, or of which Assignor has otherwise become aware, under the Collateral Documents, and provide Agent with copies of such requested amendments, modifications or waivers.

3.05 Pending Litigation. To the knowledge of Assignor, there are no actions, suits, proceedings or investigations pending or threatened against or affecting any Maker, or, as applicable, any Property, at law or in equity, or before or by any Governmental Authority, which would materially impair the ability of any Maker to make any and all payments on the applicable Collateral Documents.

3.06 No Defenses. The assignment of the Collateral pursuant to this Assignment creates no defense to the payment thereof and is effective to convey to Agent all rights of Assignor to collect the Collateral.

3.07 Information About Collateral. The names, amounts owing, due dates and other facts furnished to Agent with respect to any of the Collateral have been, and with respect to information hereafter given to Agent will be, correctly stated. Assignor shall, promptly upon reasonable request by Agent, execute and deliver to Agent a certificate from an authorized officer setting forth in detail any and all amounts or payments received by or on behalf of Assignor subsequent to the date hereof with respect to the Collateral or any portion thereof during any period specified by Agent. Assignor shall promptly forward to Agent copies of all financial or property information, budgets, leases, leasing reports, rent rolls, insurance certificates and policies, default notices, acceleration notices and all other material communications or information received by Assignor or any agent or servicer acting for Assignor from Maker or from any other party, or sent by Assignor or any agent or servicer acting for Assignor, relating to the Collateral and/or Maker and/or the Property. Assignor shall also promptly deliver to Agent any other information regarding the Collateral reasonably requested by Agent from time to time. All records of Assignor relative to the Collateral are and will be kept at the office of Assignor located in Nashville County, Tennessee. Assignor shall give Agent not fewer than thirty (30) days prior written notice of any proposed change in Assignor’s name and any proposed change in the location of the Collateral or of such records. Nothing contained in this subparagraph shall be construed so as to prevent Assignor from keeping copies or material abstracted from the books and records described herein at any of their offices as necessity or convenience dictates.

3.08 Good Title. Assignor is and shall remain the sole, lawful and beneficial owner of the Collateral free and clear of all liens, restrictions, claims, pledges and encumbrances whatsoever other than the lien in favor of Agent granted hereunder and has the full and complete right, power and authority to assign and pledge, and create a security interest in, the Collateral in favor of Agent in accordance with the terms and provisions of this Assignment. The security interest in the Collateral created hereunder constitutes and will at all times continue to constitute a valid and enforceable first-priority perfected security interest in the Collateral in favor of Agent for the benefit of the Lenders, free and clear of all liens, claims, encumbrances and rights of others, except for those in favor of the Agent hereunder or under the Loan Documents. The lien of the related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of the Borrowing Base Loan, its successors and assigns, as to the first priority lien of such Collateral Mortgage in the original principal amount of the Borrowing Base Loan after all advances of principal, subject only to Permitted Exceptions (or, if a title insurance policy has not yet been issued in respect of the Borrowing Base Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked up” (or by “pro-forma” otherwise agreed to in a closing instruction letter countersigned by the title company) as of the closing date of the Borrowing Base Loan). Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. Neither the Assignor nor the related Maker has, by act or omission, done anything that would materially impair the coverage under such Title Policy. Upon any transfer and assignment of the Borrowing Base Loan to Agent (whether by foreclosure or otherwise), such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Agent without the consent of or notice to the insurer. Assignor has not made any contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto could give rise to a lien on the Collateral. Assignor will defend the Collateral and its proceeds against the claims and demands of all third persons.

3.09 Status of the Collateral. All duties, obligations and responsibilities required to be performed by Assignor under any of the Collateral Documents have been performed, and no default or condition which with the passage of time or the giving of notice, or both, would constitute a default exists under any of the Collateral Documents. The Collateral is valid and enforceable in accordance with its terms, subject to insolvency, bankruptcy, moratorium and other laws affecting creditors’ rights generally, and is in compliance with all applicable laws. The Collateral Documents create a valid, enforceable and perfected first-priority lien and security interest in all the Property, subject to the exceptions permitted by the Credit Agreement, and Assignor shall take such actions as are necessary (including, without limitation, the filing of continuation statements) to cause the Collateral Documents to remain a valid, enforceable and perfected first-priority lien and security interest therein, subject to the exceptions permitted by the Credit Agreement.

3.10 No Future Encumbrance or Transfer. Assignor shall not encumber, pledge, anticipate, borrow against, or create any right of offset against the Collateral, and shall not transfer, assign, sell, or convey all or any portion of the Collateral except in accordance with the terms of the Credit Agreement.

3.11 Consents. Any and all consents required to be obtained in connection with the execution, delivery and performance of this Assignment have been obtained and delivered to Agent. Without limiting the generality of the foregoing, the execution, delivery and performance of all obligations under this Assignment do not and will not require any authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any governmental agency or other person.

3.12 Perfection of Security Interest.

(a) (i) Assignor’s correct legal name (including, without limitation, punctuation and spacing) indicated in the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof, (ii) Assignor has been using or operating under said name, identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto, and (iii) in order to perfect the pledge and security interests granted herein against Assignor, UCC Financing Statements must be filed with the Delaware Secretary of State (to the extent the same can be perfected by the filing of a financing statement). Assignor covenants and agrees that it shall not change any of the matters addressed by clauses (i), (ii), or (iii) of this paragraph unless it has given Agent at least thirty (30) days prior written notice of any such change and executed at the request of Agent or authorized the execution by Agent or Agent’s counsel of such additional financing statements or other instruments to be filed in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

(b) Schedule 1 correctly sets forth all names and tradenames that Assignor has used within the last five years.

(c) Assignor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds possession of such Collateral on behalf of Agent, (ii) to obtain “control” of any investment property, deposit accounts, securities accounts, letter-of-credit rights, or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of collateral) in each case in which such items are included as Collateral, with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If Assignor shall at any time acquire a “commercial tort claim” (as such term is defined in the UCC with respect to the Collateral or any portion thereof), Assignor shall promptly notify Agent thereof in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Assignment in form and substance acceptable to Agent granting a security interest in such commercial tort claim to Agent.

(d) Assignor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Assignor under this Assignment or any other Loan Document, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number and organizational number of Assignor. Agent shall upon request provide Assignor with copies of any and all such filings made by Agent.

(e) Assignor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Assignment without the prior written consent of Agent, subject to such Assignor’s rights under Section 9-509(d)(2) of the UCC.

3.13 Collateral Compliance and Defense. Assignor shall remain liable and comply with all obligations of Assignor under the Collateral and all other contracts, agreements and instruments related thereto to the extent set forth therein and to the same extent as if this Assignment had not been executed. Assignor, at its sole cost and expense, shall defend any claims against the Collateral or any action that might affect the Collateral or any interest therein. The exercise by Agent of any of its rights hereunder shall not release any Maker from any of its duties or obligations under the Collateral or contracts, agreements and instruments related thereto.

3.14 Protecting Collateral. Assignor will, but only with the prior written approval of Agent, diligently and in good faith do all things and take all actions, including, without limitation, bringing appropriate actions against any Maker which are necessary or desirable to enforce the obligations of such Maker to make all payments under the Collateral Documents to which it is a party, and Assignor shall give written notice to Agent of such actions as are taken by Assignor, and, with the prior written approval of Agent which shall not be unreasonably withheld, conditioned or delayed, to protect and preserve the interest of Agent under this Assignment and the value of the Collateral, provided that Assignor shall not without the prior written approval of Agent, such approval not to be unreasonably withheld, conditioned or delayed, take any action to demand, accelerate, bring suit or institute a foreclosure or other enforcement action. Assignor shall pay all taxes and other charges against the Collateral, shall not use the Collateral or the Property illegally, and shall take all reasonable precautions to prevent any loss, theft, damage or destruction of the Collateral or the Property or levy, seizure or attachment of the Collateral or the Property. At the request of Agent, Assignor shall take such actions as Agent may reasonably require to enforce the terms of the Collateral Documents or any other contract, agreement or instrument included in, giving rise to, creating, establishing, evidencing or relating to the Collateral or to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

3.15 Assignor’s Conduct. Assignor has not done any act or omitted to do any act which might prevent Agent from, or limit Agent in, acting under any of the provisions herein.

3.16 No Offset. The Collateral Notes evidence bona fide indebtedness or obligations owing to Assignor by each Maker, and no Maker has any rights to set off, counterclaim or defenses with respect to the payment or performance of any obligations under the Collateral Documents.

3.17 [Reserved].

3.18 Custody of Collateral. Agent’s duty with reference to the Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against other parties. Agent will have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any payments thereunder.

3.19 Related Documents. There are no documents or agreements to which Assignor is a party or beneficiary which conflict with or vary the terms of the Collateral Documents, and Assignor has delivered to Agent copies of all Collateral Documents.

3.20 No Maker Default. Each Maker is the sole obligor and grantor under the Collateral Note and other Collateral Documents to which it is a party. As of the date of acceptance by Agent of such Collateral Documents as collateral for the Obligations, no Maker is in default under any of the terms, covenants or conditions of the Collateral (nor has any event or circumstance occurred, which with lapse of time or giving of notice, or both, might constitute a default thereunder). The Collateral does not constitute a Delinquent Loan or a Defaulted Loan. Assignor shall promptly deliver to Agent copies of any written notice of any default under the Collateral Documents delivered to Maker, which notice shall specify in reasonable detail the nature of such default.

3.21 Waiver of Defaults; Defenses. Assignor has not waived any material default, breach, violation or event of acceleration existing under the related Collateral Mortgage (if applicable), related Collateral Note or other related Collateral Documents. To Assignor’s knowledge, the related Maker has not waived any material default, breach, violation or event of acceleration by any tenant existing under any Lease or Operators’ Agreement related to the Property securing the Borrowing Base Loan.

3.22 No Prepayment. No prepayment with respect to the Collateral has been collected or received by Assignor prior to the date hereof except as disclosed in writing to Agent, or subsequent to the date hereof except where the proceeds of which have been paid to Agent in accordance with the prepayment requirements in the Credit Agreement. Except to the extent permitted under the terms of the Collateral and paid to the Agent in accordance with the prepayment requirements in the Credit Agreement, no prepayment of the indebtedness evidenced by the Collateral Documents will be collected or received by Assignor without the prior written consent of Agent, which consent may be withheld by Agent in its reasonable discretion.

3.23 Collateral Indebtedness. As of the date set forth thereon, the unpaid principal balances of or outstanding amounts owing with respect to the Collateral Notes are as set forth on Exhibit “B” attached hereto and accrued and unpaid interest and other charges thereon are as set forth on said Exhibit “B”.

3.24 Escrows. Upon the occurrence of any Event of Default any amounts deposited by or on behalf of any Maker as escrows or deposits pursuant to the Collateral Documents to be held by or on behalf of Assignor (including, without limitation, escrows for taxes and insurance), shall, immediately, upon Agent’s demand be deposited with Agent and shall be used for the purposes permitted in the Collateral Documents. Assignor agrees that any such escrow or deposit amounts shall be used only for the purposes permitted in the Collateral Documents.

3.25 Additions; Substitutions. If Assignor shall at any time be entitled to receive or shall receive any cash, certificate or other property, option or right, upon, in respect of, as an addition, to, or in substitution or exchange for any of the Collateral as a result of the exercise of any rights or remedies under the Collateral Documents, whether for value paid by Assignor or otherwise, Assignor agrees that the same shall be deemed to be part of the Collateral and shall be delivered directly to Agent in each case accompanied by proper instruments of encumbrance or assignment as reasonably required by Agent duly executed by Assignor in such a form as may be reasonably required by Agent to be held by Agent subject to the terms hereof, as further security for the Obligations (unless any such cash received represents a payment of the indebtedness evidenced by the Collateral Documents, in which case such amount shall be applied to the Obligations in accordance with the Credit Agreement). If Assignor receives any of the foregoing directly, Assignor agrees to hold such cash or other property in trust for the benefit of Agent, and to promptly surrender such cash or other property to Agent.

3.26 Delivery of Notes. Assignor shall promptly deliver to Agent any note or other document or instrument entered into after the date hereof which evidences, constitutes, guaranties or secures any of the Collateral or any right to receive Collateral, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Agent may reasonably require to transfer title to Agent or perfect the security interest of Agent in such Collateral.

3.27 Merger. Except as consented to by Agent, Assignor, for itself and its successors, successors-in-interest and assigns, acknowledges and agrees that the interests created in the holder of the Collateral Documents shall not be merged with the interests of any Maker, Assignor or any other Person in the Property, and that such interests shall remain separate and distinct. The indebtedness, liens and security interests created by the Collateral Documents shall be preserved in favor of the holder thereof and Agent, and shall not be affected or impaired by any common ownership of the Collateral Documents and the Property, or any commonality between the direct or indirect owners of the Property and of the Collateral Documents.

3.28 Securities Laws. The pledge of the security interest contemplated by this Assignment does not violate and does not require that any filing, registration or other act be taken with respect to any and all laws pertaining to the registration or transfer of securities, including without limitation the Securities Act of 1933, the Securities and Exchange Act of 1934, and any and all rules and regulations promulgated thereunder or any similar federal, state or local law, rule, regulation or orders hereafter enacted or analogous in effect, as the same are amended and in effect from time to time (hereinafter referred to collectively as the “Securities Laws”). Assignor shall at all times comply with the Securities Laws as the same pertain to all or any portion of the Collateral or any of the transactions contemplated by this Assignment.

3.29 Usury Laws. All Borrowing Base Loans complied with all applicable usury laws in effect at its date or origination.

3.30 Disbursement. The proceeds of all Borrowing Base Loan have been fully-disbursed and there is no requirement for future advances thereunder.

3.31 Participation. Each Borrowing Base Loan is a whole loan and not a participation interest.

3.32 Servicing. The origination, servicing and collection practices Assignor used with respect to the Borrowing Base Loan have complied with applicable law in all material respects and are consistent and in accordance with the terms of the related Collateral Loan Documents and in accordance with customary servicing standards applicable to similarly situated loans.

3.33 Practical Realization. The related Collateral Mortgage or related Collateral Note, together with applicable state law, contains customary and enforceable provisions (subject to any non-recourse provisions contained in any of the Collateral Documents and any applicable state anti-deficiency legislation) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the Property securing the Borrowing Base Loan of the principal benefits of the security intended to be provided thereby, including the right of foreclosure under the laws of the state in which the Property securing the Borrowing Base Loan is located governing foreclosures of mortgages, deeds of trust and deeds to secure debt under power of sale.

3.34 Maker Bankruptcy. No Maker nor any related tenant is a debtor in any state or federal bankruptcy or insolvency proceeding.

3.35 Leases. As of the date of acceptance by Agent of such Collateral Documents as collateral for the Obligations, to Assignor’s knowledge, each related lease for the related Property was not delinquent (giving effect to any applicable grace period) in the payment of any monthly lease payments and no other default has occurred since the date of the related loan origination date, and has not been thirty (30) days or more delinquent in respect of any monthly lease payment required thereunder

ARTICLE FOUR

ACTION BY AGENT

4.01 Action by Agent. Whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral with notice to Assignor:

(a) Agent may take such action as Agent may deem necessary to protect the Collateral or its security interest therein, Agent being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien which in the judgment of Agent appears to be prior or superior to its security interest, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorney’s fees.

(b) Agent shall be under no duty or obligation to (i) preserve, process, develop, maintain or protect the Collateral or any of Assignor’s rights or interests therein, or (ii) make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protests or notices of any other nature whatsoever in connection with the Collateral on behalf of Assignor or any other Person having any interest therein; and Agent does not assume and shall not be obligated to perform the obligations of Assignor with respect to the Collateral. Agent may, at any time and from time to time, without notice or demand and at the expense of Assignor, make requests for information concerning the Collateral from any obligor thereon or any servicer, agent or manager acting on behalf of Assignor.

(c) Agent may, at its sole option, make advances to protect the Collateral and its security title or interest therein, or for any reason for which Assignor is permitted under the terms of the Collateral Documents to make advances, and any such advances made by Agent shall be deemed advanced under the Collateral Documents, increasing the indebtedness evidenced and secured thereby, and also shall be deemed advances under the Loan Documents, increasing the Obligations.

(d) Agent may at any time compromise, transfer and assign its interest in the Collateral or any portion thereof and this Assignment in accordance with the Credit Agreement or at any time after the occurrence and during the continuance of any Event of Default.

4.02 Attorney In Fact. ASSIGNOR HEREBY NOMINATES AND IRREVOCABLY DESIGNATES AND APPOINTS AGENT ITS TRUE AND LAWFUL AGENT AND ATTORNEY IN FACT (WITH FULL POWER OF SUBSTITUTION), WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, EITHER IN THE NAME OF AGENT OR IN THE NAME OF ASSIGNOR, AS THE CASE MAY BE, AT ASSIGNOR’S SOLE COST AND EXPENSE, TO TAKE ANY OF THE FOLLOWING ACTIONS:

(a) To do all acts and things and execute all documents which Agent may deem necessary or advisable to perfect and continue perfected the security interest created by this Assignment and to preserve, process, develop, maintain and protect the Collateral and the value thereof and Agent’s interest therein, including, without limitation, preparing, signing, filing and recording, for Assignor in Assignor’s name, or for Assignor on behalf of any Maker or other Person liable with respect to such obligations, any financing statement covering or constituting the Collateral, or any portion thereof;

(b) To do any and every act which Assignor is obligated to do under this Assignment;

(c) Whether before or after the occurrence of an Event of Default, to ask for, demand, sue for, attach, levy, settle, compromise, collect, compound, recover, receive and give receipt and acquittances for any and all sums owing or which may become due with respect to the Collateral; to endorse, in the name of Assignor, all checks, notes, drafts, money orders, evidences of payment, or other instruments received in payment of, or on account of, the Collateral or any portion thereof; and to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing or taking any acts on behalf of Assignor which are otherwise required of Assignor under the terms of the Collateral or any portion thereof as conditions precedent to the payment of the obligations evidenced by, or to the exercise of, the Collateral or any portion thereof; and to exercise any rights and remedies available under the Collateral Documents and to execute any document or instrument which Agent may deem necessary or desirable in connection therewith, including pleadings, consent orders, stipulations, and other documents and instruments which Agent may deem necessary or desirable in connection with judicial or nonjudicial foreclosure of any deed of trust, mortgage, deed to secure debt, assignment, pledge or other security agreement included within the Collateral Documents or other legal actions or proceedings with respect to the Collateral or the Maker. IN ADDITION, ASSIGNOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS AGENT ITS TRUE AND LAWFUL ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION EITHER IN THE NAME OF AGENT OR ASSIGNOR WHICH POWER IS COUPLED WITH AN INTEREST TO (I) SIGN ASSIGNOR’S NAME ON ANY COLLATERAL, DRAFTS AGAINST ACCOUNT DEBTORS, ASSIGNMENTS, ANY PROOF OF CLAIM IN ANY BANKRUPTCY OR OTHER INSOLVENCY PROCEEDING INVOLVING ANY ACCOUNT DEBTOR, ANY NOTICE OF LIEN, CLAIM OF LIEN OR ASSIGNMENT OR SATISFACTION OF LIEN, OR ON ANY FINANCING STATEMENT OR CONTINUATION STATEMENT UNDER THE UNIFORM COMMERCIAL CODE; (II) SEND VERIFICATIONS OF ACCOUNTS RECEIVABLE TO ANY ACCOUNT DEBTOR; AND

(III) IN CONNECTION WITH A TRANSFER OF THE COLLATERAL AS DESCRIBED ABOVE SIGN IN ASSIGNOR’S NAME ANY DOCUMENTS NECESSARY TO TRANSFER TITLE TO THE COLLATERAL TO AGENT OR ANY THIRD PARTY;

(d) Compromise the Collateral or any portion thereof; and

(e) To endorse and transfer the Collateral upon foreclosure;

provided, however, that Agent shall be under no obligation whatsoever to take any of the foregoing actions or to exercise any of the foregoing authority or power, and Agent shall have no liability or responsibility for any act or omission taken with respect thereto. All of said rights and powers may be exercised by Agent at any time, whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral. THE FOREGOING APPOINTMENT OF THE AGENT AS ASSIGNOR’S ATTORNEY-IN-FACT IS IRREVOCABLE, COUPLED WITH AN INTEREST, WITH FULL POWER OF SUBSTITUTION AND CANNOT BE REVOKED BY INSOLVENCY, REORGANIZATION, MERGER, CONSOLIDATION OR OTHERWISE. ALL ACTS OF SAID POWER OF ATTORNEY ARE HEREBY RATIFIED AND APPROVED AND AGENT SHALL NOT BE LIABLE FOR ANY MISTAKE OF LAW OR FACT MADE IN CONNECTION THEREWITH.

4.03 Necessity for Agent Action or Consent. So long as this Assignment shall be held by Agent as security for the Obligations, (a) no approval, consent, election, waiver, vote or other matter which is given or required or permitted to be given or which inures to the benefit of Assignor under the Collateral Documents shall be deemed to have been given unless and until given by Agent; (b) no Prohibited Modification may be entered into without the consent of Agent and any such attempted modification, amendment or waiver without such consent shall be null and void; (c) except to the extent that the Collateral has been paid in full, or it is otherwise required by the terms of the Collateral, no Collateral may be released without the execution of the documentation of release by Agent, and any attempt to release without such execution by Agent shall be null and void; and (d) any exercise of discretion by Assignor, any requirements imposed or to be imposed, or permitted to be imposed, by Assignor hereunder, shall be deemed to have been exercised or imposed only when so exercised or imposed by Agent. The rights of Agent under this section may be exercised by Agent solely at the option of Agent, and Agent shall have no obligation to give any consent or take any other action whatsoever contemplated hereby, but may instead defer in writing to Assignor or require the written concurrence of Assignor before giving any such consent or taking any such other actions. Without implying any limitation upon the scope of Section 7.01 hereof, it is specifically noted that the provisions of Section 7.01 hereof apply, without limitation, to any action or failure to act on the part of Agent with respect to the matters contemplated by this Section 4.03.

ARTICLE FIVE

ENFORCEMENT OF COLLATERAL DOCUMENTS

Assignor acknowledges and agrees that Agent at all times, whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral (unless otherwise provided in this Assignment), shall have the right, but not the obligation, to exercise and enforce, in its own name or in Assignor’s name, any or all rights and remedies of Assignor under the Collateral Documents to the exclusion of Assignor, including but not limited to the right to inspect the Property, to receive information and documents, to declare due the indebtedness secured by the Collateral Documents upon the occurrence of a default thereunder, to grant or withhold approvals, and to exercise discretion with respect to any matter. Assignor shall not exercise or attempt to exercise any such right or remedy except at the written request of Agent and only in strict accordance with the instructions of Agent. Agent may, at its option, enforce or conduct any action for foreclosure under the Collateral Documents in its own name or in the name of Assignor, and Assignor specifically consents to any foreclosure (including nonjudicial foreclosure) under any or all of the Collateral Documents or any other action taken by Agent even though such action may release any person from personal liability on any of the Collateral Documents. Assignor agrees that upon the exercise by Agent of any such remedies, any amount bid by Agent at any sale of any of the Property or any other collateral for any Collateral Note or other Collateral Document may, at the option of Agent, be deemed to be a credit bid by Agent of the indebtedness evidenced by or the obligations payable with respect to the applicable Collateral Note or other Collateral Document and the Obligations, or any of them; Agent shall be entitled to set off the amount of any such bid against any such indebtedness, all at the election of Agent, in its sole discretion; and any or all proceeds of any Collateral Note or other Collateral Document may be applied against the Obligations in accordance with the Credit Agreement and Agent shall hold any property obtained by Agent at any such sale free and clear of any interest or claims of Assignor regardless of whether Agent shall have exercised any remedy under this Assignment with respect to any of the Collateral Documents, or shall have sold any of the Collateral Documents or obtained absolute title thereto pursuant to its rights and remedies under the Uniform Commercial Code of the State of New York (the “UCC”), or otherwise. Assignor hereby agrees to pay to Agent, immediately upon demand, all costs and expenses, including without limitation reasonable attorney’s fees, incurred by Agent in connection with the enforcement or foreclosure of any Collateral Documents, with interest from the date of expenditure at the Default Rate specified in the Credit Agreement, to the extent permitted by applicable laws.

ARTICLE SIX

REMEDIES

6.01 Remedies. Upon the occurrence and during the continuance of any Event of Default, without prejudice to the rights of Agent to enforce its claims against Assignor for damages for failure to fulfill any of its obligations under any of the Loan Documents, Agent shall have, in addition to all other rights and remedies that Agent may have under this Assignment and by law, all of the rights and remedies hereinafter set forth, and it may exercise without further notice to Assignor, except as may be specifically required herein or in the other Loan Documents, any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others:

(a) Agent shall have the right immediately to exercise all of its rights and remedies provided under this Assignment, the Notes, and any of the other Loan Documents.

(b) Agent shall have the right to collect and to continue to collect all payments on the Collateral; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to Agent, in whole or in part, the

Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Collateral; to give all consents, waivers and ratifications in respect of the Collateral and exercise all other rights, powers and remedies and otherwise act with respect thereto as if it were the owner thereof; and to enforce payments and prosecute any action or proceeding with respect to any and all of the Collateral and take or bring, in Agent’s name or in the name of Assignor, all steps, actions, suits or proceedings deemed by Agent necessary or desirable to affect collection of or to realize upon the Collateral.

(c) Agent shall have all of the rights and remedies of a secured party under the UCC as in effect at that time, including, without limitation, the right to take possession of any of the Collateral, and to sell or otherwise dispose of the same.

(d) Agent shall have the right to foreclose the liens and security interests created under this Assignment or under any other agreement relating to the Collateral by any available judicial procedure or without judicial process; and to sell, assign, lease or otherwise dispose of the Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or for future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Agent.

(e) Agent shall have the right to the appointment of a receiver for the Collateral, and Assignor hereby consents to such rights and such appointment and hereby waives any objection Assignor may have thereto or the right to have a bond or other security posted by Agent.

(f) Agent shall have all other rights and remedies available under applicable law.

6.02 Sale of Collateral. In the event Agent shall determine to sell the Collateral or any portion thereof, any such sale shall be held at such time or times and at such place or places as Agent may determine in the exercise of its sole discretion. Agent may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase for the account of Agent or any nominee of Agent the whole or any part of the Collateral. In the event that Agent is the successful bidder at any public or private sale of the Collateral or any portion thereof, the amount bid by Agent may be credited against the Obligations as provided in Section 6.03. Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. Agent may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Assignor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Assignor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the UCC. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Upon consummation of any sale of the Collateral, Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the Collateral sold absolutely free from any claim or right on the part of Assignor, and Assignor hereby waives to the extent permitted by law all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Assignor agrees that: (a) if Agent shall, pursuant to the terms of this Assignment, sell or cause the Collateral or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Collateral or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

6.03 Application of Net Proceeds. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied to the payment and satisfaction of the Obligations in accordance with the terms of the Credit Agreement.

6.04 No Limitation of Remedies. No remedy conferred upon or reserved to Agent herein or in the Notes or in any of the other Loan Documents or in the Collateral Documents is intended to be exclusive of any other remedy conferred upon or reserved to Agent under such instruments or under any applicable laws. Each such remedy shall be cumulative and concurrent and shall be in addition to each and every other remedy now or hereafter existing under such instruments or at law or in equity. No delay or omission by Agent to exercise any right, power or remedy provided in this Assignment, the Notes, or the other Loan Documents or otherwise accruing upon any Event of Default shall impair in any manner any such right, power or remedy, or shall be construed to be a waiver of any such default or acquiescence therein, and each and every right, power and remedy of Agent may be exercised from time as often as may be deemed expedient by Agent. Assignor hereby waives to the extent permitted by law all rights which Assignor has or may have under and by virtue of the UCC and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto providing any right of Assignor to notice and to a judicial hearing prior to seizure by Agent of any of the Collateral. Assignor hereby waives and renounces for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by law or the Loan Documents) and all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or which may hereafter be provided by the Constitution and laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Obligations. Without limiting the foregoing, Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Assignor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Assignment or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Assignor hereby irrevocably waives the benefits of all such laws.

6.05 Rights Independent; Adequacy of Collateral. The security interest created hereunder is independent of any other security for the Obligations or the obligations of any other party or any guarantor, and upon the occurrence and during the continuance of an Event of Default, Agent may proceed in the enforcement hereof independently of any other right or remedy that Agent may at any time hold with respect to the Obligations or any other security or guaranty therefor. Upon the occurrence and during the continuance of an Event of Default, Agent may file a separate action or actions against Assignor hereunder, whether action is brought and prosecuted with respect to any other security or against any other party or any guarantor, or whether any other party or any guarantor is joined in any such action or actions.

6.06 Performance of Assignor’s Obligations. If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment which Assignor shall fail to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Assignor upon demand and shall constitute a part of the Obligations and shall bear interest at the Default Rate set forth in the Credit Agreement.

6.07 Disposition of Collateral. In view of the position of Assignor in relation to the Collateral owned by it, or because of other current or future circumstances, a question may arise under the Collateral Documents or applicable laws with respect to any disposition of the Collateral permitted hereunder. Assignor recognizes that the Collateral Documents or related agreements may strictly limit transfers of the Collateral and the admission of substitute lenders, holders or owners under the Collateral Documents. Assignor understands that compliance with the Collateral Documents, related agreements or applicable laws might very strictly limit the course of conduct of Agent if Agent were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable laws. Assignor recognizes that in light of the foregoing restrictions and limitations Agent may, with respect to any sale of the Collateral, limit the purchasers to those who are able to satisfy any conditions or requirements set forth in the Collateral Documents, related agreements or applicable laws and Agent may sell the Collateral in parcels and at such time as Agent may reasonably determine is necessary to comply with such conditions or requirements. Assignor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Agent in its sole and absolute discretion may, in accordance with the Collateral Documents (a) restrict such sale to one or more eligible purchasers who have satisfied all applicable requirements, (b) approach and negotiate with a single potential purchaser to effect such sale or sales, and (c) sell the Collateral in parcels and at such time as Agent may reasonably determine is necessary to comply with such conditions or requirements. Assignor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller if such sale were a public sale without restrictions. In the event of any such sale, Agent shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale was to other than an eligible purchaser who satisfied all applicable requirements, if more than a single purchaser were approached or if all of the Collateral were sold at a single sale. Assignor further agrees that any sale or sales by Agent of the Collateral made as provided in this Section 6.07 shall be commercially reasonable. The provisions of this paragraph will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

ARTICLE SEVEN

GENERAL CONDITIONS

7.01 Indemnification. IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT THIS ASSIGNMENT SHALL NOT OPERATE TO PLACE ANY RESPONSIBILITY OR OBLIGATION WHATSOEVER UPON AGENT OR ANY LENDER, AND THAT IN ACCEPTING THIS ASSIGNMENT, AGENT AND THE LENDERS NEITHER ASSUME NOR AGREE TO PERFORM AT ANY TIME WHATSOEVER ANY OBLIGATION OR DUTY OF ASSIGNOR WITH RESPECT TO THE COLLATERAL, ALL OF WHICH OBLIGATIONS AND DUTIES SHALL BE AND REMAIN WITH AND UPON ASSIGNOR. ASSIGNOR AGREES TO RELEASE, INDEMNIFY, DEFEND AND TO HOLD HARMLESS, AND DOES HEREBY RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS, AGENT, THE LENDERS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS AND AGENTS (EACH AN “INDEMNIFIED PERSON”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS FEES AND EXPENSES) IMPOSED UPON OR INCURRED BY ANY INDEMNIFIED PERSON BY REASON OF THIS ASSIGNMENT AND ANY CLAIM AND DEMAND WHATSOEVER WHICH MAY BE ASSERTED AGAINST ANY INDEMNIFIED PERSON BY REASON OF ANY ALLEGED OBLIGATION OR UNDERTAKING TO BE PERFORMED OR DISCHARGED BY AGENT OR ANY LENDER UNDER OR BY REASON OF THIS ASSIGNMENT, EXCEPT FOR ANY LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AGENT OR SUCH LENDER. IN THE EVENT ANY INDEMNIFIED PERSON INCURS ANY SUCH LIABILITY, OBLIGATION, CLAIM, DAMAGE, PENALTY, COSTS OR EXPENSES UNDER OR BY REASON OF THIS ASSIGNMENT, OR IN THE DEFENSE OF ANY CLAIMS OR DEMANDS ARISING OUT OF OR IN CONNECTION WITH THIS ASSIGNMENT, THE AMOUNT OF SUCH LIABILITY, OBLIGATION, CLAIM, DAMAGE, PENALTY, COST OR EXPENSE SHALL BE ADDED TO THE OBLIGATIONS, SHALL BEAR INTEREST AT THE DEFAULT RATE SPECIFIED IN THE CREDIT AGREEMENT FROM THE DATE INCURRED UNTIL PAID AND SHALL BE DUE AND PAYABLE IMMEDIATELY UPON DEMAND BY AGENT OR A LENDER.

7.02 Further Assurances. Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents and instruments as Agent may at any time request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Agent its rights, powers and remedies hereunder. Without limiting the generality of the foregoing, at any time and from time to time, upon request by Agent, Assignor will make, execute and deliver, or cause to be made, executed and delivered, to Agent and, where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time and in such offices and places as shall be deemed desirable by Agent, any and all such other and further assignments, deeds to secure debt, mortgages, deeds of trust, security agreements, financing statements, continuation statements, instruments of further assurance, certificates and other documents as may, in the opinion of Agent, be necessary or desirable in order to effectuate, complete, or perfect, or to continue and preserve (a) the obligations of Assignor under this Assignment and (b) the security interest created by this Assignment as a first and prior security interest upon the Collateral. Without limiting Agent’s rights under Section 3.12(d) hereof, upon any failure by Assignor so to do, Agent may make, execute, record, file, re-record and/or refile any and all such assignments, deeds to secure debt, mortgages, deeds of trust, security agreements, financing statements, continuation statements, instruments, certificates, and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney in fact of Assignor so to do. This power is coupled with an interest.

7.03 Expenses and Costs of Agent. Assignor agrees to pay to Agent all advances, charges, costs and expenses, including all reasonable attorney’s fees, incurred or paid by Agent in exercising any right, power or remedy conferred by this Assignment, or in the enforcement thereof, whether or not an action is filed hereon, together with interest from the date of the expenditure at the Default Rate specified in the Credit Agreement, to the extent permitted by applicable law, it being specifically understood and agreed by Assignor that all such advances, charges, costs and expenses shall constitute Obligations.

7.04 Release of Collateral and Termination. As provided in Section [5.4] [5.7] of the Credit Agreement or subject to the terms of Section 5.8 of the Credit Agreement, upon the payment and satisfaction in full of the Obligations and the termination of the obligations of the Lenders to make additional Loans or issue Letters of Credit, Agent, upon receipt of written request therefor from Assignor, shall execute and deliver to Assignor such documents as may be necessary to release the liens and interests on the Collateral created by this Assignment, and shall return any originals of the Collateral Documents to Assignor without recourse or warranty.

7.05 Survival of Certain Agreements. Notwithstanding the repayment of the Obligations, the termination of the obligations of the Lenders to make additional Loans or issue Letters of Credit and the cancellation or transfer of the Loan Documents, or any foreclosure of or other realization upon the Collateral, the agreement of Assignor contained herein or in any of the other Loan Documents to pay the costs and expenses of Agent in connection with the Loan and all agreements of Assignor contained herein or in any of the other Loan Documents to indemnify and/or hold harmless the Indemnified Persons shall continue in full force and effect so long as there exists any possibility of expense or liability on the part of the Indemnified Persons.

7.06 Law Governing. THIS ASSIGNMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK INCLUDING THE CHOICE OF LAW RULES UNDER THE NEW YORK UCC.

7.07 Security Interest Absolute. All rights of Agent, and the security interests hereunder, and all of the obligations secured hereby, shall be absolute and unconditional, irrespective of:

(a) Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;

(b) Any change in the time (including the extension of the maturity date of the Notes), manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents;

(c) Any exchange, release or nonperfection of any other collateral for the Obligations, or any release or amendment or waiver of or consent to departure from any of the Loan Documents with respect to all or any part of the Obligations; or

(d) Any other circumstance (other than payment of the Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor or any third party for the Obligations or any part thereof.

7.08 Notices. Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement shall be given to Assignor in the manner prescribed in the [Guaranty] [Credit Agreement].

7.09 Consents, Amendments, Waivers, Etc. Except as otherwise expressly provided in this Assignment, any consent or approval required or permitted by this Assignment may be given, and any term of this Assignment or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Assignor of any terms of this Assignment or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) as provided in the Credit Agreement. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No amendment of any provision of this Assignment shall in any event be effective unless the same shall be in writing and signed by Agent and Assignor. No course of dealing or delay or omission on the part of Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Assignor shall entitle Assignor to other or further notice or demand in similar or other circumstances.

7.10 Severability. The provisions of this Assignment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Assignment in any jurisdiction.

7.11 No Unwritten Agreements. THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7.12 Waiver of Jury Trial and Certain Damage Claims. EACH OF ASSIGNOR AND AGENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS ASSIGNMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. ASSIGNOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. ASSIGNOR (A) CERTIFIES THAT NO REPRESENTATIVE OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS ASSIGNMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH. ASSIGNOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS PARAGRAPH WITH LEGAL COUNSEL AND THAT ASSIGNOR AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT. ASSIGNOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY FOR ITSELF AND IN RESPECT OF ITS PROPERTY TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN), AND TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE COURT OR ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE IN WHICH ANY OF THE PROPERTY IS LOCATED, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE OBLIGATIONS. ASSIGNOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT ASSIGNOR MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. ASSIGNOR HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO ASSIGNOR AT THE ADDRESS STATED IN THE GUARANTY, OR AT A SUBSEQUENT ADDRESS OF ASSIGNOR OF WHICH AGENT RECEIVED ACTUAL NOTICE FROM ASSIGNOR IN ACCORDANCE WITH THE GUARANTY, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF AGENT TO BRING PROCEEDINGS AGAINST ASSIGNOR IN ANY OTHER COURT OR JURISDICTION.

7.13 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Assignor under this Assignment.

IN WITNESS WHEREOF, Assignor have executed this Assignment, as of the day and year first above written.

ASSIGNOR:

,
a limited liability company

By:
Name:
Title:

(SEAL)

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Title:

EXHIBIT “A”

COLLATERAL

J-A-1

EXHIBIT “B”

OUTSTANDING BALANCES

J-B-1

SCHEDULE 1

DESCRIPTION OF ASSIGNOR

                                         , a                      limited liability company, has been using or operating under said name and identity or corporate structure without change since                                         .

Names and Tradenames used within the last five years:

Mailing address:

Organizational Identification Number:

Federal Tax Identification Number:

J-S-1

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among MedEquities Realty Operating Partnership, LP (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

EXHIBIT L

FORM OF ASSIGNMENT OF HEDGE AGREEMENT

THIS ASSIGNMENT OF HEDGE AGREEMENT (this “Assignment”), made as of the             day of             , 201  , by MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Assignor”), to KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Agent for itself and each other lender (collectively, the “Lenders”) which is or may hereafter become a party to the Credit Agreement (as hereinafter defined) (KeyBank, in its capacity as Agent, is hereinafter referred to as “Agent”).

W I T N E S S E T H:

WHEREAS, Assignor, KeyBank, individually and as agent, and the other lenders which are now or hereafter a party thereto have entered into that certain First Amended and Restated Credit Agreement dated as of July 30, 2015 (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed or modified or restated, the “Credit Agreement”), pursuant to which the Lenders have agreed to provide to Assignor a revolving credit loan facility as provided in the Credit Agreement; and

WHEREAS, the Agent and the Lenders have required, as a condition to entering into the Credit Agreement, that Assignor execute this Assignment in order to secure the prompt and complete payment, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all indebtedness, liabilities, duties, responsibilities and obligations, whether such indebtedness, liabilities, duties, responsibilities and obligations are now existing or are hereafter created or arising, under the Credit Agreement, the Notes and/or the other Loan Documents, including, without limitation, the payment, observance and performance of, among other things, (a) the obligations of Assignor arising from this Assignment and the other Loan Documents to which it is a party, (b) all other Obligations (including, in the case of each of clauses (a) and (b), any interest, fees and other charges in respect of the Credit Agreement and the other Loan Documents that would accrue but for the filing of a petition initiating any bankruptcy, insolvency, receivership or other similar case or proceeding under federal or state law, whether or not such interest, fees and other charges accrue or are recoverable against Assignor after the filing of such petition for purposes of the Bankruptcy Code or are an allowed claim in such proceeding), and (c) the Hedge Obligations (but excluding any Excluded Hedge Obligations), plus reasonable attorneys’ fees and expenses if the obligations represented under this Assignment, the Credit Agreement and the other Loan Documents are collected by law, through an attorney-at-law, or under advice therefrom (all such indebtedness, liabilities, duties, responsibilities and obligations being hereinafter referred to as the “Secured Obligations”);

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:

Collateral. See Paragraph 2 hereof.

Counterparty. Individually, any Person other than Assignor that is a party to the Hedge Agreement, and collectively all of such Persons.

Event of Default. See Paragraph 7 hereof.

Hedge Agreement. The [ISDA Master Agreement] dated as of                     , 201   between Assignor and                     , the Schedule attached thereto and the confirmation of interest rate swap, dated on or near the date thereof, from                     to Assignor.

Secured Obligations. See the Recitals.

2. Grant of Security Interest. As security for the Secured Obligations, Assignor does hereby transfer, assign, pledge, convey and grant to Agent, and does hereby grant a security interest to Agent in, all of Assignor’s right, title and interest in and to the following:

(a) All right, title, interest, claims or rights of Assignor now or hereafter in or to the Hedge Agreement; and

(b) Any and all profits, proceeds, accounts, income, distributions and payments of any kind or nature whatsoever, in each case now or hereafter distributable or payable to Assignor pursuant to or by reason of the Hedge Agreement, and all claims, choses in action, or things in action or rights as a creditor now or hereafter arising against Counterparty; and

(c) All accounts, contract rights, security entitlements, securities accounts, investment property and general intangibles now or hereafter evidencing, arising from or relating to any of the foregoing; and

(d) All notes or other documents or instruments now or hereafter evidencing or securing any of the foregoing; and

(e) All right of Assignor to collect and enforce payments distributable or payable to Assignor pursuant to the terms of the Hedge Agreement; and

(f) All documents, writings, books, files, records, computer tapes, programs, ledger books and ledger pages arising from or used in connection with any of the foregoing; and

(g) All renewals, extensions, additions, substitutions or replacements of any of the foregoing; and

(h) All powers, options, rights, privileges and immunities pertaining to any of the foregoing; and

(i) All products and proceeds of any of the foregoing and all cash, security or other property distributed on account of, or in exchange or substitution of, any of the foregoing.

(j) All of the foregoing described in this Paragraph 2 are hereinafter referred to collectively as the “Collateral.”

3. Obligations Secured. This Assignment is made by Assignor and the security interest in the Collateral is granted by Assignor to secure the payment and performance by Assignor of the Secured Obligations.

4. Collection of Collateral.

(a) It is acknowledged and agreed by the parties hereto that Agent shall have sole and exclusive possession of the Collateral and that this Assignment constitutes a present, absolute and current assignment of all the Collateral and is effective upon the execution and delivery hereof. Payments under or with respect to the Collateral shall be made as follows:

(i) Assignor shall not have any right to receive any Collateral, and all such payments shall be delivered directly by the Counterparty to Agent for application by Agent in satisfaction of the Secured Obligations in accordance with the Loan Documents.

(ii) If Assignor shall receive any Collateral, Assignor shall hold all such payments in trust for Agent, will not commingle such payments with other funds of Assignor, and will immediately pay and deliver in kind, all such payments directly to Agent (with such endorsements and assignments as may be necessary to transfer title to Agent) for application by Agent in satisfaction of the Secured Obligations in accordance with the Loan Documents.

(iii) Assignor hereby agrees for the benefit of Counterparty that all payments actually received by Agent hereunder or pursuant hereto shall be deemed payments to Assignor by Counterparty. Agent shall apply any and all such payments actually received by Agent in satisfaction of the Secured Obligations in accordance with the Loan Documents.

(iv) In furtherance of the foregoing, Assignor does hereby notify and direct Counterparty that all payments under or with respect to the Collateral shall be made directly to Agent at the address of Agent set forth in the Credit Agreement.

(b) Effective only upon the occurrence and during the continuance of an Event of Default, Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact, which appointment is coupled with an interest and is irrevocable, either in the name of Agent, or in the name of Assignor, at Assignor’s sole cost and expense, and to take any or all of the following actions:

(i) to ask, demand, sue for, attach, levy, settle, compromise, collect, compound, recover, receive and give receipt and acquittances for any and all Collateral and to take any and all actions as Agent may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing and taking any actions on behalf of Assignor which are otherwise required of Assignor under the terms of any agreement as conditions precedent to the payment of the Collateral, and the right and power to receive, endorse, assign and deliver, in the name of Assignor, any checks, notes, drafts, instruments or other evidences of payment received in payment of or on account of all or any portion of the Collateral, and Assignor hereby waives presentment, demand, protest and notice of demand, protest and non-payment of any instrument so endorsed; and

(ii) to institute one or more actions against Counterparty in connection with the collection of the Collateral, to prosecute to judgment, settle or dismiss any such actions,

and to make any compromise or settlement deemed desirable, in Agent’s sole and absolute discretion, with respect to such Collateral, to extend the time of payment, arrange for payment in installments or otherwise modify the terms of the Hedge Agreement or release Counterparty from its obligations to make such payments, without incurring responsibility to, or affecting any liability of, Assignor under the Hedge Agreement;

it being specifically understood and agreed, however, that Agent shall not be obligated in any manner whatsoever to give any notices of default (except as may be specifically required herein or in the Credit Agreement) or to exercise any such power or authority or be in any way responsible for the preservation, maintenance, collection of or realizing upon the Collateral, or any portion thereof, or any of Assignor’s rights therein. The foregoing appointment is irrevocable and continuing and any such rights, powers and privileges shall be exclusive in Agent, its successors and assigns until this Assignment terminates as provided in Paragraph 13, below.

(c) Notwithstanding anything contained in this Paragraph 4 to the contrary, provided no Event of Default has occurred and is continuing or would occur as a result thereof, Assignor shall have a license (revocable upon the occurrence of and during the continuance of an Event of Default) to receive and retain the Collateral attributable to payments made to Assignor by Counterparty except as a result of a default, event of default, termination event or similar occurrence under the Hedge Agreement.

5. Warranties and Covenants. Assignor does hereby warrant and represent to, and covenants and agrees with, Agent as follows:

(a) Power and Authority. Assignor has, and shall maintain throughout the term of this Assignment, all necessary power, authority and legal right to execute and deliver this Assignment, to own and grant a security interest in the Collateral, to assign to Agent the security interest granted hereby.

(b) Performance. All duties, obligations and responsibilities required to be performed by Assignor as of the date hereof under the Hedge Agreement have been performed, and no default or condition which with the passage of time or the giving of notice, or both, would constitute a default exists under the Hedge Agreement.

(c) Hedge Agreement. Except for the Loan Documents, Assignor is not a party to, nor is Assignor bound by or subject to, any indenture, contract or other agreement which purports to prohibit, restrict, limit, or control the transfer or pledge of the Collateral. The Hedge Agreement has been duly authorized, executed and delivered by Assignor and is in full force and effect. Assignor has paid to Counterparty all fees or other amounts at any time payable with respect to the Hedge Agreement. A true, correct and complete copy of the Hedge Agreement, together with any amendments thereto, is attached hereto as Exhibit “A” and made a part hereof, and there are no other agreements or understandings which modify, alter or supplement the terms thereof. So long as this Assignment remains in effect, Assignor shall not modify, amend, cancel, release, surrender, terminate or permit the modification, amendment, cancellation, release, surrender, termination of, the Hedge Agreement, or cause or permit the occurrence of a “Termination Event” (as such term is defined in the Hedge Agreement), without the prior written consent of Agent.

(d) Title. Assignor is and shall remain the sole, lawful, beneficial and record owner of the Collateral, free and clear of all liens, restrictions, claims, pledges, encumbrances, charges or rights of third parties and rights of set-off or recoupment whatsoever (other than those in favor of Agent hereunder), and Assignor has the full and complete right, power and authority to create a security interest in the Collateral in favor of Agent, in accordance with the terms and provisions of this Assignment. No Person has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.

(e) Priority. This Assignment, together with the UCC financing statements, creates a valid and binding first priority security interest in the Collateral securing the payment and performance of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interests have been duly made and taken. Assignor has not performed, and Assignor will not perform or, to the extent Assignor has the legal right, whether by contract, at law or in equity, to prevent such action, permit any other Person to perform, any acts which might prevent Agent from enforcing any of the terms and conditions of this Assignment or which would limit Agent in any such enforcement.

(f) Note. All original notes and other documents or instruments (if any) evidencing, constituting, guaranteeing or securing any of the Collateral or any right to receive the Collateral have been endorsed to and delivered to Agent.

(g) Perfection of Security Interest.

(i) (1) Assignor’s correct legal name (including, without limitation, punctuation and spacing) indicated on the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, principal residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof, (2) Assignor has been using or operating under said name and identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto and (3) in order to perfect the pledge and security interests granted herein against Assignor, a UCC Financing Statement must be filed with the Secretary of State of the State of Delaware. Assignor covenants and agrees that Assignor shall not change any of the matters addressed by clauses (1), (2) and (3) of this paragraph unless it has given Agent thirty (30) days prior written notice of any such change and caused to be filed at the request of Agent or authorized the Agent or Agent’s counsel to file such additional financing statements or other instruments to be filed in such jurisdictions as Agent may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

(ii) Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents, endorsements, assurances and instruments as Agent may at any time reasonably request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Agent its rights, powers and remedies hereunder. Without limiting the generality of the foregoing, at any time and from time to time, Assignor shall, at the reasonable request of Agent, make, execute, acknowledge, and deliver or authorize the execution and delivery of and where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time in such offices and places as shall be deemed desirable by Agent all such other and further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, certificates and other documents as Agent from time to time may reasonably require for the better assuring, conveying, assigning and confirming to Agent the Collateral and the rights hereby conveyed or assigned or intended now or hereafter to be conveyed or assigned, and for carrying out the intention or facilitating the performance of the terms of this Assignment. Upon any failure of Assignor to do so, Agent may make, execute, record, file, rerecord and/or refile, acknowledge and deliver any and all such further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, instruments, certificates and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney-in-fact coupled with an interest with full power of substitutions of Assignor so to do. This power is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Assignor will obtain such acknowledgments, waivers of lien, estoppel certificates or subordination agreements as Agent may require to insure the priority of its security interest in the Collateral.

(iii) Schedule 1 correctly sets forth all names and tradenames that Assignor has used within the last five years, and also correctly sets forth the locations of all of the chief executive offices of Assignor over the last five years.

(iv) Assignor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (1) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds possession of such Collateral on behalf of Agent, (2) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights, or electronic chattel paper (as such terms are defined by the Uniform Commercial Code as enacted in the State of New York (the “UCC”) with corresponding provisions thereof defining what constitutes “control” for such items of collateral) in each case in which such items are included as Collateral, with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (3) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If Assignor shall at any time acquire a “commercial tort claim” (as such term is defined in the UCC) with respect to the Collateral or any portion thereof, Assignor shall promptly notify Agent thereof in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Assignment in form and substance acceptable to Agent granting a security interest in such commercial tort claim to Agent.

(v) Assignor hereby authorizes Agent, its counsel or its representative, at any time and from time to time, at Assignor’s expense, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Agent may deem necessary or desirable in order to perfect the security interests granted by Assignor under this Assignment, and such financing statements may contain, among other items as Agent may deem advisable to include therein, the federal tax identification number and organizational number of Assignor.

(h) No Suits or Proceedings. There are no material actions, suits or proceedings pending or, to the knowledge of Assignor, threatened against or affecting the Collateral, or involving the validity or enforceability of this Assignment or the priority of the lien thereof, at law or in equity, or before any governmental or administrative agency.

6. General Covenants. Assignor covenants and agrees that, so long as this Assignment is continuing:

(a) No Further Encumbrance. Assignor shall not, without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion, directly, indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral.

(b) Defense of Collateral. Assignor shall at all times defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral adverse to Agent’s interest in the Collateral as granted hereunder.

(c) Performance of Duties. Assignor shall perform all of its duties, responsibilities and obligations under the Hedge Agreement and with respect to the Collateral shall diligently and in good faith protect the value of the Collateral.

(d) Payment of Taxes. Assignor shall pay all taxes and other charges against the Collateral, shall not use the Collateral illegally, and shall not suffer to exist any loss, theft, damage or destruction of the Collateral and shall not suffer to exist any levy, seizure or attachment of the Collateral.

(e) Enforcement of Hedge Agreement. Assignor, promptly upon the request of Agent, shall promptly take such actions as Agent may reasonably require to enforce or cause to be enforced the terms of the Hedge Agreement or any other contract, agreement or instrument included in, giving rise to, creating, establishing, evidencing or relating to the Collateral or to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

(f) [Intentionally Omitted].

(g) Location of Records. Except for those items of the Collateral that are delivered to Agent as provided herein, all original records of Assignor relative to the Collateral are and will be kept at the office of Assignor located in Davidson County, Nashville, Tennessee. Assignor shall give Agent not fewer than thirty (30) days prior written notice of any proposed change in the name of Assignor and any proposed change in the location of the Collateral or of such records, and Assignor will not, without the prior written consent of Agent, move the Collateral or such records to a location outside of Davidson County, Nashville, Tennessee, or keep duplicate records with respect to the Collateral at any address outside such county.

(h) Evidence of Indebtedness. If any amounts are due from Counterparty to Assignor, including, without limitation, any amounts in respect of Collateral payable to Assignor in the future and the obligation to pay or repay such amount is to be evidenced by a separate document or instrument, then as evidence of such obligations, Assignor shall (i) cause Counterparty to issue Assignor a promissory note bearing the legend attached hereto as Exhibit “B”, which note shall provide that all payments due under such promissory note are to be paid directly to Agent as required by, and applied as provided in, this Assignment or the Loan Documents until the Secured Obligations are paid in full or this Assignment is otherwise terminated as provided herein (and Agent may hold such sums as additional collateral for Secured Obligations not yet due and payable), or (ii) execute or cause to be executed such documents, instruments or agreements as Agent may reasonably require in order to ensure that such payments are to be paid directly to Agent as required by this Assignment. No other evidence of such obligations shall be executed by Counterparty to Assignor.

(i) Delivery of Notes. Assignor shall promptly deliver to Agent any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the Collateral or any right to receive Collateral, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Agent may require to transfer title to Agent.

(j) Assignor Remains Liable. Anything herein to the contrary notwithstanding, (i)Assignor shall remain liable under the Hedge Agreement and all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Collateral to the extent set forth therein to perform all of its duties and obligations (including, without limitation, the making of any payment to Counterparty) to the same extent as if this Assignment had not been executed, (ii) the exercise by Agent of any of its rights hereunder shall not release Assignor from any of its duties or obligations under the Hedge Agreement, or any such contracts, agreements and instruments, and (iii) neither Agent nor any of the Lenders shall have any obligation or liability under the Hedge Agreement or any such contract, agreement or instrument by reason of this Assignment, and Agent shall not be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to Agent hereunder.

(k) Notices of Default. So long as this Assignment shall remain in effect, Assignor shall, immediately upon receipt, forward to Agent duplicate copies of any and all notices of default or other events permitting the acceleration or early termination of the Hedge Agreement, or of any other failure by Assignor to perform any obligation under the Hedge Agreement.

7. Events of Default. An Event of Default shall exist hereunder upon the occurrence and continuance of any of the following:

(a) Assignor shall fail to duly and fully comply with any covenant, condition or agreement in Paragraphs 5(d), 6(a), 6(h) or 6(i) of this Assignment; or

(b) Assignor shall fail to, or Assignor shall fail to cause any other Person to, duly and fully comply with any other covenant, condition or agreement of this Assignment (other than those specified in this Paragraph 7 or any default excluded from any provision of a grace period or cure of defaults contained in any other of the Loan Documents), and such failure is not cured in the applicable time period provided in the Credit Agreement;

(c) The occurrence and continuance of an Event of Default under any of the other Loan Documents;

(d) The occurrence and continuance of an “Event of Default” under the Hedge Agreement or a “Termination Event” under the Hedge Agreement without the prior written consent of the Agent; or

(e) Any amendment to or termination of a financing statement with respect to the Collateral naming Assignor as a debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by, or such filing is caused by, or at the instance of, Assignor or is filed by, or such filing is caused by, or at the instance of, any principal, member, partner, shareholder or officer of Assignor.

8. Remedies.

(a) Upon the occurrence of any Event of Default, Agent may take any action deemed by Agent to be necessary or appropriate to the enforcement of the rights and remedies of Agent under this Assignment and the Loan Documents, including, without limitation, the exercise of its rights and remedies with respect to any or all of the Collateral. The remedies of Agent shall include, without limitation, all rights and remedies specified in the Loan Documents and this Assignment, all remedies of Agent under applicable general or statutory law, and the remedies of a secured party under the UCC and regardless of whether the UCC has been enacted or enacted in that form in any other jurisdiction in which such right or remedy is asserted. In addition to such other remedies as may exist from time to time, whether by way of set off, banker’s lien, consensual security interest or otherwise, upon the occurrence of an Event of Default, Agent is authorized at any time and from time to time, without notice to or demand upon Assignor (any such notice or demand being expressly waived by Assignor) to charge any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Agent to or for the credit of or the account of Assignor against any and all of the Secured Obligations, irrespective of whether or not Agent shall have made any demand for payment and although such Secured Obligations may be unmatured. Any notice required by law, including, but not limited to, notice of the intended disposition of all or any portion of the Collateral, shall be reasonable and properly given if given in the manner prescribed for the giving of notice herein, and, in the case of any notice of disposition, if given at least ten (10) days prior to such disposition. Agent may require Assignor to assemble the Collateral and make it available to Agent at any place to be designated by Agent which is reasonably convenient to both parties. It is expressly understood and agreed that Agent shall be entitled to dispose of the Collateral at any public or private sale or sales, without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is otherwise required under this Assignment) of any kind, all of which are expressly waived, and that Agent shall be entitled to bid and purchase at any such sale. In the event that Agent is the successful bidder at any public or private sale of any note or other document or instrument evidencing Assignor’s right to receive the Collateral, Agent shall be entitled to credit the amount bid by Agent against the obligations evidenced by such note, document or instrument rather than the Secured Obligations. To the extent the Collateral consists of marketable securities, Agent shall not be obligated to sell such securities for the highest price obtainable, but shall sell them at the market price available on the date of sale. Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. Agent may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Assignor. In the event that any consent, approval or authorization of any governmental agency or commission will be necessary to effectuate any such sale or sales, Assignor shall execute all such applications or other instruments as Agent may deem reasonably necessary to obtain such consent, approval or authorization. Agent may notify any account debtor or obligor with respect to the Collateral to make payment directly to Agent, and may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral as Agent may determine whether or not the Secured Obligations or the Collateral are due, and for the purpose of realizing Agent’s rights therein, Agent may receive, open and dispose of mail addressed to Assignor and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf and in the name of Assignor, as its attorney-in-fact. In addition, Assignor hereby irrevocably designates and appoints Agent its true and lawful attorney-in-fact either in the name of Agent or Assignor to (i) sign Assignor’s name on any Collateral, drafts against account debtors, assignments, any proof of claim in any bankruptcy or other insolvency proceeding involving any account debtor, any notice of lien, claim of lien or assignment or satisfaction of lien, or on any financing statement or continuation statement under the UCC; (ii) send verifications of accounts receivable to any account debtor; and (iii) in connection with a transfer of the Collateral as described above, sign in Assignor’s name any documents necessary to transfer title to the Collateral to Agent or any third party. All acts of said attorney-in-fact are hereby ratified and approved, and Agent shall not be liable for any mistake of law or fact made in connection therewith. This power of attorney is coupled with an interest and shall be irrevocable so long as any amounts remain unpaid on any of the Secured Obligations. All remedies of Agent shall be cumulative to the full extent provided by law, all without liability except to account for property actually received, but the Agent shall have no duty to exercise such rights and shall not be responsible for any failure to do so or delay in so doing. Pursuit by Agent of certain judicial or other remedies shall not abate nor bar other remedies with respect to the Secured Obligations or to other portions of the Collateral. Agent may exercise its rights to the Collateral without resorting or regard to other collateral or sources of security or reimbursement for the Secured Obligations.

(b) If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment which Assignor shall fail to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including reasonable attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Assignor within ten (10) days of written demand therefor and shall constitute a part of the Secured Obligations and, if not paid within such ten (10) days of written demand, shall bear interest at the Default Rate until paid.

(c) Whether or not an Event of Default has occurred and whether or not Agent is the absolute owner of the Collateral, Agent may take such action as Agent may deem necessary to protect the Collateral or its security interest therein, Agent being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien which in the reasonable judgment of Agent appears to be prior or superior to its security interest, and in exercising any such powers and authority to pay necessary out-of-pocket expenses, employ counsel and pay reasonable attorney’s fees. Any such advances made or expenses incurred by Agent shall be deemed advanced under this Assignment, shall increase the indebtedness evidenced and secured hereby, shall be payable within ten (10) days of written demand therefor and, if not paid within such ten (10) days of written demand, shall bear interest at the Default Rate until paid.

(d) Notwithstanding anything in this Assignment or any other Loan Document to the contrary, any reference in this Assignment or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right of Assignor or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

9. Duties of Agent. The powers conferred on Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

Agent’s duty with reference to the Collateral shall be solely to use slight care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against prior parties. Agent shall have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any of the payments received by it.

10. Indemnification.

(a) It is specifically understood and agreed that this Assignment shall not operate to place any responsibility or obligation whatsoever upon Agent or the Lenders pursuant to the Hedge Agreement, and that in accepting this Assignment, Agent and the Lenders neither assume nor agree to perform at any time whatsoever any obligation or duty of Assignor relating to the Collateral or under the Hedge Agreement, all of which obligations and duties shall be and remain with and upon Assignor.

(b) Assignor agrees to indemnify, defend and hold the Agent and the Lenders harmless from and against any and all claims, expenses, losses and liabilities growing out of or resulting from this Assignment (including, without limitation, enforcement of this Assignment) or acts taken or omitted to be taken by the Agent or the Lenders hereunder or in connection therewith, except claims, expenses, losses or liabilities resulting from the Agent’s or such Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.

(c) Assignor, within ten (10) days of written demand shall pay to the Agent the amount of any and all reasonable out-of-pocket expenses, including, without limitation, the reasonable fees and disbursements of counsel actually incurred (including those incurred in any appeal), and of any experts and agents, which the Agent may incur in connection with (i) the administration of this Assignment, (ii) the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder, or (iv) the failure by Assignor to perform or observe any of the provisions hereof.

11. Security Interest Absolute. All rights of Agent, and the security interests hereunder, and all of the obligations secured hereby, shall be absolute and unconditional, irrespective of:

(a) Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;

(b) Any change in the time (including the extension of the maturity date of the Note), manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from this Assignment or the Loan Documents;

(c) Any exchange, release or nonperfection of any other collateral for the Secured Obligations, or any release or amendment or waiver of or consent to departure from the Loan Documents with respect to all or any part of the Secured Obligations; or

(d) Any other circumstance (other than payment of the Secured Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor or any third party for the Secured Obligations or any part thereof.

12. Amendments and Waivers. No amendment or waiver of any provision of this Assignment nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by Agent and Assignor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or omission of Agent to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default, or acquiescence therein; and every right, power and remedy given by this Assignment to Agent may be exercised from time to time and as often as may be deemed expedient by Agent. Failure on the part of Agent to complain of any act or failure to act which constitutes an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Agent of Agent’s rights hereunder or impair any rights, powers or remedies consequent on any Event of Default. To the fullest extent permitted by law, Assignor hereby waives to the extent permitted by law all rights which Assignor has or may have under and by virtue of the UCC, and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto, providing any right of Assignor to notice and to a judicial hearing prior to seizure by Agent of any of the Collateral. Assignor hereby waives and renounces for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by law or the Loan Documents) and all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or which may hereafter be provided by the Constitution and laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Secured Obligations.

13. Continuing Security Interest; Release of Collateral. This Assignment shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Secured Obligations and the termination of the obligation of the Lenders to provide further advances under the Credit Agreement, (b) be binding upon Assignor and its permitted successors and assigns, and (c) inure, together with the rights and remedies of Agent hereunder, to the benefit of Agent and the Lenders and their respective successors, transferees and assigns. Upon the indefeasible payment in full in cash of the Secured Obligations and the termination of the obligation of the Lenders to provide further advances under the Credit Agreement and issue Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor. Upon any such termination, Agent will at Assignor’s expense execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.

14. Modifications, Etc. Assignor hereby consents and agrees that Agent may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing the Secured Obligations; substitute for any Collateral so held by it, other collateral of like kind; agree to modification of the terms of the Loan Documents; extend or renew the Loan Documents for any period; grant releases, compromises and indulgences with respect to the Loan Documents for any period or to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor, endorser or any other Person liable with respect to the Secured Obligations; or take or fail to take any action of any type whatsoever; and no such action which Agent shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Secured Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent.

15. [Intentionally omitted].

16. Governing Law; Terms. THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17. Notices. Each notice, demand, election or request provided for or permitted to be given pursuant to this Assignment shall be deemed to have been properly given or served if given to Assignor in the manner provided in the Credit Agreement.

18. No Unwritten Agreements. THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

19. Counterparts. This Assignment and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Assignment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

20. Miscellaneous. Time is of the essence of this Assignment. Title or captions of paragraphs hereof are for convenience only and neither limit nor amplify the provisions hereof. References to a particular paragraph refer to that paragraph of this Assignment unless otherwise indicated. If, for any circumstances whatsoever, fulfillment of any provision of this Assignment shall involve transcending the limit of validity presently prescribed by applicable law, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Assignment, in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Assignment shall remain operative and in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Agent have executed this Assignment under seal on the date first above written.

AGENT:

KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Title:
(SEAL)

[Signatures Continued On Next Page]

ASSIGNOR:

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:
Name:
Title:

EXHIBIT “A”

HEDGE AGREEMENT

L-A-1

EXHIBIT “B”

PROMISSORY NOTE LEGEND

“THIS NOTE HAS BEEN PLEDGED BY MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, A DELAWARE LIMITED PARTNERSHIP (“ASSIGNOR”), TO KEYBANK NATIONAL ASSOCIATION, AS AGENT (“AGENT”) PURSUANT TO AN ASSIGNMENT OF HEDGE AGREEMENT DATED AS OF             , 201   (AS THE SAME MAY BE MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME, THE “ASSIGNMENT”). ALL AMOUNTS PAYABLE TO ASSIGNOR PURSUANT TO THIS NOTE SHALL BE PAID DIRECTLY TO AGENT AS REQUIRED BY THE ASSIGNMENT.”

L-B-1

SCHEDULE 1

DESCRIPTION OF ASSIGNOR

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership. Debtor has been using or operating under said name and identity or corporate structure without change since April 23, 2014.

Names and Tradenames used within last five years: None.

Location of all chief executive offices over last five years: 3102 West End Avenue, Suite 400, Nashville, TN 37203 and 3100 West End Avenue, Suite 1000, Nashville, TN 37203

Organizational Number: 5507269

Federal Tax Identification Number: 47-1208487

L-S-1

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 4200 W. Cypress Street, Suite 490 Tampa, Florida 33607 Attention: Grant Saunders Telephone: (813) 313-5516 Facsimile: (813) 313-5555	$65,000,000.00	17.3333333333%
LIBOR Lending Office: Same as Above
JPMorgan Chase Bank, N.A. 383 Madison Avenue, Floor 24 New York, New York 10179 Attention: Linna Zhang Telephone: (212) 622-2332 Facsimile:	$65,000,000.00	17.3333333333%
LIBOR Lending Office: Same as Above
CitiBank, N.A. 388 Greenwich Street, 6th Floor New York, New York 10013 Attention: Stephanie Liu Telephone: (212) 723-4195 Facsimile: (646) 291-5422	$65,000,000.00	17.3333333333%
LIBOR Lending Office: Same as Above
Fifth Third Bank 424 Church Street, 5th Floor Nashville, Tennessee 37219 Attention: Vera McEvoy Telephone: (615) 687-8028 Facsimile: (615) 687-3067	$40,000,000.00	10.6666666667%
LIBOR Lending Office: Same as Above
Capital One, National Association 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Nathan Brenneman Telephone: (301) 280-0215 Facsimile: (301) 280-0299	$30,000,000.00	8.0000000000%

Schedule 1.1 – Page 1

Name and Address	Commitment	Commitment Percentage
LIBOR Lending Office: Same as Above
Cadence Bank 102 Woodmont Boulevard, Suite 243 Nashville, Tennessee 37205 Attention: Drew Healy Telephone: (615) 345-0209 Facsimile: (205) 488-3320	$25,000,000.00	6.6666666667%
LIBOR Lending Office: Same as Above
Citizens Bank, N.A. 28 State Street Boston, Massachusetts 02109 Attention: Craig Aframe Telephone: (617) 725-5707 Facsimile: (216) 277-7106	$25,000,000.00	6.6666666667%
LIBOR Lending Office: Same as Above
Royal Bank of Canada Global Loans Administration 20 King Street West, 4th Floor Toronto, Ontario, Canada Attention: Manager, Loans Administration Telephone: (212) 428-6343 Facsimile: (212) 428-2372	$20,000,000.00	5.3333333333%
LIBOR Lending Office: Same as Above
Raymond James Bank, N.A. 710 Carillon Parkway St. Petersburg, Florida 33733 Attention: James Armstrong Telephone: (727) 567-7919 Facsimile: (866) 205-1396	$20,000,000.00	5.3333333333%
LIBOR Lending Office: Same as Above

Schedule 1.1 – Page 2

Name and Address	Commitment	Commitment Percentage
Pinnacle Bank 150 Third Avenue S., Suite 800 Nashville, Tennessee 37203 Attention: Allison Jones Telephone: (615) 743-6051 Facsimile: (615) 743-6151	$10,000,000.00	2.6666666667%
LIBOR Lending Office: Same as Above
Renasant Bank 1820 West End Avenue Nashville, Tennessee 37203 Attention: Craig Gardella Telephone: (615) 234-1625 Facsimile: (615) 340-3027	$10,000,000.00	2.6666666667%
LIBOR Lending Office: Same as Above
TOTAL	$375,000,000.00	100	% *

*	Percentages may not add to 100% due to rounding.

Schedule 1.1 – Page 3

SCHEDULE 1.2

INITIAL BORROWING BASE PROPERTIES AND LOANS

Initial Borrowing Base Properties:

Kentfield Rehab & Specialty Hospital

Magnolia Place of Spartanburg

Horizon Specialty Hospital of Henderson

North Brownsville Medical Plaza

Life Generations (Arbor Hills, Castle Manor, Friendship Manor, Heritage Park and Heritage Court)

Mira Vista

Mountain’s Edge Acute Care Hospital

Texas Ten Portfolio

Initial Borrowing Base Loans:

Amarillo Mortgage Loan

Vibra Springfield Mortgage Loan

Schedule 1.2 – Page 1

SCHEDULE 5.3

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor or Borrowing Base Loan proposed to be included as a Borrowing Base Asset, each of the following:

(a) Description of Property. A narrative description and Borrower prepared investment summary of the real estate, the improvements thereon and the tenants, Leases, trademarks, tradenames and software licenses relating to such real estate, including, without limitation, a description of the market and competition, the type of Medical Property or Medical Properties located on such real estate, census/occupancy data, a description of the unit mix, scheduled rents and ancillary fees, building age, fire protection attributes (such as sprinkler systems) and emergency call system of such real estate and a monthly occupancy history for twelve (12) month period immediately preceding the date on which such real estate or related Borrowing Based Loan is to be included as a Borrowing Base Asset, and if the proposed Borrowing Base Asset is a Borrowing Base Loan, a summary of the terms of such Borrowing Base Loan.

(b) Security Documents. (i) Such Security Documents relating to such Equity Interests of such Guarantor or Borrowing Base Loan, including any amendments to or additional Security Documents, in order to grant to the Agent, for the benefit of the Lenders, a first priority perfected lien and security interest in such Equity Interests or Borrowing Base Loan, as applicable, duly executed and delivered by the respective parties thereto (which with respect to a Borrowing Base Property shall include the delivery to Agent of certificates evidencing such Equity Interests together with such transfer powers or assignments as the Agent may reasonably require, and the Agent shall have recorded such UCC financing statements or amendments thereto reflecting such pledge as the Agent may reasonably require, and with respect to a Borrowing Base Loan, shall include the delivery to Agent of the original note duly endorsed in blank and any notice of such assignment as Agent may require be recorded in the applicable public records in the jurisdiction where the real estate securing of such Borrowing Base Loan is located).

(c) Authority Documents. If such Real Estate or Borrowing Base Loan is held by a Subsidiary Guarantor, such organizational and formation documents of such Subsidiary Guarantor as the Agent shall reasonably require.

(d) Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to the Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent, addressed to the Lenders and the Agent covering the enforceability, perfection and priority of such Security Documents and such other matters as the Agent shall reasonably request.

(e) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in the Collateral subject thereto and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

Schedule 5.3 – Page 1

(f) Survey and Taxes. The Survey of such Real Estate and evidence of payment of all taxes, assessments and municipal charges on such Real Estate, which on the date of determination are required to have been paid under §7.8 (and upon the request of Agent, Borrower shall provide each of the foregoing items with respect to the real estate securing a Borrowing Base Loan).

(g) Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/proforma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and copies of all documents listed as exceptions under such policy, and upon the request of Agent with respect to any Borrowing Base Loan, a copy of the mortgagee’s title insurance policy in favor of Borrower or the applicable Subsidiary Guarantor with respect to such Borrowing Base Loan, including all endorsements thereto, and copies of all documents listed in exceptions under such policy.

(h) Mezzanine Endorsement. If required by Agent, an ALTA Form 16-06 Mezzanine Financing endorsement or equivalent to the Title Policy relating to such Eligible Real Estate in form and substance reasonably satisfactory to Agent, together with proof of payment of all premiums for such endorsement

(i) UCC Certification. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Borrowing Base Availability or Equity Interests or Borrowing Base Loan in the Collateral.

(j) Property Manager. A description of the Operator or property manager of such Real Estate or real estate securing a Borrowing Base Loan, together with a true and complete schedule of the real estate assets operated or managed by such Person and, if requested by Agent, such Person’s most recent annual audited and interim financial statements.

(k) Management Agreement; Operating Agreement. A true copy of the Management Agreement and Operating Agreement, if any, relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent and a Subordination of Management Agreement (and upon the request of Agent, Borrower shall provide each of the foregoing items with respect to the real estate securing a Borrowing Base Loan).

(l) Leases. True copies of any Leases relating to such Real Estate requested by Agent together with Lease Summaries for all such Leases if available (it being understood that neither Borrower nor such Subsidiary Guarantor shall be obligated to prepare any Lease Summaries in order for such Real Estate qualifying as a Borrowing Base Asset), and a Rent Roll for such Real Estate certified by the Borrower or such Subsidiary Guarantor as accurate and

Schedule 5.3 – Page 2

complete as of a recent date and indicating census/occupancy data, vacant units, market rents for such units and any residents that are subsidized by any State or federal programs, each of which shall be in form and substance reasonably satisfactory to the Agent (and upon the request of Agent, Borrower shall provide each of the foregoing items with respect to the real estate securing a Borrowing Base Loan).

(m) Lease Form. If requested by the Agent, the form of Lease, if any, to be used by the Borrower or such Subsidiary Guarantor in connection with future leasing of such Borrowing Base Property, which shall be in form and substance reasonably satisfactory to the Agent.

(n) Estoppel Certificates. Estoppel certificates from each Major Tenant, and from other tenants of such Real Estate whose Leases when taken with the Major Tenants cover at least fifty percent (50%) of the Net Rentable Area of such Real Estate, and from other tenants of such Real Estate as required by the Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of such Real Estate in the calculation of Borrowing Base Availability (unless extended in the Agent’s reasonable discretion, but in any case, not to exceed sixty (60) days), each such estoppel certificate to be in form and substance reasonably satisfactory to the Agent.

(o) Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower or such Subsidiary Guarantor and the applicable Operator on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from the Borrower or such Subsidiary Guarantor, its insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(p) Property Condition Report. A property condition report from a firm of professional engineers or architects selected by the Borrower and reasonably acceptable to the Agent satisfactory in form and content to the Agent, dated not more than ninety (90) days prior to the inclusion of such Real Estate in the calculation of Borrowing Base Availability, addressing such matters as the Agent may reasonably require (and upon the request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(q) Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than ninety (90) days prior to the inclusion of such Real Estate in the calculation of Borrowing Base Availability, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Required Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion (and upon the request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

Schedule 5.3 – Page 3

(r) Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may require and approve in its reasonable discretion, including, without limitation, a PZR Zoning report (and upon the request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(s) Certificate of Occupancy. A copy of the certificate(s) of occupancy or the equivalent issued to the Borrower or any Subsidiary Guarantor for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy or the equivalent issued for such parcel of Real Estate and evidence satisfactory to the Agent that any previously issued certificate(s) of occupancy or the equivalent is not required to be reissued to the Borrower or any Subsidiary Guarantor), or a certificate or other reasonable documentation from the appropriate authority reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof (and upon the request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(t) License and Permits. A copy of any permits or any licenses needed to operate any Borrowing Base Assets, including, without limitation, all Primary Licenses and Permits, and upon reasonable request of Agent, information regarding administrative or regulatory audits, reviews, surveys, investigations or similar items (and upon the request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(u) Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the calculation of Borrowing Base Availability (and upon the request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(v) Operating Statements. Operating statements for each Operator covering each of the eight fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, the year to date and the immediately preceding twelve (12) month period, in each case, to the extent available including operating statistics, census, occupancy and survey information (and upon request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(w) Covenant Compliance. A Compliance Certificate and Borrowing Base Certificate demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the inclusion of such parcel as a Borrowing Base Asset.

(x) Environmental Disclosure. Such evidence regarding compliance with §6.19(d) as the Agent may reasonably require.

Schedule 5.3 – Page 4

(y) Tenant Information. Financial information from each tenant (and guarantor of a tenant) of a Borrowing Base Asset as reasonably required by the Agent, including without limitation, information to calculate Adjusted Net Operating Income and determine whether such property is a Newly-Built Property or an EBITDAR Stabilized Property, the covenant set forth in §7.20(a)(v) and, if available, two years of financial statements for any lease guarantor (and upon request of Agent, Borrower shall provide the foregoing to Agent with respect to the real estate securing a Borrowing Base Loan).

(z) Reports. Copies of any other third party reports obtained by Borrower with respect to such Real Estate (or Borrowing Base Loan), including appraisals, feasibility reports and analysis regarding the sustainability of revenues.

(aa) Borrowing Base Loan Documents. If such Borrowing Base Asset is a Borrowing Base Loan, Borrower shall have delivered to Agent a true and correct copy of each the Borrowing Base Loan Documents relating thereto, together with such other information and diligence as Agent may request with respect to such Borrowing Base Loan or the obligors thereunder.

(bb) Guarantor Documents. With respect to Real Estate or Borrowing Base Loan owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(cc) Taxes. The Required Lenders shall not have objected to any transfer tax, deed tax, conveyance tax or similar tax which may be payable as a result of the foreclosure by Agent on behalf of the Lenders of the Equity Interests relating to such Real Estate.

(dd) Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 5.3 – Page 5

SCHEDULE 6.3

TITLE TO PROPERTIES

None.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 – Page 1

SCHEDULE 6.6

TRADEMARKS, TRADENAMES

None.

Schedule 6.6 – Page 1

SCHEDULE 6.7

PENDING LITIGATION

None.

Schedule 6.7 – Page 1

SCHEDULE 6.10

TAX STATUS

None.

Schedule 6.10 – Page 1

SCHEDULE 6.14

CERTAIN TRANSACTIONS

None.

Schedule 6.14 – Page 1

SCHEDULE 6.19

ENVIRONMENTAL MATTERS

None.

Schedule 6.19 – Page 1

SCHEDULE 6.20(a)

SUBSIDIARIES OF REIT

Entity	State and Form of Organization	REIT Ownership Interest
MedEquities OP GP, LLC	Delaware Limited Liability Company	100% Direct
MedEquities Realty Operating Partnership, LP	Delaware Limited Partnership	100% Indirect
MRT of Spartanburg SC SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Las Vegas NV - LTACH, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Las Vegas NV - ACH, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Kentfield CA - LTACH, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Amarillo TX -1st Mortgage IRF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Springfield MA - 1st Mortgage ACH, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Brownsville TX - MOB, LLC	Delaware Limited Liability Company	100% Indirect
MedEquities Realty TRS, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Lakeway TX - ACH, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Fort Worth TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of La Mesa CA - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of National City CA - SNF I, LLC	Delaware Limited Liability Company	100% Indirect
MRT of National City CA - SNF II, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Upland CA - SNF/ALF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of San Diego CA - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of San Antonio TX - SNF I, LLC	Delaware Limited Liability Company	100% Indirect
MRT of San Antonio TX - SNF II, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Graham TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect

Schedule 6.20(a) – Page 1

MRT of Kemp TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Kerens TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Brownwood TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of El Paso TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Kaufman TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Longview TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
MRT of Mt. Pleasant TX - SNF, LLC	Delaware Limited Liability Company	100% Indirect
Lakeway Realty, L.L.C.	Delaware Limited Liability Company	51% Indirect

Schedule 6.20(a) – Page 2

SCHEDULE 6.20(b)

UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

None.

Schedule 6.20(b) – Page 1

SCHEDULE 6.21

LEASES

None.

Schedule 6.21 – Page 1

SCHEDULE 6.22

PROPERTY

There is ongoing renovation by the tenant at the property located at 1125 Sir Francis Drake Boulevard, Kentfield, Marin County, California, which is a Borrowing Base Property. The Facility Lease Agreement dated August 1, 2014 by and between MRT of Kentfield CA – LTACH, LLC, as landlord, and 1125 Sir Francis Drake Boulevard Operating Company LLC, d/b/a Kentfield Rehabilitation and Specialty Hospital, as Tenant, previously delivered to Agent, contains a description of the renovation project.

Schedule 6.22 – Page 1

SCHEDULE 6.24

OTHER DEBT

None.

Schedule 6.24 – Page 1

SCHEDULE 6.33

GROUND LEASES

Ground Lease Termination Rights – None.

Schedule 6.33 – Page 1

§1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	§1.1	Definitions	1
	§1.2	Rules of Interpretation	41
§2.	THE CREDIT FACILITY		42
	§2.1	Revolving Credit Loans	42
	§2.2	[Intentionally Omitted.]	44
	§2.3	Facility Unused Fee	44
	§2.4	Reduction and Termination of the Commitments	44
	§2.5	Swing Loan Commitment	45
	§2.6	Interest on Loans	47
	§2.7	Requests for Revolving Credit Loans	48
	§2.8	Funds for Loans	48
	§2.9	Use of Proceeds	49
	§2.10	Letters of Credit	49
	§2.11	Increase in Total Commitment	52
	§2.12	Extension of Maturity Date	55
	§2.13	Defaulting Lenders	56
§3.	REPAYMENT OF THE LOANS		59
	§3.1	Stated Maturity	59
	§3.2	Mandatory Prepayments	60
	§3.3	Optional Prepayments	60
	§3.4	Partial Prepayments	60
	§3.5	Effect of Prepayments	60
§4.	CERTAIN GENERAL PROVISIONS		61
	§4.1	Conversion Options	61
	§4.2	Fees	61
	§4.3	Funds for Payments	62
	§4.4	Computations	66
	§4.5	Suspension of LIBOR Rate Loans	66
	§4.6	Illegality	67
	§4.7	Additional Interest	67
	§4.8	Additional Costs, Etc.	67
	§4.9	Capital Adequacy	69
	§4.10	Breakage Costs	69
	§4.11	Default Interest; Late Charge	69
	§4.12	Certificate	70
	§4.13	Limitation on Interest	70
	§4.14	Certain Provisions Relating to Increased Costs	70
§5.	COLLATERAL SECURITY; GUARANTORS		71
	§5.1	Collateral	71
	§5.2	Appraisal	71
	§5.3	Addition of Borrowing Base Assets	72
	§5.4	Release of Borrowing Base Assets	73
	§5.5	Additional Guarantors	74
	§5.6	Release of Certain Guarantors	74
	§5.7	Additional Collateral	75
	§5.8	Release of Collateral	75

-i-

§6.	REPRESENTATIONS AND WARRANTIES		76
	§6.1	Corporate Authority, Etc.	76
	§6.2	Governmental Approvals	77
	§6.3	Title to Properties	77
	§6.4	Financial Statements	77
	§6.5	No Material Changes	77
	§6.6	Franchises, Patents, Copyrights, Etc.	78
	§6.7	Litigation	78
	§6.8	No Material Adverse Contracts, Etc.	78
	§6.9	Compliance with Other Instruments, Laws, Etc.	79
	§6.10	Tax Status	79
	§6.11	No Event of Default	79
	§6.12	Investment Company Act	79
	§6.13	Setoff, Etc.	79
	§6.14	Certain Transactions	79
	§6.15	Employee Benefit Plans	80
	§6.16	Disclosure	80
	§6.17	Trade Name; Place of Business	81
	§6.18	Regulations T, U and X	81
	§6.19	Environmental Compliance	81
	§6.20	Subsidiaries; Organizational Structure	83
	§6.21	Leases	83
	§6.22	Property	83
	§6.23	Brokers	85
	§6.24	Other Debt	85
	§6.25	Solvency	85
	§6.26	No Bankruptcy Filing	85
	§6.27	No Fraudulent Intent	85
	§6.28	Transaction in Best Interests of the Borrower and Guarantors; Consideration	85
	§6.29	Contribution Agreement	86
	§6.30	Representations and Warranties of Guarantors	86
	§6.31	OFAC	86
	§6.32	Healthcare Representations	86
	§6.33	Ground Lease	88
§7.	AFFIRMATIVE COVENANTS		89
	§7.1	Punctual Payment	89
	§7.2	Maintenance of Office	89
	§7.3	Records and Accounts	89
	§7.4	Financial Statements, Certificates and Information	89
	§7.5	Notices	92
	§7.6	Existence; Maintenance of Properties	94
	§7.7	Insurance; Condemnation	94
	§7.8	Taxes; Liens	99
	§7.9	Inspection of Properties and Books	100

L-B-1

	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	100
	§7.11	Further Assurances	101
	§7.12	Management	101
	§7.13	Leases of the Property	101
	§7.14	Business Operations	102
	§7.15	Healthcare Laws and Covenants	102
	§7.16	Registered Servicemark	104
	§7.17	Ownership of Real Estate	104
	§7.18	Distributions of Income to the Borrower	104
	§7.19	Plan Assets	105
	§7.20	Borrowing Base Assets	105
	§7.21	Operators’ Agreements	107
	§7.22	IPO Event	108
	§7.23	Assignment of Interest Rate Protection	108
	§7.24	Sanctions Laws and Regulations	108
§8.	NEGATIVE COVENANTS		109
	§8.1	Restrictions on Indebtedness	109
	§8.2	Restrictions on Liens, Etc.	110
	§8.3	Restrictions on Investments	112
	§8.4	Merger, Consolidation	113
	§8.5	Sale and Leaseback	114
	§8.6	Compliance with Environmental Laws	114
	§8.7	Distributions	115
	§8.8	Asset Sales	117
	§8.9	Restriction on Prepayment of Indebtedness	117
	§8.10	Zoning and Contract Changes and Compliance	117
	§8.11	Derivatives Contracts	117
	§8.12	Transactions with Affiliates	117
	§8.13	Equity Pledges	118
	§8.14	Management Fees	118
	§8.15	Future Funding Obligation	118
§9.	FINANCIAL COVENANTS		118
	§9.1	Borrowing Base Availability	118
	§9.2	Consolidated Total Indebtedness to Gross Asset Value	118
	§9.3	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	118
	§9.4	Minimum Consolidated Tangible Net Worth	119
	§9.5	Liquidity	119
	§9.6	Aggregate Occupancy Rate	119
	§9.7	Remaining Lease Term	119
	§9.8	Minimum Actual Debt Service Coverage Ratio	119
	§9.9	Minimum Property Requirement	119
	§9.10	Concentration Limits	119
	§9.11	Debt Yield	120
§10.	CLOSING CONDITIONS		120
	§10.1	Loan Documents	120
	§10.2	Certified Copies of Organizational Documents	120

L-B-1

	§10.3	Resolutions	120
	§10.4	Incumbency Certificate; Authorized Signers	121
	§10.5	Opinion of Counsel	121
	§10.6	Payment of Fees	121
	§10.7	Performance; No Default	121
	§10.8	Representations and Warranties	121
	§10.9	Proceedings and Documents	121
	§10.10	Eligible Real Estate Qualification Documents	121
	§10.11	Compliance Certificate and Borrowing Base Certificate	121
	§10.12	Appraised Values	121
	§10.13	Consents	122
	§10.14	Contribution Agreement	122
	§10.15	Subordination of Management Agreement	122
	§10.16	Good Standing	122
	§10.17	Insurance	122
	§10.18	Other	122
§11.	CONDITIONS TO ALL BORROWINGS		122
	§11.1	Prior Conditions Satisfied	122
	§11.2	Representations True; No Default	122
	§11.3	Borrowing Documents	122
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		123
	§12.1	Events of Default and Acceleration	123
	§12.2	Certain Cure Periods; Limitation of Cure Periods	126
	§12.3	Termination of Commitments	127
	§12.4	Remedies	127
	§12.5	Distribution of Collateral Proceeds	128
	§12.6	Collateral Account	128
§13.	SETOFF		129
§14.	THE AGENT		130
	§14.1	Authorization	130
	§14.2	Employees and Agents	130
	§14.3	No Liability	130
	§14.4	No Representations	131
	§14.5	Payments	131
	§14.6	Holders of Notes	132
	§14.7	Indemnity	132
	§14.8	The Agent as Lender	132
	§14.9	Resignation	132
	§14.10	Duties in the Case of Enforcement	133
	§14.11	Request for Agent Action	134
	§14.12	Bankruptcy	134
	§14.13	Reliance by the Agent	134
	§14.14	Approvals	134
	§14.15	The Borrower Not Beneficiary	135
	§14.16	Reliance on Hedge Provider	135
§15.	EXPENSES		135

L-B-1

§16.	INDEMNIFICATION		136
§17.	SURVIVAL OF COVENANTS, ETC.		137
§18.	ASSIGNMENT AND PARTICIPATION		137
	§18.1	Conditions to Assignment by Lenders	137
	§18.2	Register	138
	§18.3	New Notes	139
	§18.4	Participations	139
	§18.5	Pledge by Lender	140
	§18.6	No Assignment by the Borrower	140
	§18.7	Disclosure	140
	§18.8	Mandatory Assignment	141
	§18.9	Amendments to Loan Documents	141
	§18.10	Titled Agents	141
§19.	NOTICES		142
§20.	RELATIONSHIP		143
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		143
§22.	HEADINGS		144
§23.	COUNTERPARTS		144
§24.	ENTIRE AGREEMENT, ETC.		144
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		145
§26.	DEALINGS WITH THE BORROWER		145
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		145
§28.	SEVERABILITY		146
§29.	TIME OF THE ESSENCE		147
§30.	NO UNWRITTEN AGREEMENTS		147
§31.	REPLACEMENT NOTES		147
§32.	NO THIRD PARTIES BENEFITED		147
§33.	PATRIOT ACT		147
§34.	WAIVER OF CLAIMS		148

L-B-1